Exhibit 2.1

TRANSACTION AGREEMENT

dated as of December 11, 2022

among

AMGEN INC.

PILLARTREE LIMITED

and

HORIZON THERAPEUTICS PLC

-i-

TABLE OF CONTENTS

(continued)

ii

TRANSACTION AGREEMENT

THIS TRANSACTION AGREEMENT (this “Agreement”), dated as of December 11, 2022 is by and among AMGEN INC., a Delaware corporation (“Parent”), PILLARTREE LIMITED, a private limited company incorporated under the laws of Ireland (with registration number: 730855) having its registered office at 6th Floor, 2 Grand Canal Square, Dublin 2, Ireland and a wholly owned Subsidiary of Parent (“Acquirer Sub”), and HORIZON THERAPEUTICS PLC, a public limited company incorporated under the laws of Ireland (with registration number 507678) having its registered office at 70 St. Stephen’s Green, Dublin 2, D02 E2X4, Ireland (the “Company”).

A. Parent has agreed to make a proposal to cause Acquirer Sub to acquire the Company on the terms set out in the Rule 2.7 Announcement;

B. This Agreement sets out certain matters relating to the conduct of the Acquisition that have been agreed by the Parties; and

C. The Parties intend that the Acquisition will be implemented by way of the Scheme, although this may, subject to the consent (where required) of the Irish Takeover Panel, be switched to a Takeover Offer in accordance with the terms set out in this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained in this Agreement, the Parties agree as follows:

SECTION 1. INTERPRETATION

1.1 Definitions.

As used in this Agreement the following words and expressions have the following meanings:

“Acquirer Sub” has the meaning ascribed to it in the Preamble.

“Acquisition” means the proposed offer by Acquirer Sub to acquire the entire issued and to be issued, ordinary share capital of the Company in accordance with the terms of this Agreement, to be effected by means of the Scheme or, should Parent elect, and subject to the terms of this Agreement and the consent of the Irish Takeover Panel (if required), by means of a Takeover Offer, and, where the context admits, any subsequent revision, variation, extension or renewal thereof.

“Acting in Concert” has the meaning given to that term in the Irish Takeover Panel Act.

“Affiliate” means, in relation to any Person, any other Person that, directly or indirectly, controls, is controlled by, or is under common control with, such first person (as used in this definition, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by Contract or otherwise and the terms “controlled” and “controlling” shall have correlative meanings).

“Agreement” has the meaning ascribed to it in the Preamble.

“Alternative Financing” has the meaning ascribed to it in Section 7.6(b).

“Anti-Corruption Laws” means the FCPA; the Anti-Kickback Act of 1986, the UK Bribery Act of 2010, the relevant Laws in Ireland relating to bribery or corruption including the Criminal Justice (Corruption Offences) Act 2018 of Ireland or any applicable Laws of similar effect, and the related regulations and published interpretations thereunder.

“Antitrust Laws” means the Sherman Act of 1890, the Clayton Act of 1914, the Federal Trade Commission Act of 1914, the HSR Act and all other federal, state and foreign applicable Laws in effect from time to time that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.

“Balance Sheet” has the meaning ascribed to it in Section 6.1(f).

“Benefits Continuation Period” has the meaning ascribed to it in Section 7.4(a).

“Burdensome Condition” has the meaning ascribed to it in Section 7.2(c).

“Business Day” means any day, other than a Saturday, Sunday or a day on which banks in Ireland or in New York are authorized or required by applicable Laws to be closed.

“Cap” means an amount equal to one percent of the aggregate value of the total Consideration payable with respect to the Company Shares in connection with the Acquisition (excluding, for clarity, any interest in such share capital of the Company held by Parent or any Concert Parties of Parent) as ascribed by the terms of the Acquisition as set out in the Rule 2.7 Announcement.

“Change of Recommendation Termination” has the meaning ascribed to it in Section 9.1(a)(iii)(B).

“Claim Expenses” has the meaning ascribed to it in Section 7.3(a).

“Clearance Date” means the Business Day next succeeding the date upon which the later occurring of (i) the Irish Takeover Panel confirming that (x) it has no comments on the Proxy Statement and/or the Scheme Document or (y) its comments on the Proxy Statement and/or the Scheme Document have been adequately responded to or resolved and (ii) in respect of the SEC, (x) the SEC review period has expired with no comments or (y) the SEC confirming that its comments on the Proxy Statement have been adequately responded to or resolved.

“Clearances” means all consents, clearances, approvals, permissions, licenses, variances, exemptions, authorizations, acknowledgements, permits, nonactions, Orders and waivers to be obtained from, and all registrations, applications, notices and filings to be made with or provided to, any Governmental Entity in connection with the implementation of the Scheme or the Acquisition.

“Code” means the United States Internal Revenue Code of 1986.

“Company” has the meaning ascribed to it in the Preamble.

“Company Alternative Proposal” means any bona fide proposal or offer (including non-binding proposals or offers) from any Person or Group, other than Parent, its controlled Affiliates or any of its Concert Parties, relating to any (i) direct or indirect acquisition (whether in a single transaction or a series of related transactions) of assets of the Company or any of its Subsidiaries (including equity securities of Subsidiaries) equal to 20% or more of the consolidated assets of the Company, or to which 20% or more of the revenues or earnings of the Company on a consolidated basis are attributable for the most recent fiscal year for which audited financial statements are then available, (ii) direct or indirect acquisition (including by scheme of arrangement or takeover offer) or issuance (whether in a single transaction or a series of related transactions) of 20% or more of any class of equity or voting securities of the Company, (iii) scheme of arrangement, tender offer, takeover offer or exchange offer that, if consummated, would result in a Person or Group beneficially owning 20% or more of any class of equity or voting securities of the Company, or (iv) scheme of arrangement, merger, consolidation, share exchange, business combination, joint venture, reorganization, recapitalization or similar transaction involving the Company or any of its Subsidiaries, under which a Person or Group or, in the case of clause (B) below, the shareholders or equityholders of any Person or Group would, directly or indirectly, (A) acquire assets equal to 20% or more of the consolidated assets of the Company, or to which 20% or more of the revenues or earnings of the Company on a consolidated basis are attributable for the most recent fiscal year for which audited financial statements are then available, or (B) immediately after giving effect to such transactions, beneficially own 20% or more of any class of equity or voting securities of the Company or the surviving or resulting Person (including any parent Person) in such transaction.

“Company Alternative Proposal NDA” has the meaning ascribed to it in Section 5.2(b).

“Company Approval Time” has the meaning ascribed to it in Section 5.2(b).

“Company Board” means the board of directors of the Company.

“Company Breach Termination” has the meaning ascribed to it in Section 9.1(a)(iii)(A).

“Company Capitalization Date” has the meaning ascribed to it in Section 6.1(c)(i).

“Company Change of Recommendation” has the meaning ascribed to it in Section 5.2(a)(iii).

“Company Contracts” means a Contract of any member of the Company Group.

“Company Credit Agreement” means the Credit Agreement, dated as of May 7, 2015, by and among Horizon Therapeutics USA, Inc., a Delaware corporation, the Company, the subsidiary guarantors party thereto, the lenders party thereto from time to time and Citibank, N.A., as Administrative Agent and Collateral Agent (as amended by Amendment No. 1, dated as of October 25, 2016, Amendment No. 2, dated as of March 29, 2017, Amendment No. 3, dated as of October 23, 2017, Amendment No. 4, dated as of October 19, 2018, Amendment No 5., dated as of March 11, 2019, Amendment No. 6, dated as of May 22, 2019, Amendment No. 7, dated as of December 18, 2019, the Incremental Amendment and Lender Joinder Agreement, dated as of August 17, 2020 and Amendment No. 9, dated as of March 15, 2021).

“Company Deferred Shares” means the deferred ordinary shares of the Company, nominal value €1.00 per share.

“Company Disclosure Schedule” has the meaning ascribed to it in Section 6.1.

“Company Employees” means the employees of the Company or any Subsidiary of the Company as of immediately prior to the Effective Time.

“Company Equity Award Holder Proposal” means the proposal of Parent to the Company Equity Award Holders to be made in accordance with this Agreement (including Section 4), Rule 15 of the Irish Takeover Rules and the terms of the Company Share Plans.

“Company Equity Award Holders” means the holders of the Company Equity Awards.

“Company Equity Awards” means the Company Options, the Company RSU Awards and the Company PSU Awards.

“Company ESPP” means the Company’s 2020 Employee Share Purchase Plan.

“Company Group” means the Company and its Subsidiaries.

“Company Intellectual Property” means the Owned Intellectual Property and the Licensed Intellectual Property.

“Company Intervening Event” means any material event, fact, change, effect, development or occurrence arising or occurring after the date of this Agreement and prior to the Company Approval Time that (i) was not known or reasonably foreseeable, or the material consequences of which were not known or reasonably foreseeable, in each case to the Company Board as of or prior to the date of this Agreement, and (ii) does not relate to (a) any Company Alternative Proposal or consequence thereof, (b) Parent or any of its Subsidiaries or (c) any change in the market price or trading volume of the Company Shares or the fact that the Company meets or exceeds any internal or analysts’ expectations or projections of the results of operations of the Company Group (it being understood that the underlying causes of such change or fact shall not be excluded by this clause (c)).

“Company Irrecoverable VAT” has the meaning ascribed to it in Section 9.2(e)(i)(A).

“Company IT Assets” means computers, Software, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines, and all other information technology equipment, and all associated documentation, in each case, used or held for use by a member of the Company Group.

“Company Material Adverse Effect” means any event, change, effect, development or occurrence that, individually or together with any other event, change, effect, development or occurrence, (a) would prevent, materially delay or materially impair the ability of the Company to consummate the Acquisition or (b) has had or would reasonably be expected to have a material adverse effect on the condition (financial or otherwise), business, assets, liabilities or results of operations of the Company Group, taken as a whole; provided that, solely for the purposes of clause (b), no event, change, effect, development or occurrence to the extent resulting from or arising out of any of the following shall be deemed to constitute a Company Material Adverse Effect or shall be taken into account in determining whether there has been, or would reasonably be expected to be, a Company Material Adverse Effect: (i) any decline in the market price or change in trading volume of the Company Shares; (ii) any event, change, effect, development or occurrence directly resulting from the announcement or pendency of the Transactions (other than for purposes of any representation or warranty contained in Section 6.1(u)(ii) and Section 6.1(v) but subject to corresponding disclosures in the Company Disclosure Schedule); (iii) any event, change, effect, development or occurrence in the industries and jurisdictions in which the Company Group operates or in the U.S. or global economy generally or other general business, financial or market conditions in the U.S. or globally, except in each case to the extent that the Company Group, taken as a whole, is adversely affected disproportionately relative to the other participants in such industries or the U.S. or the global economy generally, as applicable, and then only to the extent of such disproportionate impact; (iv) any event, change, effect, development or occurrence arising directly or indirectly from or otherwise relating to fluctuations in the value of any currency, except to the extent that the Company Group, taken as a whole, is adversely affected disproportionately relative to the other participants in such industries or the economy generally, as applicable, and then only to the extent of such disproportionate impact; (v) any event, change, effect, development or occurrence arising directly or indirectly from or otherwise relating to any act of terrorism, war, national or international calamity or any other similar event (other than cyberattacks), except to the extent that such event, circumstance, change or effect disproportionately affects the Company Group, taken as a whole, relative to other participants in the industries in which the Company Group operates or in the U.S or global economy generally, as applicable, and then only to the extent of such disproportionate impact; (vi) any epidemic, pandemic (including COVID-19), disease outbreak or other public health-related event, hurricane, tornado, flood, earthquake, tsunamis, tornadoes, mudslides, fires or other natural disaster or other force majeure event, or the escalation or worsening thereof, except to the extent that the Company Group, taken as a whole, is adversely affected disproportionately relative to other participants in the industries in which the Company Group operates or in the U.S. or global economy generally, as applicable, and then only to the extent of such disproportionate impact; (vii) the failure of any member of the Company Group to meet internal or analysts’ expectations or projections of the results of operations of the Company Group; (viii) any adverse effect arising directly from or otherwise directly relating to any action taken by the Company Group at the written direction of Parent or any action specifically required pursuant to the terms of this Agreement to be taken by the Company (except for any obligation to operate in the ordinary course of business); (ix) any event, change, effect, development or occurrence arising directly or indirectly from or otherwise relating to any change in, or any compliance with, any applicable Laws or GAAP (or interpretations of any applicable Laws or GAAP), except to the extent that the Company Group, taken as a whole, is adversely affected disproportionately relative to the other participants in such industries or the U.S. or global economy generally, as applicable, and then only to the extent of such disproportionate impact; or (x) any FDA or similar (in the U.S. or globally) regulatory, manufacturing, safety or clinical event, change, effect, development or occurrence relating to any Company Product (but excluding the loss of any manufacturing license or the loss of marketing authorization for any Company Product); it being understood that the exceptions in clauses (i) and (vii) shall not prevent or otherwise affect a determination that the underlying cause of any such decline or failure referred to therein (if not otherwise expressly excluded under any of the exceptions provided by clauses (ii) through (vi) or (viii) through (x) hereof) is a Company Material Adverse Effect.

“Company Memorandum and Articles of Association” has the meaning ascribed to it in Section 6.1(a).

“Company Note Offers and Consent Solicitations” has the meaning ascribed to it in Section 7.8(b).

“Company Notes” means the 5.500% Senior Notes of the Company due 2027 issued under the Indenture.

“Company Options” means all options to purchase Company Shares granted pursuant to Company Share Plans.

“Company Product” means all products or product candidates that are being researched, tested, developed, commercialized, manufactured, sold or distributed by any member of the Company Group and all products or product candidates, if any, with respect to which any member of the Company Group has royalty rights.

“Company PSU Awards” means all restricted stock units payable in Company Shares or whose value is determined with reference to the value of Company Shares with performance-based vesting or delivery requirements granted pursuant to the Company Share Plans.

“Company Related Parties” has the meaning ascribed to it in Section 9.2(h)(i).

“Company RSU Awards” means all restricted stock units payable in Company Shares or whose value is determined with reference to the value of Company Shares granted pursuant to the Company Share Plans other than any Company PSU Award.

“Company SEC Documents” has the meaning ascribed to it in Section 6.1(d)(i).

“Company Share Award” means the Company PSU Awards and the Company RSU Awards.

“Company Share Plans” means, collectively, the 2011 Equity Incentive Plan, as amended, the Amended and Restated 2014 Equity Incentive Plan, the 2014 Non-Employee Equity Plan, as amended, the Amended and Restated 2018 Equity Incentive Plan, the 2020 Employee Share Purchase Plan, and the Amended and Restated 2020 Equity Incentive Plan, as amended, including any sub-plans thereto.

“Company Shareholder Approval” means (i) the approval of the Scheme by a majority in number of members of each class of the Company Shareholders (including as may be directed by the Irish High Court pursuant to Section 450(5) of the Irish Companies Act) representing, at the relevant voting record time, at least 75% in value of the Company Shares of that class held by the Company Shareholders who are members of that class and that are present and voting either in person or by proxy, at the Scheme Meeting (or at any adjournment or postponement of such meeting) and (ii) the Required EGM Resolutions being duly passed by the requisite majorities of the Company Shareholders at the EGM (or at any adjournment or postponement of such meeting).

“Company Shareholders” means the registered holders of Company Shares.

“Company Shares” means the ordinary shares of the Company, nominal value US$0.0001 per share.

“Company Superior Proposal” means any bona fide, written Company Alternative Proposal (with all references to “20%” in the definition of the Company Alternative Proposal being deemed to be references to “50%”) on terms that the Company Board determines in good faith, after consultation with its financial advisor and outside legal counsel, (a) is more favorable to the Company Shareholders (in their capacity as such) from a financial point of view than the Acquisition and (b) is reasonably expected to be consummated in accordance with its terms, in the case of each of clauses (a) and (b), taking into account all the financial, legal, regulatory and other terms and conditions of the Company Alternative Proposal that the Company Board considers to be appropriate (including the expected timing of consummation, any governmental or other approval requirements, and availability of necessary financing).

“Company Supplemental Indenture” has the meaning ascribed to it in Section 7.8(b).

“Completion” means the completion of the Acquisition.

“Completion Date” has the meaning ascribed to it in Section 8.1(a).

“Concert Parties” means such Persons as are deemed to be Acting in Concert with Parent pursuant to Rule 3.3 of Part A of the Irish Takeover Rules.

“Conditions” means the conditions to the Scheme and the Acquisition set out in Appendix 3 of the Rule 2.7 Announcement attached hereto, and “Condition” means any one of the Conditions.

“Confidentiality Agreement” means the confidentiality agreement between the Company and Parent dated November 18, 2022.

“Consent Solicitations” has the meaning ascribed to it in Section 7.8(b).

“Consideration” means US$116.50 in cash per each Company Share.

“Continuing Employee” means each Company Employee who is employed by the Company as of immediately prior to the Effective Time and who continues to be employed by Acquirer Sub or Parent (or any Affiliate thereof) following the Effective Time.

“Contract” means any written or oral contract, agreement, lease, license or other legally binding obligation, understanding, instrument, commitment or undertaking of any nature.

“Court Order” means the Order or Orders of the Irish High Court sanctioning the Scheme under Section 453 of the Irish Companies Act.

“COVID-19” means SARS-CoV-2 or COVID-19, and any variants or evolutions thereof or epidemics, pandemics or disease outbreaks thereof.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shutdown, closure, sequester or other Law, order, directive, guideline or recommendation by any Governmental Entity or public health agency in connection with or in response to COVID-19, and all guidelines and requirements, such as social distancing, cleaning, and other similar or related measures of the United States Occupational Safety and Health Administration and the Centers for Disease Control and Prevention or other similar U.S. or non U.S. Governmental Entity in connection with or in response to COVID-19.

“D&O Claim” has the meaning ascribed to it in Section 7.3(a).

“D&O Indemnified Parties” has the meaning ascribed to it in Section 7.3(a).

“D&O Indemnifying Parties” has the meaning ascribed to it in Section 7.3(a).

“Data Security Requirements” means, to the extent governing the Company’s or any member of the Company Group’s Processing of Personal Information, as applicable: (i) Privacy and Security Laws (including as and to the extent applicable, the Health Insurance Portability and Accountability Act of 1996 and the EU General Data Protection Regulation), (ii) externally published policies (including website privacy policies) and other written notices relating to privacy, data transparency or security, and (iii) contractual requirements relating to the privacy or security of Personal Information by which any member of the Company Group is bound.

“Debt Agreement” means that certain Bridge Credit Agreement, to be dated as of December 12, 2022, among Parent, Citibank N.A., as administrative agent, Bank of America, N.A., as syndication agent, and Citibank, N.A. and Bank of America, N.A. as lead arrangers and book runners, and the other banks from time to time party thereto, an executed copy of which has been provided to the Company on the date of this Agreement.

“Debt Offer Documents” has the meaning ascribed to it in Section 7.8(b).

“Effective Date” means the date on which the Scheme becomes effective in accordance with its terms or, if the Acquisition is implemented by way of a Takeover Offer, the date on which the Takeover Offer has become (or has been declared) unconditional in all respects in accordance with the provisions of the Takeover Offer Document and the Irish Takeover Rules.

“Effective Time” means the time on the Effective Date at which the Court Order is delivered to the Registrar of Companies or, if the Acquisition is implemented by way of a Takeover Offer, the time on the Effective Date at which the Takeover Offer becomes (or is declared) unconditional in all respects in accordance with the provisions of the Takeover Offer Document and the Irish Takeover Rules.

“EGM” means the extraordinary general meeting of the Company Shareholders (and any adjournment or postponement thereof) to be convened in connection with the Scheme, expected to be held as soon as the preceding Scheme Meeting shall have been concluded (it being understood that if the Scheme Meeting is adjourned or postponed, the EGM shall be correspondingly adjourned or postponed).

“EGM Resolutions” means, collectively, the following resolutions to be proposed at the EGM: (i) an ordinary resolution to approve the Scheme and to authorize the Company Board to take all such action as it considers necessary or appropriate to implement the Scheme; and (ii) a special resolution amending the Company Memorandum and Articles of Association in accordance with Section 4.3 of this Agreement (the resolutions described in the foregoing clauses (i) and (ii), the “Required EGM Resolutions”); (iii) an ordinary resolution that any motion by the chairperson of the Company Board to adjourn or postpone the EGM, or any adjournments or postponements thereof, to another time and place if necessary or appropriate to solicit additional proxies if there are insufficient votes at the time of the EGM to approve the Scheme or any of the Required EGM Resolutions to be approved; and (iv) any other resolutions as the Company reasonably determines to be (A) required under applicable Laws or (B) otherwise necessary or desirable for the purposes of implementing the Acquisition as have been approved by Parent (such approval not to be unreasonably withheld, conditioned or delayed).

“Employee Agreement” means each employment, equity incentive, severance, separation, or other written individual agreement or contract that provides for any salary, bonus, commissions, incentive compensation or other compensation, equity, or benefits (including, any offer letter) between the Company or any member of the Company Group and any individual service provider, and with respect to which a member of the Company Group could reasonably be expected to have any liability.

“Employee Plan” means any bonus, vacation, deferred compensation, incentive compensation, equity plan, severance pay, termination pay, death and disability benefits, hospitalization, medical, life or other insurance, flexible benefits, supplemental unemployment benefits, profit-sharing, pension or retirement plan, policy, program, contract, agreement or arrangement and each other employee compensation or benefit plan, policy, program, contract, agreement or arrangement sponsored, maintained, contributed to or required to be contributed to by any member of the Company Group or with respect to which any member of the Company Group could reasonably be expected to have any liability, whether written or unwritten, excluding, in all cases, any Employee Agreement.

“End Date” means June 12, 2023; provided, however, that in the event that on the original End Date, one or more of paragraphs 3.1, 3.2 or 3.3 of the Conditions (with respect to paragraph 3.3, only if the failure of such Condition to have been satisfied as of such date is an Order or Law under any Antitrust Law or Foreign Investment Law in connection with or in respect of any matter involving Antitrust Law or Foreign Investment Law) have not been satisfied, and on such date, all of the other Conditions (other than (a) the paragraphs 2.3 and 2.4 of the Conditions or (b) any other Condition that by its nature can only be satisfied on the Sanction Date or, in the alternative to (a)

and (b) where the Acquisition is implemented by Takeover Offer, any other condition that by its nature can only be satisfied by no later than the latest date upon which the Takeover Offer may be declared unconditional in all respects) have been satisfied or waived (or remain capable of being satisfied or waived), then the End Date shall be automatically extended without further action by the Parties until September 12, 2023 (the “First Extended End Date”) (and in the case of such extension, any reference to the End Date in this Agreement shall be a reference to the First Extended End Date); provided, further, that in the event that on the First Extended End Date, one or more of the paragraphs 3.1, 3.2 or 3.3 of the Conditions (with respect to paragraph 3.3, only if the failure of such Condition to have been satisfied as of such date is an Order or Law under any Antitrust Law or Foreign Investment Law in connection with or in respect of any matter involving Antitrust Law or Foreign Investment Law) have not been satisfied, and on such date, all of the other Conditions (other than (a) the Conditions set out in paragraphs 2.3 and 2.4 of the Conditions or (b) any other Condition that by its nature can only be satisfied on the Sanction Date or, in the alternative to (a) and (b) where the Acquisition is implemented by Takeover Offer, any other condition that by its nature can only be satisfied by no later than the latest date upon which the Takeover Offer may be declared unconditional in all respects) have been satisfied or waived (or remain capable of being satisfied or waived), then the First Extended End Date shall be automatically extended without further action by the Parties until December 12, 2023 (the “Second Extended End Date”) (and in the case of such extension, any reference to the End Date in this Agreement shall be a reference to the Second Extended End Date).

“End Date Termination” has the meaning ascribed to it in Section 9.1.

“Environmental Law” means each applicable Law relating to (i) pollution, protection of human health or worker health or the protection, preservation or restoration of the environment (including air, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or (ii) the exposure to, or the use, storage, recycling, treatment, generation, manufacture, distribution, transportation, processing, handling, labeling, production, release, threatened releases, emissions, discharges or disposal of, Hazardous Substances.

“Equitable Exceptions” means (i) applicable bankruptcy, insolvency, examinership, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and (ii) general equitable principles, whether considered in a proceeding at law or equity.

“Equity Award Exchange Ratio” has the meaning ascribed to it in Section 4.1(b)(i).

“Equity Securities” means, with respect to any Person, (i) any shares of capital or capital stock (including any ordinary shares) or other voting securities of, or other ownership interest in, such Person, (ii) any securities of such Person convertible into or exchangeable for cash or shares of capital or capital stock or other voting securities of, or other ownership interests in, such Person or any of its Subsidiaries, (iii) any warrants, calls, options or other rights to acquire from such Person, or other obligations of such Person to issue, any shares of capital or capital stock or other voting securities of, or other ownership interests in, or securities convertible into or exchangeable for shares of capital or capital stock or other voting securities of, or other ownership interests in, such Person or any of its Subsidiaries, or (iv) any restricted shares, stock appreciation rights, restricted units, performance units, contingent value rights, “phantom” stock or similar securities or rights issued by or with the approval of such Person that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any shares of capital or capital stock or other voting securities of, other ownership interests in, or any business, products or assets of, such Person or any of its Subsidiaries.

“ERISA” means the United States Employee Retirement Income Security Act of 1974.

“Exchange Act” means the United States Securities Exchange Act of 1934.

“FCPA” means the United States Foreign Corrupt Practices Act of 1977.

“FDA” means the United States Food and Drug Administration.

“FDCA” means the United States Food, Drug and Cosmetic Act of 1938.

“Filing” means any registration, petition, statement, application, schedule, form, declaration, notice, notification, report, submission or other filing.

“Financing” means the debt financing provided by the Debt Agreement and any other third party debt financing that is necessary, or that is otherwise incurred or intended to be incurred by Parent or any of the Subsidiaries of Parent, to refinance or refund any existing Indebtedness for borrowed money of the Company, Parent or any of their respective Subsidiaries in each case in connection with the Transactions, or to fund the Consideration payable by Acquirer Sub in the Scheme or (as the case may be) the Takeover Offer, including the offering or private placement of debt securities or the incurrence of credit facilities.

“Financing Amounts” has the meaning ascribed to it in Section 6.2(g)(i).

“Financing Information” has the meaning ascribed to it in Section 7.8(a)(ii).

“Financing Sources” means (i) the Persons that have committed to provide or arrange or otherwise entered into agreements in connection with the Financing, including the parties to any joinder agreements, engagement letters, indentures or credit agreements entered into pursuant thereto or relating thereto, but excluding in each case, for clarity, the Parties and their Subsidiaries, (ii) the Affiliates of the Persons set forth in clause (i) above and (iii) the Representatives and the respective successors and assigns of the Persons set forth in clauses (i) and (ii) above.

“Foreign Investment Laws” means all applicable Laws (other than Antitrust Laws) in effect from time to time that are designed or intended to prohibit, restrict or regulate actions by foreigners to acquire interests in or control over domestic equities, securities, entities, assets, land or other holdings for reasons of national security or other public policy.

“GAAP” means U.S. generally accepted accounting principles.

“GMP Regulations” means the applicable Laws and guidances for current Good Manufacturing Practices promulgated by the FDA under the FDCA or PHS Act, applicable EU or EU Member State Law, or under the European Union guidelines to Good Manufacturing Practice for medicinal products and any other applicable Governmental Entity in each jurisdiction where any member of the Company Group or a Third Party acting on its behalf is undertaking a clinical trial or any manufacturing activities as of or prior to the Completion.

“Government Official” means (i) any official, officer, employee, or representative of, or any Person acting in an official capacity for or on behalf of, any Governmental Entity, (ii) any political party, party official or candidate for political office or (iii) any company, business, enterprise or other entity owned or controlled by any Person described in the foregoing clause (i) or (ii) of this definition.

“Governmental Authorization” means any: (a) permit, license, certificate, franchise, permission, variance, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Entity or pursuant to any Law; or (b) right under any Contract with any Governmental Entity.

“Governmental Entity” means any United States, Irish or other foreign or supranational, federal, state or local governmental commission, board, body, division, ministry, political subdivision, bureau or other regulatory authority or agency, including courts and other judicial bodies, or any competition, antitrust, foreign investment or supervisory body, central bank, public international organization or other governmental, trade or regulatory agency or body, securities exchange or any self-regulatory body or authority, including any instrumentality or entity designed to act for or on behalf of the foregoing, in each case, in any jurisdiction, including, the Irish Takeover Panel, the Irish High Court and the SEC.

“Group” means a “group” as defined in Section 13(d) of the Exchange Act.

“Hazardous Substance” means any substance, material or waste that is listed, defined, designated or classified as hazardous, toxic, radioactive, dangerous or a “pollutant” or “contaminant” or words of similar meaning under any Environmental Law or that is otherwise regulated by any Governmental Entity with jurisdiction over the environment or natural resources, including petroleum or any derivative, byproduct or waste thereof, radon, radioactive material, asbestos or asbestos-containing material, urea formaldehyde, foam insulation or polychlorinated biphenyls.

“Healthcare Laws” means all Laws relating to the research, development, testing, approval, manufacturing, production, holding, preparation, propagation, compounding, conversion, pricing, marketing, promotion, sale, distribution, import, export, coverage, or reimbursement of Company Products including: Title XVIII of the Social Security Act, 42 U.S.C. §§ 1395-1395lll (the Medicare statute); Title XIX of the Social Security Act, 42 U.S.C. §§ 1396-1396w-5 (the Medicaid statute); the Federal Health Care Program Anti-Kickback Statute, 42 U.S.C. § 1320a-7b(b); the False Claims Act, 31 U.S.C. §§ 3729-3733; the Program Fraud Civil Remedies Act, 31 U.S.C. §§ 3801-3812; the Anti-Kickback Act of 1986, 41 U.S.C. §§ 51-58; the Civil Monetary Penalties Law, 42 U.S.C. §§ 1320a-7a and 1320a-7b; the Exclusion Laws, 42 U.S.C. § 1320a 7; the Health Insurance Portability and Accountability Act of 1996, as amended by the Health Information Technology for Economic and Clinical Health Act (Title XIII of the American Recovery and Reinvestment Act of 2009); the FDCA; the Public Health Service Act; Directive 2001/83/EC on the Community code relating to medicinal products for human use; Regulation 726/2004 laying down Community procedures for the authorization and supervision of medicinal products for human and veterinary use and establishing a European Medicines Agency; any similar international, federal, state and local Laws that address the subject matter of the foregoing; and the Patient Protection and Affordable Care Act of 2010.

“Historical Financial Statements” has the meaning ascribed to it in Section 7.8(a)(i).

“HSR Act” means the United States Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“In-bound License” has the meaning ascribed to it in Section 6.1(h)(iv).

“Indebtedness” means, with respect to any Person, without duplication, all outstanding obligations of such Person (a) for borrowed money, (b) as evidenced by bonds, debentures, notes or similar instruments, (c) pursuant to securitization or factoring programs or arrangements, for net cash payment obligations of such Person under swaps, options, forward sales contracts, derivatives and other hedging Contracts, financial instruments or arrangements that will be payable upon termination thereof (assuming termination on the date of determination), (d) for letters of credit, bank guarantees, performance bonds and other similar Contracts or arrangements entered into by or on behalf of such Person, to the extent drawn, or (e) pursuant to guarantees and arrangements having the economic effect of a guarantee of any obligation or undertaking of any other Person contemplated by the foregoing clauses (a) through (d) of this definition, in each case including all interest, premiums, prepayment fees, penalties, commitment or other fees, reimbursements, expenses and other payments due with respect thereto.

“Indenture” means that certain Indenture, dated July 16, 2019, between Horizon Therapeutics USA, Inc. and U.S. Bank National Association, as supplemented by the First Supplemental Indenture, dated November 19, 2019, the Second Supplemental Indenture dated April 23, 2020, and the Third Supplemental Indenture dated March 15, 2021.

“Insurance Policies” has the meaning ascribed to it in Section 6.1(s).

“Intellectual Property” means any and all rights in or associated with any of the following, whether or not registered, arising in the United States or any other jurisdiction throughout the world: (i) trademarks, service marks, trade names, trade dress, logos, symbols, brand names, slogans, Internet domain names, Internet account names (including social networking and media names) and other indicia of origin, together with all common law rights and goodwill associated therewith or symbolized thereby, and all registrations and applications relating to the foregoing; (ii) patents and pending patent applications, and all divisions, continuations, continuations-in-part, reissues and reexaminations, and any extensions thereof; (iii) works of authorship (whether or not copyrightable), registered and unregistered copyrights (including those in Software), all registrations and applications to register the same, and all renewals, extensions, reversions and restorations thereof, including moral rights of authors and common law rights thereto, and technical database rights; (iv) trade secrets, rights in technology, confidential or proprietary information and other know-how, including inventions (whether or not patentable or reduced to practice), concepts, methods, processes, protocols, assays, formulations, formulae, technical, research, clinical and other technical data, technical databases, designs, specifications, schematics, drawings, algorithms, models and methodologies; (v) rights in Software; and (vi) other similar types of proprietary or industrial rights or other intellectual property.

“Ireland” or “Republic of Ireland” means Ireland, excluding Northern Ireland, and the word “Irish” shall be construed accordingly.

“Irish Companies Act” means the Companies Act 2014 of Ireland, all enactments which are to be read as one with, or construed or read together as one with, the Companies Act 2014 and every statutory modification and re-enactment thereof for the time being in force.

“Irish High Court” means the High Court of Ireland.

“Irish Takeover Panel Act” means the Irish Takeover Panel Act 1997.

“Irish Takeover Rules” means the Irish Takeover Panel Act 1997, Irish Takeover Rules, 2022.

“Irrecoverable VAT” means in relation to any Person, any amount in respect of VAT which that Person (or a member of the same VAT Group as that Person) has incurred and in respect of which neither that Person nor any other member of the same VAT Group as that Person is entitled to a refund (by way of credit or repayment) from any relevant Tax Authority pursuant to and determined in accordance with applicable VAT Laws.

“knowledge” means in relation to the Company, the actual knowledge, after reasonable inquiry of their direct reports, of the Persons listed in Section 1.1(a) of the Company Disclosure Schedule. With respect to matters involving Intellectual Property, reasonable inquiry does not require that the Persons listed in Section 1.1(a) of the Company Disclosure Schedule to conduct or have conducted or obtain or have obtained any freedom-to-operate opinions or similar opinions of counsel or any Intellectual Property clearance searches, and no knowledge of any Intellectual Property of any other Person that would have been revealed by such inquiries, opinions or searches will be imputed to such Persons.

“Law” means any federal, state, local, foreign or supranational law, statute, ordinance, rule, regulation, judgment, order, injunction, decree, executive order or agency requirement of any Governmental Entity.

“Lease” has the meaning ascribed to it in Section 6.1(g).

“Leased Real Property” has the meaning ascribed to it in Section 6.1(g).

“Legal Proceeding” means any action, suit, charge, complaint, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding) or hearing commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Entity or any arbitrator or arbitration panel that have the applicable jurisdiction.

“Licensed Intellectual Property” means any and all Intellectual Property owned by a Third Party and licensed (including sublicensed or granted a covenant not to sue) to any member of the Company Group.

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such property or asset.

“Marketing Material” has the meaning ascribed to it in Section 7.8(a)(i).

“Material Contract” has the meaning ascribed to it in Section 6.1(j).

“Maximum Premium” has the meaning ascribed to it in Section 7.3(b).

“Nasdaq” means the Nasdaq Global Select Market, or any successor stock market or exchange operated by Nasdaq, Inc., or any successor thereto.

“New Plans” has the meaning ascribed to it in Section 7.4(c).

“Non Approval Termination” has the meaning ascribed to it in Section 9.1(a)(i)(A).

“Northern Ireland” means the counties of Antrim, Armagh, Derry, Down, Fermanagh and Tyrone on the island of Ireland.

“Offering Document” has the meaning ascribed to it in Section 7.8.

“Offers to Exchange” has the meaning ascribed to it in Section 7.8(b).

“Offers to Purchase” has the meaning ascribed to it in Section 7.8(b).

“Old Plans” has the meaning ascribed to it in Section 7.4(c).

“Option Consideration” has the meaning ascribed to it in Section 4.1(a).

“Order” means any order, writ, decree, judgment, award, injunction, ruling, settlement or stipulation issued, promulgated, made, rendered or entered into by or with any Governmental Entity or arbitrator (in each case, whether temporary, preliminary or permanent).

“Organizational Documents” means articles of association, articles of incorporation, certificate of incorporation, constitution, by-laws, limited liability company agreement, operating agreement or other equivalent organizational document, as appropriate.

“Out-bound License” has the meaning ascribed to it in Section 6.1(h)(iv).

“Owned Intellectual Property” means any and all Intellectual Property owned or purported to be owned by any member of the Company Group.

“Owned Real Property” has the meaning ascribed to it in Section 6.1(g).

“Parent” has the meaning ascribed to it in the Preamble.

“Parent Breach Termination” has the meaning ascribed to it in Section 9.1(a).

“Parent Common Stock” has the meaning ascribed to it in Section 4.1(b)(i).

“Parent Financing Information” has the meaning ascribed to it in Section 3.4(b)(i).

“Parent Group” means Parent and its Subsidiaries.

“Parent Material Adverse Effect” means any effect, change, event or occurrence that would, individually or in the aggregate, prevent, materially delay or materially impair the ability of Parent or Acquirer Sub to consummate the Transactions.

“Parent Parties” means Parent and Acquirer Sub and “Parent Party” means either Parent or Acquirer Sub (as the context requires).

“Parent Payment Events” has the meaning ascribed to it in Section 9.2(b).

“Parent Related Parties” has the meaning ascribed to it in Section 9.2(h)(i).

“Parent RSU” has the meaning ascribed to it in Section 4.1(b)(i).

“Parties” means the Company and the Parent Parties and “Party” means either the Company, on the one hand, or Parent or the Parent Parties (whether individually or collectively), on the other hand (as the context requires).

“Permitted Liens” means (i) any Lien for Taxes (A) not yet due and payable or (B) which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves have been established in accordance with GAAP, (ii) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar Liens, (iii) pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation, (iv) gaps in the chain of title that are required to be recorded, evident from the records of the applicable Governmental Entity maintaining such records, easements, rights-of-way, covenants, restrictions and other encumbrances of record as of the date of this Agreement that do not materially detract from the value or the use of the property subject thereto, (v) statutory landlords’ liens and liens granted to landlords under any lease, (vi) any purchase money security interests, equipment leases or similar financing arrangements, (vii) any Liens which are reflected on the Balance Sheet, or the notes thereto, or incurred in connection with the Company Credit Agreement, (viii) any non-exclusive licenses in the ordinary course of business, or (ix) any Liens that are not material to the Company and its Subsidiaries, taken as a whole.

“Person” means any individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality of such government or political subdivision.

“Personal Information” means any information Processed by or on behalf of any of the Company Group that constitutes “personal information,” “personal data,” “personally identifiable information,” “protected health information,” or other analogous term as defined under applicable Privacy and Security Laws.

“Privacy and Security Laws” means applicable Laws that govern the Processing, privacy or security of Personal Information.

“Process” or “Processing” means, with respect Personal Information, the use, collection, receipt, processing, aggregation, storage, recording, retention, organization, adaption, alteration, transfer (including cross-border transfer), retrieval, consultation, disclosure, dissemination, erasure, destruction, anonymization or combination of such Personal Information.

“Proxy Statement” has the meaning ascribed to it in Section 3.1(a).

“PSU Consideration” has the meaning ascribed to it in Section 4.1(b)(ii).

“Redemption” has the meaning ascribed to it in Section 7.9(b).

“Registered IP” means all Intellectual Property that are registered or issued under the authority of any Governmental Entity or Internet domain name registrar, including all issued patents, registered copyrights, registered mask works, and registered trademarks, service marks and trade dress, registered domain names, and all pending applications for patents, trademarks and service marks.

“Registrar of Companies” means the Registrar of Companies in Dublin, Ireland.

“Regulatory Agency” means any Governmental Entity that is concerned with the quality, identity, strength, purity, safety, efficacy, testing, manufacturing, labeling, storage, distribution, marketing, sale, pricing, import or export of any of the Company Products.

“Regulatory Information Service” means a regulatory information service as defined in the Irish Takeover Rules.

“Regulatory Permits” means authorization (i) under the FDCA or the Public Health Service Act and (ii) of any applicable Regulatory Agency, in each case, as necessary for the lawful operation of the business of the Company or any of its Subsidiaries.

“Reimbursement Amount” means an amount equal to the documented, specific, quantifiable Third Party costs and expenses incurred, directly or indirectly, by Parent or its Subsidiaries, or on their behalf, for the purposes of, in preparation for, or in connection with the Acquisition, including Third Party costs and expenses incurred in connection with exploratory work carried out in contemplation of and in connection with the Acquisition, legal, financial and commercial due diligence, the arrangement of financing and the engagement of Third Party Representatives to assist in the process.

“Reimbursement Payment” has the meaning ascribed to it in Section 9.2(a).

“Remedy Actions” has the meaning ascribed to it in Section 7.2(c).

“Representatives” means, in relation to any Person, the directors, officers, employees, agents, investment bankers, financial advisors, legal advisors, accountants, brokers, finders, consultants or other representatives of such Person.

“Required Non-U.S. Jurisdiction” has the meaning ascribed to it in Section 7.2(d).

“Resolutions” means the EGM Resolutions or the Scheme Meeting Resolution, as the context requires, which will be set out in the Scheme Document.

“Restraining Order Termination” has the meaning ascribed to it in Section 9.1(a).

“Reverse Termination Payment” has the meaning ascribed to it in Section 9.2(a).

“RSU Cash Consideration” has the meaning ascribed to it in Section 4.1(b)(i).

“Rule 2.7 Announcement” means the announcement to be made by the Parties pursuant to Rule 2.7 of the Irish Takeover Rules for the purposes of the Acquisition, in the form agreed to by or on behalf of the Parties.

“Sanction Date” has the meaning ascribed to it in Appendix 3 of the Rule 2.7 Announcement.

“Scheme” means the proposed scheme of arrangement under Chapter 1 of Part 9 of the Irish Companies Act to effect the Acquisition pursuant to this Agreement, on such terms and in such form as is consistent with the terms agreed to by the Parties as set out in the Rule 2.7 Announcement, including any revision thereof as may be agreed between the Parties in writing, and, if required, by the Irish High Court.

“Scheme Barrister” has the meaning ascribed to it in Section 3.1(b).

“Scheme Document” means a document (or relevant sections of the Proxy Statement) (including any amendments or supplements thereto) to be distributed to the Company Shareholders and, for information only, to the Company Equity Award Holders containing (i) the Scheme, (ii) the notice or notices of the Scheme Meeting and EGM, (iii) an explanatory statement as required by Section 452 of the Irish Companies Act with respect to the Scheme, (iv) such other information as may be required or necessary pursuant to the Irish Companies Act, the Exchange Act or the Irish Takeover Rules and (v) such other information as the Company and Parent shall agree.

“Scheme Meeting” means the meeting or meetings of the Company Shareholders or, if applicable, the meeting or meetings of any class or classes of Company Shareholders (and, in each case, any adjournment or postponement thereof) convened by order of the Irish High Court pursuant to Section 450 of the Irish Companies Act to consider and, if thought fit, approve the Scheme (with or without amendment).

“Scheme Meeting Resolution” means the resolution to be proposed at the Scheme Meeting for the purposes of approving and implementing the Scheme.

“Scheme Recommendation” means the unanimous recommendation of the Company Board that Company Shareholders vote in favor of the Resolutions (or, subject to this Agreement, if Acquirer Sub effects the Acquisition as a Takeover Offer, the unanimous recommendation of the Company Board that Company Shareholders accept the Takeover Offer).

“Scheme Record Time” means time specified as the scheme record time in the Scheme.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the United States Securities Act of 1933.

“Security Incident” means any breach of security, phishing incident, ransomware, malware attack or any other incident involving the unauthorized or unlawful Processing of Personal Information that would require notification to any Person under Data Security Requirements.

“Severance Arrangements” has the meaning ascribed to it in Section 7.4(b).

“Significant Subsidiary” means a significant subsidiary as defined in Rule l-02(w) of Regulation S-X of the Securities Act.

“Software” means all (i) computer programs and other software including any and all software implementations of algorithms, models, methodologies, assemblers, applets, compilers, development tools, design tools and user interfaces, whether in source code or object code form, (ii) technical databases and compilations, including all technical data and collections of technical data, whether machine readable or otherwise, (iii) updates, upgrades, modifications, improvements, enhancements, derivative works, new versions, new releases and corrections to or based on any of the foregoing, and (iv) all documentation, including development, diagnostic, support, user and training documentation, related to the foregoing.

“Specified Termination” has the meaning ascribed to it in Section 9.2(c).

“Standard Contracts” has the meaning ascribed to it in Section 6.1(h)(iv).

“Subsidiary” means, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are directly or indirectly owned by such Person. For purposes of this Agreement, a Subsidiary shall be considered a “wholly owned Subsidiary” of a Person if such Person directly or indirectly owns all of the securities or other ownership interests (excluding any securities or other ownership interests held by an individual director or officer required to hold such securities or other ownership interests pursuant to applicable Laws) of such Subsidiary.

“Superior Proposal Termination” has the meaning ascribed to it in Section 9.1(a)(ii)(B).

“Takeover Offer” means an offer in accordance with Section 3.6 for the entire issued share capital of the Company (other than any Company Shares beneficially owned by Parent or Acquirer Sub and any Company Shares held by any member of the Company Group) including any amendment or revision thereto pursuant to this Agreement, the full terms of which would be set out in the Takeover Offer Document or (as the case may be) any revised offer documents.

“Takeover Offer Document” means, if, following the date of this Agreement, Parent elects to implement the Acquisition by way of the Takeover Offer in accordance with Section 3.6, the document to be sent to the Company Shareholders and others jointly by Parent and Acquirer Sub containing, among other things, the Takeover Offer, the Conditions (except as Parent determines pursuant to and in accordance with Section 3.6 not to be appropriate in the case of a Takeover Offer) and certain information about Parent, Acquirer Sub and the Company and, where the context so requires, includes any form of acceptance, election, notice or other document reasonably required in connection with the Takeover Offer.

“Tax” or “Taxes” means any and all taxes imposed by or payable to any federal, state, provincial, local or non-U.S. Tax Authority, and includes all U.S. federal, state, local and non-U.S. gross or net income, gain, profits, windfall profits, franchise, gross receipts, estimated, capital, documentary, transfer, ad valorem, premium, customs duty, capital stock, severances, stamp, payroll, sales, employment, unemployment compensation, social security, disability, use, property, withholding or backup withholding, excise, production, value added and occupancy taxes, together with all interest, penalties and additions imposed with respect thereto.

“Tax Authority” means any Governmental Entity responsible for the assessment, collection or enforcement of laws relating to Taxes (including the United States Internal Revenue Service and the Irish Revenue Commissioners and any similar state, local, or non-U.S. revenue agency).

“Tax Return” means all returns and reports (including elections, declarations, disclosures, schedules, estimates, claims for refunds and information returns) filed or required to be filed with a Tax Authority relating to Taxes, including all attachments thereto and any amendments or supplements thereof.

“Third Party” means any Person or Group, other than the Company or any of its Affiliates, in the case of Parent and Acquirer Sub, or other than Parent or any of its Affiliates, in the case of the Company, and the Representatives of such Persons, in each case, acting in such capacity.

“Transaction Litigation” has the meaning ascribed to it in Section 7.10.

“Transactions” means the transactions contemplated by this Agreement, including the Acquisition.

“U.S.” or “United States” means the United States, its territories and possessions, any State of the United States and the District of Columbia, and all other areas subject to its jurisdiction.

“VAT” means any tax imposed by any member state of the European Union in conformity with the directive of the Council of the European Union on the common system of value added tax (2006/112/EC) and any tax similar to or replacing the same.

“VAT Group” means a group as defined in Section 15 of the Value Added Tax Consolidation Act 2010 and any similar VAT grouping arrangement in any other jurisdiction.

“Willful Breach” means a material breach of this Agreement that is the consequence of an act or omission by a Party with the actual knowledge that the taking of such act or such omission to take action would be a material breach of this Agreement.

1.2 Construction.

(a) The following rules of interpretation shall apply to this Agreement: (i) the words “hereof,” “hereby,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement; (ii) the table of contents and captions in this Agreement are included for convenience of reference only and shall be ignored in the construction or interpretation hereof; (iii) references to Sections are to Sections of this Agreement unless otherwise specified; (iv) all schedules annexed to this Agreement or referred to in this Agreement, including the Company Disclosure Schedule, are incorporated in and made a part of this Agreement as if set out in full in this Agreement; (v) any capitalized term used in any schedule annexed to this Agreement, including the Company Disclosure Schedule, but not otherwise defined therein shall have the meaning set out in this Agreement; (vi) any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular, and references to any gender shall include all genders; (vii) whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import; (viii) “writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form; (ix) references to any applicable Law shall be deemed to refer to such applicable Law as amended from time to time and to any rules or regulations promulgated thereunder; (x) references to any Contract are to that Contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof; (xi) references to any Person include the successors and permitted assigns of that Person; (xii) references “from” or “through” any date mean, unless otherwise specified, “from and including” or “through and including,” respectively; (xiii) references to “dollars” and “$” means U.S. dollars; (xiv) the term “made available” and words of similar import mean that the relevant documents, instruments or materials were (A) with respect to Parent, posted and made available to Parent on the Company due diligence data site (or in any “clean room” or as otherwise provided on an “outside counsel only” basis) at least one day prior to the date of this Agreement; or (B) filed or furnished to the SEC at least one Business Day prior to the date of this Agreement and not subject to any redactions or omissions; (xv) the word “extent” in the phrase “to the extent” means the degree to which a subject or other theory extends and such phrase shall not mean “if”; (xvi) any reference to an Irish legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official or any legal concept or thing shall, in respect of any jurisdiction other than Ireland, be deemed to include a reference to what most nearly approximates in that jurisdiction to the Irish legal term, (xvii) references to times are to New York City times unless otherwise specified; (xviii) unless otherwise indicated, the word “or” shall not be exclusive (i.e., “or” shall be deemed to mean “and/or”); and (xix) the Parties have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

SECTION 2. RULE 2.7 ANNOUNCEMENT AND SCHEME DOCUMENT

2.1 Rule 2.7 Announcement.

(a) Each Party confirms that its respective board of directors (or a duly authorized committee thereof) has approved the contents and release of the Rule 2.7 Announcement.

(b) Following the execution of this Agreement, the Company and Parent shall jointly, in accordance with, and for the purposes of, the Irish Takeover Rules, procure the release of the Rule 2.7 Announcement to a Regulatory Information Service by no later than 11:59 a.m., New York City time, on December 12, 2022, or such later time as may be agreed between the Parties in writing.

(c) The obligations of the Parties under this Agreement, other than the obligations under Section 2.1(a), shall be conditional on the release of the Rule 2.7 Announcement to a Regulatory Information Service.

(d) The Company confirms that, as of the date of this Agreement, the Company Board unanimously considers that the terms of the Scheme as contemplated by this Agreement are fair and reasonable and that the Company Board has unanimously resolved to recommend to the Company Shareholders that they vote in favor of the Resolutions. The recommendation of the Company Board that the Company Shareholders vote in favor of the Resolutions, and the related opinion of the financial advisors to the Company Board, are set out in the Rule 2.7 Announcement and, subject to Section 5.2, shall be incorporated in the Scheme Document and to the extent required by the Irish Takeover Rules, any other document sent to the Company Shareholders in connection with the Acquisition.

(e) The Conditions are hereby incorporated in and shall constitute a part of this Agreement.

2.2 The Scheme. Subject to Section 3.6:

(a) the Company agrees that, unless this Agreement has been terminated in accordance with Section 9, it will propose the Scheme to the Company Shareholders in the manner set out in Section 3 and, subject to the satisfaction or, in the sole discretion of the applicable Party, waiver (where permissible under the provisions of the Rule 2.7 Announcement or the Scheme Document) of the Conditions (with the exception of paragraphs 2.3 and 2.4 of the Conditions and any other Conditions that by their nature are to be satisfied on the Sanction Date, but subject to the satisfaction or waiver (where permissible under the provisions of the Rule 2.7 Announcement or the Scheme Document) of such Conditions), will, in the manner set out in Section 3, apply to the Irish High Court for the sanction of the Scheme so as to facilitate the implementation of the Acquisition;

(b) each of Parent and Acquirer Sub agrees that it will participate in the Scheme and agrees to be bound by its terms, as proposed by the Company to the Company Shareholders, and that it shall, subject to the satisfaction or, in the sole discretion of the applicable Party, waiver (where permissible under the provisions of the Rule 2.7 Announcement or the Scheme Document) of the Conditions, effect the Acquisition through the Scheme on the terms set out in this Agreement and the Scheme; and

(c) each of the Parties agrees that it will perform all of the obligations required of it in respect of the Acquisition on the terms set out in this Agreement or the Scheme, and each will, subject to the terms and conditions of this Agreement, including Section 7.2, use its reasonable best efforts to take such other steps as are within its power and are reasonably required of it for the proper implementation of the Scheme, including those required of it pursuant to this Agreement in connection with the Completion.

2.3 Change in Shares. If at any time during the period between the date of this Agreement and the earlier of (i) the Effective Time and (ii) the termination of this Agreement pursuant to and in accordance with Section 9, the outstanding Company Shares shall have been changed into, or exchanged for, a different number of shares or a different class, by reason of any subdivision, reclassification, reorganization, recapitalization, split, combination, contribution or exchange of shares, or a stock dividend or dividend payable in any other securities shall be declared with a record date within such period, or any similar event shall have occurred, the Consideration and any payments to be made under Section 4 and any other number or amount contained in this Agreement which is based upon the price or number of Company Shares shall be correspondingly adjusted to provide the holders of Company Shares the same economic effect as contemplated by this Agreement prior to such event. Nothing in this Section 2.3 shall be construed to permit any Party to take any action that is otherwise prohibited or restricted by any other provision of this Agreement.

2.4 Company Equity Award Holder Proposal.

(a) Subject to the posting of the Scheme Document to the Company Shareholders in accordance with Section 3.1, the Parties agree that the Company Equity Award Holder Proposal will be made to Company Equity Award Holders in respect of their respective holdings of Company Options or Company Share Awards in accordance with Rule 15 of the Irish Takeover Rules and the terms of the Company Share Plans.

(b) The Company Equity Award Holder Proposal shall be sent as a joint letter from the Company and Parent and the Parties shall reasonably agree to the final form of the letter to be issued in respect of the Company Equity Award Holder Proposal and all other documentation necessary to effect the Company Equity Award Holder Proposal.

(c) Except as required by applicable Laws, the Irish High Court or the Irish Takeover Panel, no Party shall amend the Company Equity Award Holder Proposal after it is sent without the consent of each other Party (such consent not to be unreasonably withheld, conditioned or delayed).

SECTION 3. IMPLEMENTATION OF THE SCHEME

3.1 Responsibilities of the Company in Respect of the Scheme.

The Company shall:

(a) (i) be responsible for the preparation of the proxy statement to be sent to the Company Shareholders in connection with the matters to be submitted at the Scheme Meeting and the EGM (such proxy statement, as amended or supplemented, the “Proxy Statement”) and the Scheme Document (which shall be on terms consistent with the Rule 2.7 Announcement) and all other documentation necessary to effect the Scheme and to convene the EGM and Scheme Meeting, including any materials required to be filed with the SEC in connection with the foregoing, (ii) provide Parent with drafts of the Proxy Statement and the Scheme Document and afford Parent a reasonable opportunity to review and comment on the Proxy Statement and the Scheme Document and such other documents and shall consider such comments in good faith and (iii) subject to the foregoing clauses (i) and (ii), as promptly as reasonably practicable after the date of this Agreement (but in no event later than December 30, 2022), cause the preliminary Proxy Statement and the Scheme Document to be filed with the SEC and the Irish Takeover Panel (in accordance with Rule 41.1(b) of the Irish Takeover Rules).

(b) for the purpose of implementing the Scheme, instruct an Irish qualified barrister (of senior counsel standing) (the “Scheme Barrister”) and provide Parent and its Representatives with the opportunity to attend any meetings with the Scheme Barrister to discuss matters pertaining to the Scheme and any material issues arising in connection with it (except to the extent the Scheme Barrister is to advise on matters relating to the fiduciary duties of the directors of the Company or their responsibilities under the Irish Takeover Rules, a Company Alternative Proposal or the termination of this Agreement pursuant to and in accordance with Section 9);

(c) as promptly as reasonably practicable, notify Parent upon the receipt of any comments from the Irish Takeover Panel or the SEC on, or any request from the Irish Takeover Panel or the SEC for amendments or supplements to, the Proxy Statement, the Scheme Document, the Company Equity Award Holder Proposal and the related forms of proxy and provide Parent with copies of all material written correspondence between it and its Representatives and the Irish Takeover Panel or the SEC relating to such documents;

(d) use its reasonable best efforts to respond to and resolve all Irish Takeover Panel and SEC comments with respect to the Proxy Statement and the Scheme Document as promptly as reasonably practicable after receipt thereof;

(e) as promptly as reasonably practicable, notify Parent of any other matter of which it becomes aware which would reasonably be expected to materially delay or prevent filing of the Proxy Statement or the Scheme Document with the SEC and the Irish Takeover Panel, as applicable, or implementation of the Scheme as the case may be;

(f) prior to filing or sending any amendment or supplement to the Proxy Statement or the Scheme Document requested by the Irish Takeover Panel or the SEC, or responding in writing to any comments of the Irish Takeover Panel or the SEC with respect thereto, the Company shall provide Parent with a reasonable opportunity to review and comment on such document or response and consider in good faith such comments;

(g) cause the Proxy Statement to be mailed as promptly as reasonably practicable after the date on which the SEC confirms that it will not review the Proxy Statement (which confirmation will be deemed to occur if the SEC has not affirmatively notified the Company on or prior to the 10th calendar day after filing the Proxy Statement) or that it has no further comments on the Proxy Statement;

(h) to the extent that clearance of the Proxy Statement or the Scheme Document by the Irish Takeover Panel might require that waivers or derogations in respect of the Takeover Rules be sought and obtained from the Irish Takeover Panel, make a submission for (and use reasonable best efforts to have approved) such waiver or derogation as promptly as reasonably practicable after having provided Parent with a reasonable opportunity to review and comment on such submission and considering in good faith such comments;

(i) provide Parent with drafts of any and all pleadings, affidavits, orders, originating notices of motion or other originating pleadings or notices of motion and other filings prepared by the Company for submission to the Irish High Court in connection with the Scheme prior to their filing, and afford Parent reasonable opportunities to review and comment on all such documents and consider in good faith such comments;

(j) as promptly as reasonably practicable (taking into account any requirements of the Irish Takeover Panel with respect to the Scheme Document and the SEC review (if any) with respect to the Proxy Statement, that must be satisfied prior to the release of the Scheme Document), but in any event not later than 4:30 p.m. on the Wednesday in the week falling immediately after the Clearance Date, the Company shall file the originating notice of motion, the notice of motion for entry to the commercial division of the Irish High Court and any ancillary court papers with the Central Office of the Irish High Court for the purpose of commencing the court application to seek directions under Section 450(5) of the Irish Companies Act as to the appropriate meetings to be held and to order that the Scheme Meeting be convened and, thereafter, as promptly as reasonably practicable, make all necessary applications to the Irish High Court in connection with the implementation of the Scheme (including the application for directions under Section 450(5) of the Irish Companies Act as to the appropriate meetings to be held and to order that the Scheme Meeting be convened as promptly as is reasonably practicable so as to be held within 35 calendar days of such directions), and to use its reasonable best efforts to ensure that the hearing of such proceedings occurs as promptly as is reasonably practicable in order to facilitate sending the Scheme Document and seek such directions of the Irish High Court as it considers necessary or desirable in connection with such Scheme Meeting and thereafter comply with such directions;

(k) procure the publication of the requisite advertisements and sending of the Scheme Document (in a form acceptable to the Irish Takeover Panel), Proxy Statement and the related forms of proxy for the use at the Scheme Meeting and EGM (the form of which shall be agreed between the Parties, acting reasonably) (i) to the Company Shareholders on the register of members of the Company on the record date as agreed with the Irish High Court, as promptly as reasonably practicable after securing approval of the Irish High Court to send such documents, and

(ii) to the holders of the Company Options and the Company Share Awards as of such date, for information only, as promptly as reasonably practicable after securing approval of the Irish High Court to send such documents, and thereafter shall publish or post such other documents and information (the form of which shall be agreed between the Parties, acting reasonably) as the Irish High Court or the Irish Takeover Panel may approve or direct from time to time;

(l) unless the Company Board has effected a Company Change of Recommendation pursuant to and in accordance with Section 5.2, procure that the Proxy Statement and the Scheme Document include the Scheme Recommendation;

(m) include in the Scheme Document a notice convening the EGM to be held immediately following the Scheme Meeting to consider and, if thought fit, approve the EGM Resolutions;

(n) prior to the Scheme Meeting, keep Parent reasonably informed on a reasonably current basis (in each case to the extent the Company reasonably has access to such information) of the number of proxy votes received in respect of the Resolutions, and in any event provide such number promptly upon the request of Parent or its Representatives and, unless the Company Board has effected a Company Change of Recommendation pursuant to and in accordance with Section 5.2, use commercially reasonable efforts to solicit proxies as may be necessary to pass the Resolutions at the Scheme Meeting or the EGM;

(o) unless this Agreement has been terminated pursuant to and in accordance with Section 9.1, hold the Scheme Meeting and EGM on the date set out in the Scheme Document, or such later date as may be agreed in writing by the Parties (such agreements not to be unreasonably withheld, conditioned or delayed), and in such a manner as shall be approved, if necessary, by the Irish High Court or the Irish Takeover Panel, and propose the Resolutions without any amendments, unless such amendments have been agreed to in writing by Parent, such agreement not to be unreasonably withheld, conditioned or delayed;

(p) subject to the terms of this Agreement, afford all such cooperation and assistance as may reasonably be requested of it by Parent in respect of the preparation and verification of any document or in connection with any Clearance or confirmation required for the implementation of the Scheme, including the provision to Parent in a timely manner of such information and confirmations relating to it, its Subsidiaries and any of its or their respective directors or employees as Parent may reasonably request;

(q) assume responsibility for the information contained in the Scheme Document, the Proxy Statement or any other document sent to the Company Shareholders or filed with the Irish High Court or in any announcement issued in connection with the Acquisition, other than information contained in any such document or announcement relating to Parent or Acquirer Sub;

(r) review and provide comments (if any) in a reasonably timely manner on all documentation submitted to it by or on behalf of Parent or Acquirer Sub;

(s) following the Scheme Meeting and EGM, assuming the Resolutions are duly passed (including by the requisite majorities required under Section 453 of the Irish Companies Act in the case of the Scheme Meeting) and all other Conditions are satisfied or, in the sole discretion of the applicable Party, waived (where permissible under the terms of the Rule 2.7 Announcement or the Scheme Document) (with the exception of paragraphs 2.3 and 2.4 of the Conditions and any other Conditions that are by their nature to be satisfied on the Sanction Date, but subject to the satisfaction or waiver (where permissible under the provisions of the Rule 2.7 Announcement or the Scheme Document) of such Conditions), take all necessary steps on the part of the Company to prepare and issue, serve and lodge all such court documents as are required to seek the sanction of the Irish High Court to the Scheme as soon as possible thereafter;

(t) give such undertakings as are required by the Irish High Court in connection with the Scheme as are reasonably necessary or desirable to implement the Scheme; and

(u) keep Parent reasonably informed as to the performance of the obligations and responsibilities required of the Company pursuant to the Scheme.

3.2 Responsibilities of Parent and Acquirer Sub in Respect of the Scheme.

Parent and Acquirer Sub shall:

(a) either (i) instruct counsel or a solicitor to appear on its behalf at the Scheme Meeting and undertake to the Irish High Court to be bound by the terms of the Scheme insofar as it relates to Parent or Acquirer Sub, or (ii) provide a written undertaking to the Irish High Court to be bound by the terms of the Scheme insofar as it relates to Parent or Acquirer Sub;

(b) if, and to the extent that, it or any of its Concert Parties owns or is interested in the Company Shares, exercise all of its rights and, insofar as lies within its powers, procure that each of its Concert Parties shall exercise all of their respective rights, in respect of such Company Shares so as to implement, and otherwise support the implementation of, the Scheme, including by voting (and, in respect of interests in the Company held via contracts for difference or other derivative instruments, insofar as lies within its powers, procuring that instructions are given to the holder of the underlying Company Shares to vote) in favor of the Resolutions or, if required by Law, the Irish High Court or the Irish Takeover Rules, refraining from voting, at any Scheme Meeting or EGM as the case may be;

(c) once the Scheme becomes effective, keep the Company reasonably informed as to the performance of the obligations and responsibilities required of Parent and Acquirer Sub pursuant to the Scheme;

(d) subject to the terms of this Agreement (including Section 7.2 hereof) and the Scheme, afford all such cooperation and assistance as may reasonably be requested of it by the Company in respect of the preparation and verification of any document or in connection with any Clearance or confirmation required for the implementation of the Scheme, including the provision to the Company in a timely manner of such information and confirmations relating to it, its Subsidiaries and any of its or their respective directors or employees as the Company may reasonably request (including for the purposes of preparing the Scheme Document);

(e) assume responsibility for the information relating to it or any of its Subsidiaries contained in the Scheme Document, the Proxy Statement or any other document sent to the Company Shareholders or filed with the Irish High Court or in any announcement issued in connection with the Transactions;

(f) review and provide comments (if any) in a reasonably timely manner on the Scheme Document, the Proxy Statement or any other document to be sent to the Company Shareholders or filed with the Irish High Court in connection with the Transaction submitted to it by the Company;

(g) to the extent that clearance of the Proxy Statement or the Scheme Document by the Irish Takeover Panel might require that waivers or derogations in respect of the Takeover Rules be sought and obtained from the Irish Takeover Panel in relation to matters that relate to Parent and/or any of its Concert Parties, make a submission for (and use reasonable best efforts to have approved) such waiver or derogation as promptly as practicable after having provided the Company with a reasonable opportunity to review and comment on such submission and considering in good faith such comments; and

(h) as promptly as practicable, notify the Company of any other matter of which it becomes aware which would reasonably be expected to materially delay or prevent filing of the Proxy Statement or the Scheme Document with the SEC and the Irish Takeover Panel, as applicable, or implementation of the Scheme, as the case may be.

3.3 Mutual Responsibilities of the Parties.

(a) If any of the Parties becomes aware of any information that, pursuant to the Irish Takeover Rules, the Irish Companies Act, the Securities Act or the Exchange Act, should be disclosed in an amendment or supplement to the Scheme Document or the Proxy Statement, then such Party shall promptly inform the other Party thereof and the Parties shall cooperate with each other in submitting or filing such amendment or supplement with the Irish Takeover Panel, the SEC or the Irish High Court, as applicable, and, if required, in sending such amendment or supplement to the Company Shareholders and, for information only, if required, to the Company Equity Award Holders. Each of the Parties agrees to promptly (i) correct any information provided by it specifically for inclusion or incorporation by reference in the Scheme Document or the Proxy Statement, as applicable, if and to the extent that such information shall have become false or misleading in any material respect and (ii) supplement the information provided by it specifically for inclusion or incorporation by reference in the Scheme Document or the Proxy Statement, as applicable, to include any information that shall become necessary in order to make the statements in the Scheme Document or the Proxy Statement, as applicable, in light of the circumstances under which they were made, not misleading. The Company further agrees to cause the Scheme Document or the Proxy Statement, as applicable, as so corrected or supplemented promptly to be filed with the Irish Takeover Panel and the SEC and to be sent to the Company Shareholders and for information only, if required, to the Company Equity Award Holders, in each case as and to the extent required by applicable Laws. For purposes of this Section 3.3(a), any information concerning the Company Group will be deemed to have been provided by the Company, and any information concerning the Parent Group will be deemed to have been provided by Parent or Acquirer Sub.

(b) Each Party shall provide the other Party with reasonable prior notice of any proposed material oral communication with the SEC, the Irish Takeover Panel or the Irish High Court and, except to the extent prohibited by the SEC, the Irish Takeover Panel or the Irish High Court, afford the other Party reasonable opportunity to participate therein, other than with respect to any such communication to the extent related to a Company Alternative Proposal or the termination of this Agreement pursuant to and in accordance with Section 9.

(c) Each Party shall promptly provide to each other Party, on request, a copy of any record, memorandum, agreement, contract, notice, certificate, article, letter, email, written communication, presentation, report, valuation, written consent or other document within the Party’s possession or power of procurement, which that other Party is required to publish on a website pursuant to the Irish Takeover Rules.

3.4 Dealings with the Irish Takeover Panel.

(a) Each of the Parties will (x) give the other reasonable prior notice of any proposed meeting or material substantive discussion or correspondence between it or its Representatives with the Irish Takeover Panel, or any amendment to be proposed to the Scheme in connection therewith, and, except to the extent any such correspondence relates to a Company Alternative Proposal or the termination of this Agreement pursuant to and in accordance with Section 9, afford the other reasonable opportunities to review and make comments and suggestions with respect to the same and consider in good faith such comments and suggestions, and (y) except to the extent any such meeting, discussion, correspondence or submission relates to a Company Alternative Proposal or the termination of this Agreement pursuant to and in accordance with Section 9, keep the other reasonably informed of all such meetings, discussions or correspondence that it or its Representative(s) have with the Irish Takeover Panel and not participate in any meeting or discussion with the Irish Takeover Panel concerning this Agreement or the Transactions unless it consults with the other Party in advance, and, unless prohibited by the Irish Takeover Panel, gives such other Party the opportunity to attend and provide copies of all written submissions it makes to the Irish Takeover Panel and copies (or, where verbal, a verbal or written summary of the substance) of the Irish Takeover Panel responses thereto provided always that any correspondence or other information required to be provided under this Section 3.4 may be redacted:

(i) to remove references concerning the valuation of the businesses of the Company;

(ii) to prevent the exchange of confidential information as required by applicable Laws (provided that the redacting Party shall use its reasonable best efforts to cause such information to be provided in a manner that would not result in such confidentiality concerns); and

(iii) as necessary to address reasonable privilege concerns (provided that the redacting Party shall use its reasonable best efforts to cause such information to be provided in a manner that would not result in such privilege concerns).

(b) The Company undertakes, if so reasonably requested by Parent to, as promptly as reasonably practicable, provide its written consent to Parent and to the Irish Takeover Panel in respect of any application made by Parent to the Irish Takeover Panel:

(i) to redact any commercially sensitive or confidential information specific to Parent’s financing arrangements for the Acquisition (“Parent Financing Information”) from any documents that Parent is required to publish on a website pursuant to Rule 26.3(v)(b)(xi) of the Irish Takeover Rules;

(ii) for a derogation from the requirement under the Irish Takeover Rules to disclose Parent Financing Information in the Scheme Document, any supplemental document or other document sent to the Company Shareholders or the Company Equity Award Holders pursuant to the Irish Takeover Rules;

(iii) for a derogation from Rule 16.1 or 20.1 of the Irish Takeover Rules to permit Parent to implement, and to pay fees to lenders in connection with, its Financing and syndication arrangements with respect to its Financing, and to provide information to lenders and prospective lenders on such terms as the Irish Takeover Panel may permit; and

(iv) for a derogation from the disclosure requirements of Rule 24.4 of the Irish Takeover Rules, seeking consent to the aggregation of dealings for purposes of disclosure in the Scheme Document and seeking consent to the aggregation on a bi-weekly basis of changes in information announced pursuant to Rule 2.12 of the Irish Takeover Rules.

(c) Parent undertakes, if so requested by the Company to, as promptly as practicable, provide its written consent to the Company and to the Irish Takeover Panel in respect of any application made by the Company to the Irish Takeover Panel (i) to permit entering into and effecting the equity, retention, bonus and/or benefit arrangements contemplated by Section 5.1 of the Company Disclosure Schedule, and (ii) with respect to any matter set forth on Section 5.1 of the Company Disclosure Schedule.

(d) Subject to the terms and conditions of this Agreement, Parent and the Company undertake, if so requested by the other Party to, as promptly as reasonably practicable, issue its written consent to the other Party and to the Irish Takeover Panel in respect of any application reasonably requesting any derogation, permission or consent from the Irish Takeover Panel in connection with the Irish Takeover Rules, which consent shall also constitute consent for all purposes of this Agreement.

(e) Notwithstanding the foregoing provisions of this Section 3.4, neither the Company nor Parent shall be required to take any action pursuant to the foregoing provisions (a) through (d) if such action is prohibited by the Irish Takeover Panel (unless the Irish Takeover Panel decision is successfully appealed by either the Company or Parent).

(f) Nothing in this Agreement shall in any way limit the Parties’ obligations under the Irish Takeover Rules.

3.5 No Scheme Amendment by the Company. Except as required by applicable Laws, the Irish High Court and/or the Irish Takeover Panel, and, where applicable, with the consent of the Irish High Court and/or the Irish Takeover Panel, the Company shall not take any of the following actions after sending the Scheme Document to the Company Shareholders, in each case, without the prior written consent of Parent (such consent not to unreasonably withheld, conditioned or delayed):

(a) amend the Scheme;

(b) adjourn or postpone (or propose an adjournment or postponement of) the Scheme Meeting or the EGM; provided, however, that the Company may, without the consent of, but after consultation with, Parent, adjourn or postpone (or propose to adjourn or postpone) the Scheme Meeting or EGM if (i) in the case of adjournment, such adjournment was requested by the Company Shareholders (but only to the extent the proposal for such adjournment was not proposed by the Company or any of its Affiliates or their respective Representatives), (ii) reasonably necessary to ensure that any required supplement or amendment to the Scheme Document or Proxy Statement is provided to the Company Shareholders or to permit dissemination of information which is material to the Company Shareholders voting at the Scheme Meeting or the EGM (but only for so long as the Company Board determines in good faith, after having consulted with outside counsel, as is reasonably necessary or advisable to give the Company Shareholders sufficient time to evaluate any such disclosure or information), or (iii) as of the time the Scheme Meeting or EGM is scheduled (as set out in the Scheme Document or Proxy Statement), there are insufficient Company Shares represented (either in person or by proxy) (A) to constitute a quorum necessary to conduct the business of the Scheme Meeting or the EGM (but only until a meeting can be held at which there are a sufficient number of Company Shares represented to constitute a quorum) or (B) voting for the approval of the applicable Resolutions (but only until a meeting can be held at which there are a sufficient number of votes of the Company Shareholders to approve the applicable Resolutions); provided, further, that, notwithstanding the foregoing, other than any adjournments or postponements required by applicable Laws, including adjournments or postponements to the extent reasonably necessary or advisable to ensure that any required supplement or amendment to the Proxy Statement is provided or made available to the Company Shareholders or to permit dissemination of information which is material to shareholders voting at the Scheme Meeting and EGM and to give the Company Shareholders sufficient time to evaluate any such supplement or amendment or other information, no such adjournment or postponement pursuant to clause (i) or (iii) shall, without the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed), be for a period exceeding 10 Business Days and the Company may not adjourn or postpone the Scheme Meeting or the EGM pursuant to clause (i) or (iii) more than two times; or

(c) amend the Resolutions (in each case, in the form set out in the Scheme Document).

3.6 Switching to a Takeover Offer.

(a) Subject to the terms of this Section 3.6, in the event that Parent reasonably determines that a competitive situation (as that term is defined in the Irish Takeover Rules) exists or, based on facts known at the time, may reasonably be expected to arise in connection with the Acquisition, Parent may elect (subject to receiving the Irish Takeover Panel’s consent, if required) to implement the Acquisition by way of the Takeover Offer (rather than the Scheme), whether or not the Scheme Document has been posted.

(b) If Parent elects to implement the Acquisition by way of the Takeover Offer, the Company undertakes to provide Parent and its Representatives as promptly as reasonably practicable with all such information about the Company Group (including directors and their connected persons) as may reasonably be required for inclusion in the Takeover Offer Document and to provide all such other assistance as may reasonably be required by the Irish Takeover Rules in connection with the preparation of the Takeover Offer Document, including reasonable access to, and ensuring the provision of reasonable assistance by, its management and Representatives.

(c) If Parent elects to implement the Acquisition by way of a Takeover Offer, the Company agrees:

(i) that the Takeover Offer Document will contain provisions consistent with the terms and conditions set out in the Rule 2.7 Announcement, the relevant Conditions and such other further terms and conditions as agreed (including any modification thereto) between Parent and the Irish Takeover Panel; provided, however, that the terms and conditions of the Takeover Offer shall be at least as favorable to the Company Shareholders and the Company Equity Award Holders as those which would apply in relation to the Scheme (except for the 80% acceptance condition contemplated by paragraph 9 of the Conditions);

(ii) to reasonably co-operate and consult with Parent in the preparation of the Takeover Offer Document or any other document or filing which is required for the purposes of implementing the Acquisition; and

(iii) that, subject to the obligations of the Company Board under the Irish Takeover Rules, and unless the Company Board has made a Company Change of Recommendation pursuant to and in accordance with Section 5.2, the Takeover Offer shall incorporate a recommendation to the Company Shareholders from the Company Board to accept the Takeover Offer and such recommendation shall not subsequently be withdrawn, adversely modified or qualified except as contemplated by Section 5.2.

(d) If Parent elects to implement the Acquisition by way of the Takeover Offer in accordance with Section 3.6(a), the Parties mutually agree:

(i) to prepare and file with, or submit to, the SEC, the Irish Takeover Panel and the Irish High Court, all documents, amendments and supplements required to be filed therewith or submitted thereto pursuant to the Irish Takeover Rules, the Securities Act, the Exchange Act, or otherwise by applicable Laws in connection with the Takeover Offer and to make any applications or initiate any appearances as may be required by or desirable to the Irish High Court for the purpose of discontinuing, cancelling or terminating the Irish High Court proceedings initiated in connection with the Scheme and, unless the Company Board has made a Company Change of Recommendation, each Party shall have reasonable opportunities to review and make comments on all such documents, amendments and supplements and, following good faith consideration of such comments by the other Party and approval of such documents, amendments and supplements by the other Party, which approval shall not be unreasonably withheld, conditioned or delayed, file or submit, as the case may be, such documents, amendments and supplements with or to the SEC, the Irish Takeover Panel and the Irish High Court (as applicable);

(ii) to provide the other Party with any comments received from the SEC, the Irish Takeover Panel or the Irish High Court on any documents filed by it with the SEC, the Irish Takeover Panel or the Irish High Court promptly after receipt thereof, other than with respect to any such documents to the extent related to a Company Alternative Proposal; and

(iii) to provide the other Party with reasonable prior notice of any proposed material oral communication with the SEC, the Irish Takeover Panel or the High Court and, except to the extent prohibited by the SEC, the Irish Takeover Panel or the High Court, afford the other Party reasonable opportunity to participate therein, other than with respect to any such communication to the extent related to a Company Alternative Proposal.

(e) If the Takeover Offer is consummated, Parent shall cause Acquirer Sub (or their respective designees) to effect as promptly as practicable, following it becoming entitled under the Irish Companies Act to do so, a compulsory acquisition of any Company Shares under Section 457 of the Irish Companies Act not acquired in the Takeover Offer for the same consideration per share as provided for in the Takeover Offer.

(f) For clarity and except as may be required by the Irish Takeover Rules (and without limiting any other provision of this Agreement), nothing in this Section 3.6 shall require the Company to provide Parent with any information with respect to, or to otherwise take or fail to take any action in connection with the Company’s consideration of or response to, any actual or potential Company Alternative Proposal.

SECTION 4. EQUITY AWARDS

4.1 The Company Equity Awards.

(a) Company Options. Each Company Option that is outstanding as of immediately prior to the Effective Time (whether or not vested) shall, as of the Effective Time, by virtue of the occurrence of the Effective Time and without any further action on the part of the holder thereof, Parent, or the Company, be canceled and converted into the right to receive cash, without interest, in an amount equal to the product of (i) the total number of Company Shares subject to such Company Option immediately prior to the Effective Time, multiplied by (ii) the excess of (A) the Consideration over (B) the exercise price payable per Share under such Company Option, which amount shall be paid in accordance with Section 8.2 (the “Option Consideration”). No holder of a Company Option that has an exercise price per Share that is equal to or greater than the Consideration shall be entitled to any payment with respect to any such canceled Company Option before or after the Effective Time, and any such Company Option shall be canceled and shall cease to exist as of the Effective Time and no consideration shall be delivered in exchange therefor.

(b) Company Share Awards.

(i) Each Company RSU Award that is outstanding as of immediately prior to the Effective Time (whether or not vested) shall, by virtue of the occurrence of the Effective Time and without any further action on the part of the holder thereof, Parent, or the Company (A) if granted to a non-employee member of the Company Board or held by a person who, as of the Completion Date, is a former service-provider of the Company, be canceled and converted into the right to receive a cash, without interest, amount equal to (w) the total number of Company Shares subject to such Company RSU Award immediately prior to the Effective Time multiplied by (x) the Consideration, which amount shall be paid in accordance with Section 8.2 (the “RSU Cash Consideration”) and (B) if not granted to an individual described in clause (A), be canceled and converted into a restricted stock unit (each, a “Parent RSU”) denominated in shares of common stock, $0.0001 par value, of Parent (“Parent Common Stock”). The number of shares of Parent Common Stock subject to each such Parent RSU shall be equal to the product (rounded down to the nearest whole number) of (y) the number of shares of Company Shares subject to such Company RSU Award immediately prior to the Effective Time multiplied by (z) the Equity Award Exchange Ratio. Except as specifically provided above, following the Effective Time, each such Parent RSU shall continue to be governed by the same terms and conditions (including vesting terms) as were applicable to the applicable Company RSU Award immediately prior to the Effective Time. For purposes of this Agreement, the term “Equity Award Exchange Ratio” means (1) the Consideration divided by (2) the volume weighted average of the per share closing price of Parent Common Stock on the Nasdaq (as reported in the Eastern Edition of The Wall Street Journal or, if not reported thereby, another authoritative source) for five (5) trading days ending on the second Business Day prior to the Completion.

(ii) Each Company PSU Award that is outstanding as of immediately prior to the Effective Time (whether or not vested) shall by virtue of the occurrence of the Effective Time without any further action on the part of the holder thereof, Parent, or the Company be canceled and converted into the right to receive a cash amount, without interest, equal to (A) the total number of Company Shares issuable in settlement of such Company PSU Award as set forth below (“PSU Achievement”) multiplied by (B) the Consideration, which amount shall be paid in accordance with Section 8.2 (the “PSU Consideration”). PSU Achievement shall be determined in accordance with the terms of the applicable Company PSU Award, as determined by the Company Board or the compensation committee of the Company Board prior to the Effective Time, in consultation with, but not subject to the approval of, Parent.

4.2 Further Actions. Prior to the Effective Time, the Company Board (or, if appropriate, any committee thereof administering the Company Share Plans) shall take all actions, including by adopting any resolutions, obtaining any consents or approvals or otherwise, reasonably necessary to effectuate the transactions contemplated by this Section 4.

4.3 Amendment of Articles. The Company shall procure that a special resolution be proposed to the Company Shareholders at the EGM proposing that the Company Memorandum and Articles of Association be amended so that any Company Shares allotted following Scheme Record Time will either be subject to the terms of the Scheme or acquired by Parent for the same consideration per Company Share as shall be payable to the Company Shareholders under the Scheme (depending upon the timing of such allotment); provided, however, that nothing in such amendment to the Company Memorandum and Articles of Association shall prohibit the sale (whether on a stock exchange or otherwise) of any Company Shares issued on the exercise of Company Options or vesting or settlement of Company Share Awards, as applicable, following the EGM but prior to the Scheme Record Time approved by the Irish High Court, it being always acknowledged that each and every Company Share will be bound by the terms of the Scheme.

SECTION 5. THE COMPANY CONDUCT

5.1 Conduct of Business by the Company.

(a) From the date of this Agreement until the earlier of the Completion and termination of this Agreement pursuant to and in accordance with Section 9, except (w) as prohibited or required by applicable Laws, including Irish Takeover Rules or Nasdaq rules, (x) for any necessary or advisable actions taken in good faith to comply with or implement applicable local COVID-19 Measures, (y) as set out in Section 5.1 or 7.4(f) of the Company Disclosure Schedule, or (z) as otherwise required or expressly contemplated by this Agreement, unless Parent shall otherwise consent in writing (which consent shall not be unreasonably withheld, conditioned or delayed), the Company shall, and shall cause each of its Subsidiaries to, use commercially reasonable efforts (1) to conduct its business in the ordinary course of business and (2) to preserve intact its business organization and relationships with significant customers, suppliers, licensors, licensees and other Third Parties and keep available the services of its present officers and employees (without any obligation to put in place any retention program); provided, however, that no action taken by the Company or its Subsidiaries with respect to matters explicitly permitted by an exception to any of Section 5.1(b)(i) through (xviii) will be a breach of this sentence.

(b) Without limiting the generality of the foregoing, from the date of this Agreement until the earlier of the Completion and termination of this Agreement pursuant to and in accordance with Section 9, except (A) as prohibited or required by applicable Laws, including Irish Takeover Rules or Nasdaq rules, (B) as set out in Section 5.1 of the Company Disclosure Schedule, or (C) as otherwise required or expressly contemplated by this Agreement, without Parent’s prior written consent (which shall not be unreasonably withheld, conditioned or delayed), the Company shall not, and shall cause each of its Subsidiaries not to:

(i) in the case of the Company and each of its Subsidiaries, amend its Organizational Documents other than, with respect to each Subsidiary, amendments to Organizational Documents that would not prohibit or hinder, impede or delay or otherwise adversely impact the consummation of the Transactions;

(ii) (A) subject to the provisions in Section 5.2, merge or consolidate with any other Person, or acquire (including by merger, consolidation, or acquisition of stock or assets), directly or indirectly, any interest in any corporation, partnership, other business organization or any division or business thereof or any assets, securities or property that (in the case of such assets, securities or property) constitute all or a material portion of such Person or any division or business thereof, other than transactions (x) solely among the Company and one or more of its wholly owned Subsidiaries or (y) solely among the Company’s direct and indirect wholly owned Subsidiaries, or (B) adopt a plan of complete or partial liquidation, dissolution, recapitalization or restructuring, other than a liquidation or dissolution of any of the Company’s immaterial wholly owned Subsidiaries;

(iii) (A) split, combine or reclassify any shares of its capital stock (other than transactions (1) solely among the Company and one or more of its wholly owned Subsidiaries or (2) solely among the Company’s wholly owned Subsidiaries), (B) amend any term or alter any rights of any of its outstanding Equity Securities, (C) declare, set aside or pay any dividend or make any other distribution (whether in cash, stock, property or any combination thereof) in respect of any Equity Securities, other than dividends or distributions by a Subsidiary of the Company to the Company or a wholly owned Subsidiary of the Company or (D) redeem, repurchase, cancel or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any of its Equity Securities or any Equity Securities of any Subsidiary of the Company, other than (x) repurchases or withholding of Company Shares in connection with the exercise of Company Options or the vesting or settlement of Company Share Awards (including in satisfaction of any amounts required to be deducted or withheld under applicable Laws) in accordance with the terms of such Company Equity Awards outstanding as of the date of this Agreement (in accordance with their existing terms as of the date of this Agreement) or granted after the date of this Agreement (to the extent permitted by Section 5.1 of the Company Disclosure Schedule) and (y) transactions among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries;

(iv) issue, deliver or sell, or authorize the issuance, delivery or sale of, any Equity Securities, other than (A) the issuance of Company Equity Awards permitted by Section 5.1 of the Company Disclosure Schedule, the issuance of any Company Shares upon the exercise of Company Options, the issuance of any Company Shares in connection with any offering period in existence under the Company ESPP, the vesting or settlement of Company Share Awards, or the withholding of Company Shares to satisfy Tax obligations pertaining to the exercise of Company Options or the vesting or settlement of Company Equity Awards or to satisfy the exercise price, subject to applicable Law, with respect to Company Options or to effectuate an optionee direction upon exercise of Company Options that, in each case, are (x) outstanding as of the date of this Agreement and in accordance with the terms of the Company ESPP or Company Equity Awards (as applicable) in existence as of the date of this Agreement, or (y) granted after the date of this Agreement (to the extent permitted by Section 5.1 of the Company Disclosure Schedule), or (B) in connection with transactions (1) solely among the Company and one or more of its wholly owned Subsidiaries or (2) solely among the Company’s wholly owned Subsidiaries;

(v) except as otherwise permitted under Section 5.1(b)(iv), (A) establish, adopt, terminate or materially amend any Employee Agreement or Employee Plan (or any plan, program, or practice that would be an Employee Agreement or an Employee Plan if it were in existence on the date of this Agreement), (B) increase in any manner the compensation or consulting fees, bonus, pension, welfare, fringe or other benefits, severance or termination pay of any employee of the Company or any of its Subsidiaries, (C) amend or waive any of its rights under, or accelerate the vesting under, any provision of any Employee Agreement or any of the material Employee Plans (or any plan, program, arrangement, practice or agreement that would be an Employee Agreement or an Employee Plan if it were in existence on the date of this Agreement), (D) materially change any actuarial or other assumptions used to calculate funding obligations with respect to any Employee Plan or Employee Agreement that is required by applicable Law to be funded or change the manner in which contributions to such plans are made or the basis on which such contributions are determined or (E) forgive any loans or issue any loans (other than routine travel advances or other routine business expenses issued or incurred in the ordinary course of business) to any employee of the Company or any of its Subsidiaries, except as may be required by GAAP, except that the Company Group may: (1) make annual or quarterly bonus or commission payments for completed periods of performance based on actual performance in the ordinary course of business consistent with past practice, including bonus or commission payments pursuant to existing bonus or commission plans or Contracts and payments to employees; and (2) establish annual or quarterly commission or incentive compensation plans for employee sales force in the ordinary course of business consistent with past practice;

(vi) except as required pursuant to the terms of an existing Employee Plan or Employee Agreement, (A) enter into (1) any change-of-control agreement with any executive officer, employee, director or independent contractor or (2) any retention agreement with any executive officer, employee, director or independent contractor, (B) enter into any employment or other agreement providing for severance or termination benefits (1) that are more favorable than the severance or termination benefits provided by the severance plans or agreements in existence as of the date of this Agreement or (2) to any executive officer, director or non-executive employee with an annual base salary greater than $250,000 or any consulting agreement with an independent contractor who is a natural Person with an annual base compensation greater than $250,000, (C) except to fill vacancies due to a voluntary resignation, hire any executive officer, director or non-executive employee with an annual base salary in excess of $250,000 or (D) terminate the employment of any executive officer or non-executive employee with the title of vice president or higher, other than for cause;

(vii) make or authorize any capital expenditure that exceeds the amounts set out for the respective periods set forth in paragraph 19 of Section 5.1 of the Company Disclosure Schedule;

(viii) (A) acquire any assets or properties (including Intellectual Property), or (B) sell or otherwise dispose of, divest or spin-off, transfer, or assign any assets or properties (other than Intellectual Property, which is addressed in Section 5.1(b)(ix)), except (1) sale of the Company Group products in the ordinary course of business, (2) assets or properties otherwise permitted pursuant to Section 5.1(b)(vii), (3) pursuant to dispositions of obsolete, surplus or worn out assets that are no longer useful in the conduct of the business of the Company Group, (4) purchases of components, raw materials, drug product, inventory, marketing materials or equipment or other materials and supplies with respect to the Company’s operations, drug product manufacturing, supply chain, marketing strategy or research and development, in each case, in the ordinary course of business, (5) intercompany assignment of assets or properties, (6) to the extent not in excess of $20,000,000 in the aggregate, or (7) as permitted under clause (vii);

(ix) sell, divest, transfer, assign, license, sublicense, grant a covenant not to assert with respect to, create or incur any Lien (other than a Permitted Lien) on, or otherwise abandon, cancel, let lapse or dispose of, any material Company Intellectual Property, except (A) solely between or among the Company Group; (B) with respect to applications of Registered IP, in the ordinary course of prosecution in the United States Patent and Trademark Office, United States Copyright Office, and foreign equivalents thereof, and (C) entry into (1) Standard Contracts or (2) non-exclusive license agreements, or the creation or incurrence of mortgages, liens, pledges, charges or security interests, in each case, in the ordinary course of business consistent with past practice;

(x) except for intercompany loans and capital contributions and sales commission advances made in the ordinary course of business consistent with past practice, lend money or make capital contributions or advances to or make investments in, any Person, or incur or guarantee any Indebtedness (including the issuance of any debt securities, warrants or other rights to acquire any debt security but except for short-term borrowings of not more than $15,000,000 in the aggregate, incurred in the ordinary course of business consistent with past practice and advances to employees and consultants for travel and other business related expenses in the ordinary course of business consistent with past practice);

(xi) commence any Legal Proceeding, except with respect to: (A) routine matters in the ordinary course of business (including patent infringement related to generic product filings); (B) such cases where the Company reasonably determines in good faith that the failure to commence suit would result in a material impairment of a valuable aspect of its business (provided that the Company consults with Parent and considers the views and comments of Parent with respect to such Legal Proceedings prior to commencement thereof); or (C) a breach of this Agreement or any other agreements contemplated hereby;

(xii) except as set forth in Section 7.10, settle, release, waive or compromise, or offer or propose to settle, release, waive or compromise, any Legal Proceeding or other claim (or threatened Legal Proceeding or other claim), other than (A) any Legal Proceeding relating to a breach of this Agreement or any other agreements contemplated hereby, or (B) a settlement that results solely in a monetary obligation involving only the payment of monies (without the admission of wrongdoing) by the Company Group of not more than $2,000,000 individually or $10,000,000 in the aggregate (net of insurance proceeds) and that does not involve any license, cross license or similar agreement with respect to rights to Intellectual Property;

(xiii) create or incur any Lien (other than a Permitted Lien) on any material assets or properties (other than Intellectual Property, which is addressed in Section 5.1(b)(ix)) other than (A) Liens created or incurred in the ordinary course of business consistent with past practice or (B) Liens that may be discharged at or prior to the Completion that are not material in amount or effect on the business of the Company Group;

(xiv) (A) enter into any Material Contract other than in the ordinary course of business consistent with past practice (provided, that no Contract of the type described in Sections 6.1(j)(ii), 6.1(j)(v) or 6.1(j)(xiv) shall be entered into without the prior written consent of Parent (which shall not be unreasonably withheld, conditioned or delayed)) or (B) terminate, renew, extend or in any material respect modify or amend (including waiving, releasing or assigning any material right or claim thereunder) any Material Contract, other than in the ordinary course of business consistent with past practice; provided, that, for purposes of this Section 5.1(b)(xiv), “Material Contracts” shall include any Company Contract that requires by its terms the payment or delivery of cash or other consideration by or to a member of the Company Group in an amount having an expected value in excess of $25,000,000 in any single fiscal year after 2022;

(xv) make any material change in any method of financial accounting or financial accounting principles or practices, except for any such change required by reason of (or, in the reasonable good-faith judgment of the Company, advisable under) a change in GAAP or applicable Laws;

(xvi) (A) make, change or revoke any material Tax election; (B) adopt or change any material method of Tax accounting; (C) enter into any material “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of state, local, or non-U.S. Law) with respect to Taxes; (D) settle, compromise or surrender any material Tax claim, audit or assessment for an amount in excess of reserves therefor on the financial statements of the Company and its Subsidiaries; (E) file any material amended Tax Return; (F) affirmatively surrender any right to claim a material Tax refund; or (G) take or cause any action which may reasonably be expected to cause the representations set forth in Section 6.1(p)(vi) or Section 6.1(p)(vii) to be untrue;

(xvii) enter into any collective bargaining agreement or other agreement with any labor organization or recognize or certify any labor union, works council or other labor organization as the bargaining representative for any employees of any member of the Company Group; or

(xviii) agree, commit or propose to do any of the foregoing.

Notwithstanding the foregoing, nothing contained herein shall give to Parent or Acquirer Sub, directly or indirectly, rights to control or direct the operations of the Company Group prior to the Effective Time. Prior to the Effective Time, the Company and each of the members of the Company Group shall exercise, consistent with the terms and conditions hereof, complete control and supervision of their respective operations.

5.2 Non-Solicitation and Company Change of Recommendation.

(a) No Solicitation or Negotiation. Subject to any actions which the Company is required to take so as to comply with the requirements of the Irish Takeover Rules, from the date of this Agreement until the earlier of the Effective Time and the termination of this Agreement pursuant to and in accordance with Section 9, except as otherwise set out in this Section 5.2, the Company shall not, and it shall cause its Subsidiaries and its and their respective directors, officers and employees not to, and it shall use reasonable best efforts to cause its and its Subsidiaries’ other Representatives not to, directly or indirectly:

(i) solicit, initiate or take any action to knowingly facilitate or knowingly encourage (including by way of furnishing information to any Person in connection with) the submission of any Company Alternative Proposal or any indication, proposal or inquiry that would reasonably be expected to lead to a Company Alternative Proposal;

(ii) enter into, continue or participate in any discussions or negotiations with, furnish any non-public information relating to the Company or any of its Subsidiaries to, or afford access to the business, properties, assets, personnel, books or records of the Company or any of its Subsidiaries to, otherwise cooperate in any way with, or knowingly assist, participate in, knowingly facilitate or knowingly encourage any effort by, any Third Party that would reasonably be expected to seek to make, or has made, a Company Alternative Proposal or any indication, proposal or inquiry that would reasonably be expected to lead to a Company Alternative Proposal (except to notify such Person as to the existence of the provisions of this Section 5.2);

(iii) (A) withdraw or qualify, amend or modify in any manner adverse to Parent, the Scheme Recommendation or the recommendation contemplated by Section 3.6(b), if applicable, (B) fail to include the Scheme Recommendation in the Scheme Document or the Proxy Statement, (C) recommend, adopt or approve or publicly propose to recommend, adopt or approve any Company Alternative Proposal or (D) fail to reaffirm the Scheme Recommendation in a statement complying with Rule 14d-9 or Rule 14e-2(a) under the Exchange Act with regard to a Company Alternative Proposal or in connection with such action by the close of business on the 10th Business Day after the commencement of such Company Alternative Proposal under Rule 14d-9 or Rule 14e-2(a) (clauses (A) through (D) of the foregoing in this clause (iii), a “Company Change of Recommendation”);

(iv) take any action to make any “moratorium,” “control share acquisition,” “fair price,” “supermajority,” “affiliate transactions” or “business combination statute or regulation” or other similar anti-takeover laws and regulations under applicable Laws inapplicable to any Third Party or any Company Alternative Proposal;

(v) waive or release any Person from any standstill agreement or any standstill provisions of any Contract entered into in respect of a Company Alternative Proposal; or

(vi) enter into any agreement in principle, letter of intent, term sheet, merger agreement, acquisition agreement, option agreement or other agreement providing for or relating to a Company Alternative Proposal (other than a Company Alternative Proposal NDA).

Nothing contained herein shall prevent the Company Board from (x) complying with Rule 14e-2(a) or Rule 14d-9 under the Exchange Act with regard to a Company Alternative Proposal, so long as any action taken or statement made to so comply is consistent with this Section 5.2 or (y) making any required disclosure to the Company Shareholders if the Company Board determines in good faith, after consultation with outside legal counsel, that the failure to take such action would reasonably be expected to be inconsistent with applicable Laws; provided that any Company Change of Recommendation involving or relating to a Company Alternative Proposal may only be made in accordance with Sections 5.2(b), 5.2(c), 5.2(d) and 5.2(e). For clarity, a “stop, look and listen” disclosure or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act shall not constitute a Company Change of Recommendation.

Additionally, the Company shall, and shall cause its Subsidiaries and its and their respective directors, officers and employees to, and shall use reasonable best efforts to cause its and its Subsidiaries’ other Representatives to, cease immediately and cause to be terminated any and all existing activities, discussions or negotiations, if any, with any Third Party conducted prior to the date of this Agreement with respect to any Company Alternative Proposal or with respect to any indication, proposal or inquiry that would reasonably be expected to lead to a Company Alternative Proposal. The Company will promptly (and in each case within 36 hours from the date of this Agreement) request from each Person (and such Person’s Representatives) that has executed a confidentiality agreement during the past six months in connection with its consideration of a Company Alternative Proposal to return or destroy (as provided in the terms of such applicable confidentiality agreement) all confidential information concerning the Company or any of its Subsidiaries and shall promptly (and in each case within 36 hours from the date of this Agreement) terminate all physical and electronic data access previously granted to each such Person.

(b) Responding to Company Alternative Proposals. Notwithstanding Section 5.2(a), if at any time prior to the receipt of the Company Shareholder Approval (the “Company Approval Time”) (and in no event after the Company Approval Time), the Company Board receives a written Company Alternative Proposal made after the date of this Agreement which has not resulted from a breach in any material respect of this Section 5.2, the Company Board, directly or indirectly through its Representatives, may (i) contact the Third Party that has made such Company Alternative Proposal in order to inform such Third Party of the terms of this Section 5.2 and clarify the terms of such Company Alternative Proposal for the sole purpose of the Company Board informing itself about such Company Alternative Proposal and such Third Party, and (ii) (x) engage in negotiations or discussions with any such Third Party that has made such an unsolicited written Company Alternative Proposal, (y) furnish to such Third Party and its Representatives and financing sources nonpublic information relating to the Company or any of its Subsidiaries pursuant to a confidentiality agreement with terms that are not materially less favorable in the aggregate to the Company than those contained in the Confidentiality Agreement (except that such confidentiality agreement need not contain a standstill or similar provision) and that does not include any restrictions that prohibits the Company from satisfying its obligations contemplated by this Section 5.2(b) (such agreement, a “Company Alternative Proposal NDA”) provided that all such non-public information (to the extent that such information has not been previously provided or made available to Parent) is provided or made available to Parent, as the case may be, substantially concurrently with the time it is provided or made available to such Third Party; provided, further, that prior to and as a condition of taking any actions described in this Section 5.2(b), the Company Board determines in good faith, after consultation with its financial advisor and outside legal counsel, that such Company Alternative Proposal either constitutes or would reasonably be expected to lead to a Company Superior Proposal.

(c) Notice. The Company shall notify Parent promptly (but in any event within 36 hours) if any Company Alternative Proposal, or any indication, proposal or inquiry by a Third Party that would reasonably be expected to lead to a Company Alternative Proposal, is received by the Company. Each such notice shall be provided in writing and shall identify the Third Party making, and, to the extent applicable, the material terms and conditions (including price) of, any such Company Alternative Proposal or any such indication, proposal or inquiry by a Third Party. Following such initial notice, the Company shall keep Parent reasonably informed, on a reasonably current basis, of any material changes in the status and details of any such Company Alternative Proposal or any such indication, proposal or inquiry and shall promptly (but in no event later than 36 hours after receipt) provide to Parent copies of all written proposals, offers or draft agreements relating to a Company Alternative Proposal. Neither the Company nor any of its Subsidiaries will enter into any agreement with any Person which prohibits the Company from providing any information to Parent in accordance with, or otherwise complying with, this Section 5.2.

(d) Fiduciary Exception to the Company Change of Recommendation Provision. Notwithstanding anything to the contrary in this Agreement, but subject to Section 5.2(e), prior to the Company Approval Time (and in no event after the Company Approval Time), the Company Board may (A) in response to the receipt of a written Company Alternative Proposal received after the date hereof that did not result from a material breach of the Company’s obligations set forth in this Section 5.2, or in response to the occurrence of a Company Intervening Event, make a Company Change of Recommendation, or (B) in response to the receipt of a written Company Alternative Proposal received after the date hereof that did not result from a material breach of the Company’s obligations set forth in this Section 5.2, effect a Company Change of Recommendation and terminate this Agreement in accordance with Section 9.1(a)(ii)(B) in order to substantially concurrently enter into a definitive agreement providing for a Company Superior Proposal if, in each case of clause (A) and clause (B), (x) in the case of such an action taken in connection with a Company Alternative Proposal, the Company Alternative Proposal has not been withdrawn and the Company Board determines in good faith, after consultation with outside legal counsel and its financial advisor that such Company Alternative Proposal constitutes a Company Superior Proposal and (y) the Company Board determines in good faith, after consultation with its financial advisor and outside legal counsel, that the failure to take such action would be inconsistent with its directors’ fiduciary duties under applicable Laws.

(e) Last Look. The Company Board and the Company, as applicable, shall not take any of the actions contemplated by Section 5.2(d) unless prior to taking such action (i) the Company has notified Parent, in writing at least four Business Days before taking such action, that the Company intends to take such action, which notice attaches, in the case of a Company Change of Recommendation pursuant to Section 5.2(d)(A) in response to a Company Superior Proposal or the termination of this Agreement pursuant to Section 5.2(d)(B) and Section 9.1(a)(ii)(B), the most current version of each proposed Contract providing for or related to such Company Superior Proposal (including any Contract relating to financing or expense reimbursement), the identity of the Third Party(ies) making the Company Superior Proposal or, in the case of a Company Intervening Event, a reasonably detailed description of the facts relating to such Company Intervening Event, (ii) if requested by Parent, during such four Business Day period, the Company and its Representatives shall have discussed and negotiated in good faith with Parent (to the extent that Parent desires to so discuss or negotiate) regarding any proposal by Parent to amend the terms of this Agreement in response to such Company Superior Proposal or other potential Company Change of Recommendation and (iii) after such four Business Day period, the Company Board determines in good faith, after consultation with its financial advisor and outside legal counsel and taking into account any proposal by Parent to amend the terms of this Agreement, that the failure to take such action would be inconsistent with its fiduciary duties under applicable Laws and, in the case of any such action in connection with a Company Alternative Proposal, such Company Alternative Proposal continues to constitute a Company Superior Proposal (it being understood and agreed that in the event of any amendment to the financial terms or other material terms of any such Company Superior Proposal, a new written notification from the Company consistent with that described in clause (i) of this Section 5.2(e) shall be required, and a new notice period under clause (i) of this Section 5.2(e) shall commence, during which notice period the Company shall be required to comply with the requirements of this Section 5.2(e) anew, except that such new notice period shall be for three Business Days (as opposed to four Business Days)). After delivery of such written notice pursuant to this Section 5.2(e), the Company shall promptly inform Parent of all material developments affecting the material terms of any such Company Superior Proposal.

SECTION 6. REPRESENTATIONS AND WARRANTIES

6.1 Company Representations and Warranties. Subject to Section 10.8 and except as disclosed (i) in any publicly available Company SEC Document filed on or after January 1, 2020 and prior to the date of this Agreement or (ii) in the disclosure schedule delivered by the Company to Parent immediately prior to the execution of this Agreement (the “Company Disclosure Schedule”), the Company represents and warrants to Parent and Acquirer Sub as follows:

(a) Qualification, Organization, Subsidiaries, etc. The Company is duly incorporated and validly existing under the Laws of Ireland. The Company has all requisite corporate power and authority required to own or lease all of its properties or assets and to carry on its business as now conducted. The Company is duly qualified to do business and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified or in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Prior to the date of this Agreement, the Company has made available to Parent true and complete copies of the Memorandum and Articles of Association of the Company as in effect as of the date of this Agreement (the “Company Memorandum and Articles of Association”).

(b) Subsidiaries.

(i) Each Subsidiary of the Company is a corporation or other entity duly incorporated or organized, validly existing and in good standing (except to the extent such concept is not applicable under applicable Laws of such Subsidiary’s jurisdiction of incorporation or organization, as applicable) under the Laws of its jurisdiction of incorporation or organization and has all corporate or other organizational powers and authority, as applicable, required to own, lease and operate its properties and assets and to carry on its business as now conducted, except for those jurisdictions where failure to be so organized, validly existing and in good standing or to have such power has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Each such Subsidiary is duly qualified to do business and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified or in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company has made available true and correct copies of the Organizational Documents of the Company’s Significant Subsidiaries that, in each case, are in full force and effect as of the date of this Agreement.

(ii) All of the outstanding Equity Securities of each Subsidiary of the Company have been validly issued and are fully paid and nonassessable (except to the extent such concepts are not applicable under applicable Laws of such Subsidiary’s jurisdiction of incorporation or organization, as applicable) and are owned by the Company or one of its wholly-owned Subsidiaries, directly or indirectly, free and clear of any Lien (other than Permitted Liens and any restrictions imposed by applicable Laws) and free of preemptive rights, rights of first refusal, subscription rights or similar rights of any Person and transfer restrictions (other than Permitted Liens and transfer restrictions under applicable Laws or under the Organizational Documents of such Subsidiary). Except for the Equity Securities of its Subsidiaries, the Company does not own, directly or indirectly, any capital stock or other Equity Securities of any Person.

(c) Capitalization.

(i) The authorized capital of the Company consists of 600,000,000 Company Shares, and 40,000 Company Deferred Shares. As of December 9, 2022 (the “Company Capitalization Date”), there were outstanding (A) 226,962,593 Company Shares, (B) 40,000 Company Deferred Shares, (C) Company Options to purchase an aggregate of 4,997,294 Company Shares, (D) Company RSU Awards (other than the Company PSU Awards) providing for the issuance of up to an aggregate of 3,581,805 Company Shares and (E) Company PSU Awards providing for the issuance of up to an aggregate of 1,909,313 Company Shares, determined assuming the maximum number of shares to be issued under the Company PSU Awards. As of December 9, 2022, (X) 21,101,438 additional Company Shares were reserved for issuance pursuant to the Company Share Plans (excluding the Company ESPP), and (Y) 2,046,575 additional Company Shares were reserved for issuance pursuant to the Company ESPP. Except as set out in this Section 6.1(c) and for changes since the Company Capitalization Date resulting from (x) the exercise or vesting and settlement of the Company Equity Awards outstanding on such date (in accordance with their existing terms in effect as of the date of this Agreement) or issued on or after such date to the extent permitted by Section 5.1 (as qualified by or permitted under the Company Disclosure Schedule) or (y) the issuance of Equity Securities of the Company on or after the date of this Agreement to the extent permitted by Section 5.1 (as qualified by or permitted under the Company Disclosure Schedule) and Section 7.5 (with respect to an offering period in existence under the Company ESPP), there are no issued, reserved for issuance or outstanding Equity Securities of the Company.

(ii) All outstanding Company Shares have been, and all Company Shares that may be issued pursuant to any Company Share Plan, any employee stock option or other compensation plan or arrangement will be, when issued in accordance with the respective terms thereof, duly authorized and validly issued, fully paid and nonassessable and free of preemptive rights and Liens other than Permitted Liens. No Subsidiary of the Company owns any Equity Securities of the Company. There are no outstanding bonds, debentures, notes or other Indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which shareholders of the Company have the right to vote. As of the date of this Agreement, other than the Company Shares underlying the Company RSU Awards or Company PSU Awards, there are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Equity Securities of the Company or its Subsidiaries. Neither the Company nor any of its Subsidiaries is a party to any agreement with respect to the voting of any Equity Securities of the Company.

(iii) Each Company Option (A) was granted in compliance with all applicable Laws and all of the terms and conditions of the Company Share Plan pursuant to which it was issued, (B) has an exercise price per Company Share equal to or greater than the fair market value of a Company Share on the date of such grant, (C) has a grant date identical to the date on which the Company Board or the compensation committee thereof actually awarded such Company Option and (D) does not trigger any liability for the holder thereof under Section 409A of the Code.

(d) SEC Filings; Financial Statements; Internal Controls and Procedures.

(i) Since January 1, 2021, the Company has timely filed or furnished all reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated therein) required to be filed or furnished by the Company with the SEC (the “Company SEC Documents”). As of their respective dates, the Company SEC Documents complied as to form, in all material respects with the requirements of the Securities Act, the Exchange Act or the Sarbanes-Oxley Act, as the case may be, the rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Documents and the rules and regulations of Nasdaq. Except to the extent that information contained in any Company SEC Document has been revised, amended, modified or superseded (prior to the date of this Agreement) by a later filed Company SEC Document, none of the Company SEC Documents when filed or furnished contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, that, any such Company SEC Document that is a registration statement filed pursuant to the Securities Act did not contain any untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading on the date of the effectiveness of such Company SEC Document that is a registration statement. No member of the Company Group other than the Company is subject to the reporting requirements of Section 13(a) or Section 15(d) of the Exchange Act.

(ii) The consolidated financial statements of the Company (including any related notes and schedules) contained or incorporated by reference in the Company SEC Documents: (A) complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC applicable thereto; (B) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements or as permitted by Regulation S-X, or, in the case of unaudited financial statements, as permitted by Form 10-Q, Form 8-K or any successor form under the Exchange Act); and (C) fairly present, in all material respects, the consolidated financial position of the Company and its consolidated Subsidiaries as of the respective dates thereof and the results of operations, shareholders’ equity, consolidated income and changes in consolidated financial condition or cash flows of the Company and its consolidated Subsidiaries for the periods covered thereby (subject, in the case of the unaudited financial statements, to normal and recurring year-end adjustments that are not, individually or in the aggregate, material). No financial statements of any Person other than the Subsidiaries of the Company are required by GAAP to be included in the consolidated financial statements of the Company.

(iii) The Company maintains, and at all times since January 1, 2021, has maintained, a system of internal controls over financial reporting (as required and defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) which is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, and includes those policies and procedures that: (A) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company; (B) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and that receipts and expenditures are being made only in accordance with authorizations of management and directors of the Company; and (C) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company Group that could have a material effect on its financial statements. Except as set out in the Company SEC Documents filed prior to the date of this Agreement, since January 1, 2021, neither the Company nor, to the knowledge of the Company, the Company’s independent registered accountant has identified or been made aware of: (x) any significant deficiency or material weakness in the design or operation of internal controls over financial reporting utilized by the Company; (y) any illegal act or fraud, whether or not material, that involves the management or other employees of the Company Group; or (z) any claim or allegation regarding any of the foregoing.

(iv) The Company and its Subsidiaries maintain disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act that are designed to provide reasonable assurance that all information required to be disclosed in the Company’s reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and that all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to enable each of the principal executive officer of the Company and the principal financial officer of the Company to make the certifications required under the Exchange Act and the Sarbanes-Oxley Act with respect to such reports. No executive officer of the Company has failed in any material respect to make the certifications required of them under Rules 13a-14 and 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act and any related rules and regulations promulgated by the SEC or Nasdaq with respect to any Company SEC Document, and the statements contained in any such certifications are true and complete in all material respects as of the date on which they were made. No evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by the Company or any of its Representatives has been reported to the Company’s chief legal officer, audit committee (or other committee of the Company Board designated for this purpose) or the Company Board pursuant to the rules adopted pursuant to Section 307 of the Sarbanes-Oxley Act.

(v) The Company is not a party to nor has any obligation or other commitment to become a party to any securitization transaction, off-balance sheet partnership or any similar Contract (including any Contract relating to any transaction or relationship between or among the Company, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act)) where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company Group in the Company’s published financial statements or other Company SEC Documents.

(vi) As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the Company SEC Documents. To the knowledge of the Company, none of the Company SEC Documents is the subject of ongoing SEC review and there are no inquiries or investigations by the SEC or any internal investigations pending or threatened, in each case regarding any accounting practices of the Company. The Company has made available to Parent all material correspondence with the SEC since January 1, 2021 through the date of this Agreement.

(vii) The Company is in compliance in all material respects with all current listing and corporate governance requirements of Nasdaq.

(e) Absence of Changes.

(i) Since December 31, 2021 through the date of this Agreement, there has not occurred any event, change, effect, development or occurrence, individually or in the aggregate, that has had or would be reasonably expected to have, a Company Material Adverse Effect.

(ii) Since the date of the Balance Sheet through the date of this Agreement, (A) the Company Group has operated in all material respects in the ordinary course of business (except for discussions, negotiations and transactions related to this Agreement or any similar potential strategic transactions) and (B) no Company Group member has taken, or agreed, committed, arranged, authorized or entered into any written understanding to take any of the following actions: (1) (other than transactions solely among the Company and its wholly owned Subsidiaries) effected any recapitalization, reclassification, distribution, equity split or like change in its capitalization, amended any term or altered any rights of any of its outstanding Equity Securities, or redeemed, repurchased, canceled or otherwise acquired its Equity Securities or any Equity Securities of the Company; (2) subjected any material portion of its properties or assets to any material Liens, except for Permitted Liens; (3) sold or otherwise dispose of, divested or spun-off, assigned or transferred any material assets or properties, except in the ordinary course of business (including entering into Standard Contracts and non-exclusive license agreements, and the sale of obsolete assets, in each case, in the ordinary course of business); (4) except for intercompany loans and capital contributions and sales commission advances made in the ordinary course of business, made or authorized any capital investment in, or any material loan to, or guarantee any Indebtedness of any Person other than any Company Group member, except in the ordinary course of business or pursuant to any existing agreement or budget; (5) amended its Organizational Documents; (6) declared, set aside or paid any dividend or made any other distributions (whether in cash, stock, property or any combination thereof) in respect of any Equity Securities, other than dividends or distributions by a Subsidiary of the Company to the Company or a wholly owned Subsidiary of the Company; or (7) made any material change in any method of financial accounting or financial accounting principles or practices, except for any such change required by reason of (or, in the reasonable good-faith judgment of the Company, advisable under) a change in GAAP or applicable Laws.

(f) Title to Assets. The Company Group has good and valid title to, or a valid leasehold interest in, all material tangible properties and assets owned or leased, or purported to be owned or leased, by them, including all material tangible assets and properties reflected on the Company’s unaudited balance sheet in the most recent Quarterly Report on Form 10-Q (the “Balance Sheet”) filed by the Company with the SEC (but excluding Intellectual Property which is covered by Section 6.1(h)), except for assets sold or otherwise disposed of in the ordinary course of business since the date of such Balance Sheet, and except where such failure has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Such tangible assets and properties are, in the aggregate, sufficient to carry on the businesses of the Company Group, except as would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect.

(g) Real Property. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company Group has good, valid and marketable fee simple title to, or valid leasehold interests in, as the case may be, each parcel of real property owned (the “Owned Real Property”) or leased (the “Leased Real Property”) by the applicable member of the Company Group, free and clear of all Liens, except for Permitted Liens, (ii) each lease, sublease or license (each, a “Lease”) under which the applicable member of the Company Group leases, subleases or licenses any real property is, subject to the Equitable Exceptions, a valid and binding obligation of the applicable member of the Company Group (as the case may be) and, to the knowledge of the Company, each of the other parties thereto, and is in full force and effect and enforceable in accordance with its terms against the applicable member of the Company Group (as the case may be) and, to the knowledge of the Company, each of the other parties thereto (except for such Leases that are terminated after the date of this Agreement in accordance with their respective terms, other than as a result of a default or breach by a member of the Company Group of any of the provisions thereof), (iii) no member of the Company Group, nor, to the knowledge of the Company, any of the other parties thereto has violated or committed or failed to perform any act which (with or without notice, lapse of time or both) would constitute a default under any provision of any Lease, and (iv) no member of the Company Group has received written notice that it has violated or defaulted under any Lease. The Owned Real Property and the Leased Real Property has been maintained in accordance with normal industry practice and is suitable for the purposes for which it is currently used. No member of the Company Group has received any written notice of any pending or threatened condemnation of any Owned Real Property or material Leased Real Property by any Governmental Entity, except as has not and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(h) Intellectual Property.

(i) Section 6.1(h)(i) of the Company Disclosure Schedule identifies (A) the name of the applicant/registrant (or the Internet domain name registrar, as applicable), (B) the jurisdiction of application/registration, (C) the application, patent or registration number and (D) any other co-owners, for each material item of Registered IP included in the Owned Intellectual Property. All material Registered IP included in the Owned Intellectual Property or included in material Licensed Intellectual Property exclusively licensed to the Company Group (collectively, the (“Exclusive Company IP”) is subsisting, and, with respect to such material Registered IP that is issued and granted, to the Company’s knowledge, is valid and enforceable. Other than as identified in the Company Disclosure Schedule, no interference, reissue, reexamination or other proceeding of any nature (other than patent or trademark prosecution activities being conducted before a Governmental Entity in the ordinary course of business) is pending or, to the knowledge of the Company, threatened, in which the scope, validity, enforceability, inventorship or ownership of any material Registered IP included in the Owned Intellectual Property or, to the knowledge of the Company, in any other Exclusive Company IP, is contested or challenged. Each member of the Company Group has complied in all material respects with its duty of candor and disclosure to the United States Patent and Trademark Office and any relevant foreign patent office with respect to all patent and trademark applications included in the Owned Intellectual Property or, to the extent and for the duration any member of the Company Group controls the prosecution and maintenance thereof, any other Exclusive Company IP, in each case filed by or on behalf of the Company Group and have made no material misrepresentation in such applications.

(ii) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company or any of its Subsidiaries solely owns all right, title and interest in and to all Owned Intellectual Property, free and clear of all Liens other than Permitted Liens, and to the knowledge of the Company, has the right, pursuant to valid agreements to use all other material Company Intellectual Property used by the Company Group in their businesses as currently conducted. The consummation of the Transactions will not result in the grant of any Lien with respect to any Intellectual Property owned or controlled by the Parent or any of its Affiliates (other than the Company Group), except as would not be material to the business of Parent or any of its Affiliates (other than the Company Group). Each Company Employee or independent contractor involved in the creation or development of any material Intellectual Property intended by the Company to be owned by any member of the Company Group has irrevocably assigned such Company Employee’s or independent contractor’s rights in such Intellectual Property to the Company or its applicable Subsidiary, except in any instance where a failure to do so would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(iii) No funding, facilities or personnel of any Governmental Entity or any university, college, research institute or other educational institution are being used to create any material Owned Intellectual Property or, to the knowledge of the Company, any other material Company Intellectual Property, in each case, except for any such funding, facilities or personnel that would not result in such Governmental Entity or institution obtaining ownership rights in or other rights to use or exploit any Company Intellectual Property.

(iv) Section 6.1(h)(iv) of the Company Disclosure Schedule sets forth each license agreement pursuant to which a member of the Company Group (A) is granted a license under, covenant not to sue under or option to any of the foregoing under any material Intellectual Property that is incorporated into or distributed or used with any Company Product or that is otherwise material to the business of the Company Group, taken as a whole (each an “In-bound License”) or (B) grants to any Third Party a license under, covenant not to sue under or option to any of the foregoing under any material Company Intellectual Property (each an “Out-bound License”), provided that, In-bound Licenses shall not include any material transfer agreements, sponsored research agreements, clinical trial agreements, nondisclosure agreements, services agreements, commercially available software-as-a-service offerings, off-the-shelf software licenses, non-material trademark co-existence agreements or generally available license agreements, in each case, entered into in the ordinary course of business, and Out-bound Licenses shall not include any material transfer agreements, sponsored research agreements, clinical trial agreements, nondisclosure agreements, services agreements, research agreements, distribution agreements, manufacturing agreements, non-material trademark co-existence agreements or non-exclusive out-bound licenses, in each case, entered into in the ordinary course of business (collectively, “Standard Contracts”).

(v) The operation of the business of the Company Group as currently conducted does not infringe, misappropriate or violate, and has not infringed, misappropriated or violated since January 1, 2021, any Intellectual Property owned by any other Person; and, to the knowledge of the Company, no Person is infringing, misappropriating or otherwise violating, and has not infringed, misappropriated or violated since January 1, 2021, any Owned Intellectual Property or Licensed Intellectual Property exclusively licensed to any member of the Company Group. Since January 1, 2021, there has been no Legal Proceeding (A) pending (or, to the knowledge of the Company, threatened) against any of the members of the Company Group alleging that the operation of the business of the Company Group as currently conducted infringes or constitutes the misappropriation or other violation of any Intellectual Property of another Person, or (B) pending (or, to the knowledge of the Company, threatened) by any member of the Company Group that another Person has infringed, misappropriated or otherwise violated any of the Owned Intellectual Property or Licensed Intellectual Property exclusively licensed to any member of the Company Group.

(vi) The Company has taken commercially reasonable security, organizational, physical, administrative and technical measures, including measures designed to protect against unauthorized disclosure and designed to protect the secrecy, confidentiality, and value of its trade secrets and other material confidential technical information, and no such trade secret or other material confidential technical information has been disclosed by or on behalf of any member of the Company Group to, or, to the knowledge of the Company, has been discovered by, any Person, other than pursuant to valid non-disclosure obligations restricting the disclosure and use thereof, which obligations, to the knowledge of the Company, have not been breached.

(vii) As of the date of this Agreement, none of the Owned Intellectual Property or, to the knowledge of the Company, any other Exclusive Company IP, is subject to any outstanding Order that adversely and materially restricts the use, transfer, validity, enforceability, ownership, registration or licensing by any member of the Company Group of any such Exclusive Company IP.

(i) Data Protection.

(i) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, since January 1, 2021, the members of the Company Group (A) to the knowledge of the Company, are, and have been, in compliance with all Data Security Requirements and (B) have not received, or otherwise been subject to, any written notices, complaints, notices, audits, proceedings, investigations or claims conducted or asserted by any other Person (including any Governmental Entity) regarding any unauthorized or unlawful Processing of Personal Information or other violation of any Data Security Requirements.

(ii) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, since January 1, 2021, the Company Group have maintained and complied with commercially reasonable administrative, technical and physical safeguards that are designed to (A) prevent Security Incidents and (B) protect the confidentiality, integrity and availability of all Personal Information and Company IT Assets currently used by the Company Group. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, and to the knowledge of the Company, since January 1, 2021, through the date of this Agreement, none of the members of the Company Group has experienced a Security Incident.

(iii) The Company IT Assets (A) operate and perform in all material respects in accordance with their documentation and functional specifications and otherwise as required by the Company Group in connection with its businesses, (B) have not malfunctioned or failed since January 1, 2021 in a manner that has had a material impact on the businesses of the Company Group, and (C) to the knowledge of the Company, are free from material bugs, material malicious codes or other material defects.

(j) Contracts. Section 6.1(j) of the Company Disclosure Schedule identifies each Company Contract (other than any Company Contract that is an Employee Plan identified in Section 6.1(q) of the Company Disclosure Schedule) that constitutes a Material Contract as of the date of this Agreement. For purposes of this Agreement, each of the following Company Contracts other than a Standard Contract shall be deemed to constitute a “Material Contract”:

(i) any Company Contract that requires by its terms the payment or delivery of cash or other consideration by or to a member of the Company Group in an amount having an expected value in excess of $25,000,000 in the fiscal year ending December 31, 2022;

(ii) any Company Contract (x) having an expected value in excess of $20,000,000 in the fiscal year ending December 31, 2022 (A) containing any exclusivity obligations or otherwise limiting the freedom or right of any member of the Company Group (or upon the Completion by virtue of the consummation of the Acquisition, Parent and its Subsidiaries) in any material respect, to engage in any line of business, to make use of any material Company Intellectual Property (other than the scope of the rights granted by the terms of any In-bound or any Out-bound License to use such material Company Intellectual Property) or to compete with any other Person in any location or line of business, or (B) containing any “most favored nations” terms and conditions (including with respect to pricing) granted by a member of the Company Group or (y) or containing any exclusivity obligations or otherwise limiting the freedom or right of Parent or any of its Subsidiaries (other than the members of the Company Group), in any material respect, to engage in any line of business, to make use of any Intellectual Property or to compete with any other Person in any location or line of business, in each case, from and after the Completion;

(iii) any Company Contract relating to Indebtedness in excess of $30,000,000 (whether incurred, assumed, guaranteed or secured by any asset) of any member of the Company Group;

(iv) any Company Contract that provides for the creation of any Lien, other than a Permitted Lien, with respect to any tangible asset and Owned Intellectual Property of any Company Group member that is material to the conduct of the business of the Company Group as currently conducted, taken as a whole;

(v) any Company Contract constituting a joint venture, partnership, or limited liability company or the sharing of profits and losses;

(vi) any Company Contract that prohibits the payment of dividends or distributions in respect of the capital stock of the Company or any material Subsidiary, the pledging of the capital stock or other Equity Securities of the Company or any material Subsidiary or prohibits the issuance of any guaranty or the incurrence of any Indebtedness for borrowed money by the Company or any material Subsidiary;

(vii) any other Company Contract that is currently in effect and has been filed (or is required to be filed) by the Company as an exhibit pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act or that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act;

(viii) any Company Contract with any Affiliate, director, executive officer, holder of 5% or more of the Company Shares or, to the knowledge of the Company, any of their Affiliates (other than the Company) or immediate family members that would be required to be disclosed under Item 404 of Regulation S-K that has not been otherwise disclosed in the Company SEC Documents filed prior to the date of this Agreement or with annual payments in the fiscal year ending December 31, 2021 in excess of $1,000,000, other than offer letters or employment agreements that can be terminated at will without severance obligations (or upon only the minimum severance and notice requirements required by applicable Laws) and Company Contracts with respect to Company Equity Awards;

(ix) any Company Contract having an expected payment obligation in excess of $10,000,000 in the fiscal year ending December 31, 2023, for the lease or sublease of any material real property;

(x) any Company Contract that provides for the acquisition or disposition of any business, or a material amount of stock or assets of any Person, in each case, for consideration in excess of $50,000,000 (whether by merger, sale of stock, sale of assets or otherwise) with material obligations remaining to be performed or material liabilities continuing after the date of this Agreement (other than indemnification obligations under which there are no pending claims or other provisions that customarily survive such performance);

(xi) any Company Contract with any Governmental Entity under which payments in excess of $20,000,000 were received by any member of the Company Group in the fiscal year ending December 31, 2021;

(xii) any In-bound License or Out-bound License;

(xiii) any hedging, swap, derivative or similar Company Contract; and

(xiv) any Company Contract with a sole-source supplier related to Tepezza, Krystexxa or Uplizna such that the inability to maintain supply from such supplier would materially impact product availability.

As of the date of this Agreement, the Company has made available to Parent or Parent’s Representatives a true and correct copy of each Material Contract. Neither the applicable member of the Company Group nor, to the knowledge of the Company, the other party thereto is in material breach of or material default under any Material Contract and, neither the applicable member of the Company Group, nor, to the knowledge of the Company, the other party thereto has taken or failed to take any action that with or without notice, lapse of time or both would constitute a material breach of or material default under any Material Contract. To the knowledge of the Company, each Material Contract is enforceable by the applicable member of the Company Group in accordance with its terms, subject to the Equitable Exceptions. Since January 1, 2022 through the date of this Agreement, none of the members of the Company Group has received any written notice (x) regarding any violation or breach or default under any Material Contract that has not since been cured or (y) from any Person that such Person intends to terminate, or not renew, any Material Contract, in each case, except for such violations or breaches that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Since January 1, 2021, no member of the Company Group has waived in writing any rights under any Material Contract, except for waivers that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. For the purposes of this final paragraph of this Section 6.1(j) (other than the first sentence), Material Contracts shall include any Company Contract in effect as of the date of this Agreement that requires by its terms the payment or delivery of cash or other consideration by or to any member of the Company Group in an amount having an expected value in excess of $25,000,000 in any single fiscal year after 2022.

(k) Liabilities. The Company Group does not have any liabilities of the type required to be disclosed in the liabilities column of a consolidated balance sheet of the Company and its Subsidiaries prepared in accordance with GAAP, except for: (i) liabilities reflected or reserved in the audited and unaudited financial statements included in the Company SEC Documents; (ii) liabilities or obligations incurred pursuant to the terms of this Agreement; (iii) liabilities for performance of obligations under Contracts binding upon the applicable member of the Company Group (other than resulting from any breach or acceleration thereof) made available to Parent or Parent’s Representatives prior to the date of this Agreement or entered into in compliance with Section 5.1 or in the ordinary course of business, including Standard Contracts; (iv) liabilities incurred since the date of the Balance Sheet in the ordinary course of business or in connection with the Transactions (none of which would reasonably be expected to be material to the conduct of the business of the Company Group as currently conducted, taken as a whole); and (v) liabilities that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(l) Compliance with Law. Each member of the Company Group is, and since January 1, 2021, has been, in compliance with all applicable Laws and all applicable Orders, except where the failure to be in compliance would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect and, since January 1, 2021, no member of the Company Group has been given written notice of, or been charged with, any unresolved violation of, any Law or Order, except, in each case, for any such violation that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(m) Regulatory Matters.

(i) Since January 1, 2021, the Company Group has filed with the applicable regulatory authorities (including the FDA or any other Governmental Entity performing functions similar to those performed by the FDA) all required material filings, declarations, listings, registrations, reports or submissions, including but not limited to adverse event reports and investigational new drug safety reports. All such filings, declarations, listings, registrations, reports or submissions were in material compliance with applicable Laws when filed, and no deficiencies that have been asserted by any applicable Governmental Entity with respect to any such filings, declarations, listing, registrations, reports or submissions remain outstanding.

(ii) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, all nonclinical and clinical investigations sponsored by or on behalf of the Company Group are, to the knowledge of the Company, being or have been conducted in material compliance with applicable Laws and guidance, including (A) Good Clinical Practices requirements, (B) applicable International Council for Harmonisation of Technical Requirements for Pharmaceuticals for Human Use guidelines, (C) approved clinical protocols and informed consents and (D) applicable Laws restricting the use and disclosure of individually identifiable health information. As of the date of this Agreement, neither the FDA nor any other foreign, federal, state or local governmental or regulatory authority performing functions similar to those performed by the FDA has sent any written notices or other correspondence to any member of the Company Group with respect to any ongoing clinical or nonclinical studies or tests requiring the termination, suspension or material modification of such studies or tests, which modification, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect.

(iii) To the Company’s knowledge, since January 1, 2021, neither the members of the Company Group nor any Representative acting on any member of the Company Group’s behalf has (A) made an untrue statement of a material fact or fraudulent statement to the FDA or any Governmental Entity having applicable jurisdiction over the Company Group under applicable Healthcare Laws, (B) failed to disclose a material fact required to be disclosed to the FDA or (C) committed any other act, made any statement or failed to make any statement, that (in any such case) establishes a reasonable basis for the FDA to invoke its Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities Final Policy or for any Governmental Entity having applicable jurisdiction over the Company Group under applicable Healthcare Laws to invoke an equivalent policy. As of the date of this Agreement, none of any member of the Company Group nor, to the Company’s knowledge, any entity or other Representative acting on any member of the Company Group’s behalf is the subject of any pending or, to the Company’s knowledge, threatened investigation in writing by the FDA pursuant to its Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities Final Policy or by any Governmental Entity having applicable jurisdiction over the Company Group under applicable Healthcare Laws on the basis of an equivalent Policy.

(iv) Neither the Company nor, to the knowledge of the Company, any executive officers, employees, agents or clinical investigators of the Company Group or any entity or individual acting on the Company’s behalf has been (A) debarred under 21 U.S.C. § 335a or any similar Law, (B) excluded from participation in federal health care programs under 42 U.S.C. §§ 1320a-7, 1320a-7a or any similar Law, (C) disqualified by any Governmental Entity, (D) suspended or otherwise determined to be or identified as ineligible to participate in any health care contracting program of any Governmental Entity or (E) convicted of, charged with, investigated for or engaged in any conduct that would reasonably be expected to result in such debarment, exclusion, disqualification, suspension, or ineligibility. No debarment, exclusion or disqualification proceedings or investigations are pending or, to the Company’s knowledge, threatened against the Company or any officer, director, consultant, employee, manager or agent acting for or on behalf of the Company Group. No Legal Proceedings are pending or, to the Company’s knowledge, threatened that would reasonably be expected to result in criminal liability, debarment, disqualification, or exclusion by any Governmental Entity.

(v) Except as, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect, the Company Group is in compliance and since January 1, 2021, has been in compliance with all Healthcare Laws to the extent applicable to the operation of its business as currently conducted. The Company is not subject to any enforcement, regulatory or Legal Proceeding against or affecting the Company relating to or arising under any Healthcare Law, and no such enforcement, regulatory or Legal Proceeding has been threatened, including by the issuance of a warning letter, untitled letter, Form 483 or similar notice of potential violations of Healthcare Laws. To the extent required by applicable Laws, all manufacturing operations conducted for the benefit of any member of the Company Group with respect to any product or product candidate being used in human clinical trials have been conducted in accordance with GMP Regulations, except where the failure to so comply would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(n) Certain Business Practices. To the Company’s knowledge, neither the Company, nor any other member of the Company Group, nor any of its or their respective employees, representatives or agents (in each case, acting in the capacity of an employee or representative of any member of the Company Group) has (i) used any funds (whether of any member of the Company Group or otherwise) for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic Government Officials or employees or to foreign or domestic political parties or campaigns or (iii) violated any provision of any applicable Anti-Corruption Laws or any rules or regulations promulgated thereunder, any applicable anti-money laundering laws and any rules or regulations promulgated thereunder or any applicable Law of similar effect.

(o) Regulatory Permits. The Company Group holds all Regulatory Permits necessary to enable the Company Group to conduct its business in the manner in which its business is currently being conducted, except where failure to hold such Regulatory Permits would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Regulatory Permits held by the Company Group are, in all material respects, valid and in full force and effect. The Company Group is in compliance with the terms and requirements of such Regulatory Permits, except where failure to be in compliance would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(p) Tax Matters.

(i) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (A) each of the Tax Returns required to be filed by the Company Group with any Governmental Entity has been filed on or before the applicable due date (taking into account any extensions of such due date), and all such Tax Returns are accurate and complete, (B) all Taxes required to be paid have been paid, except with respect to matters being contested in good faith and in accordance with applicable Laws or for which adequate reserves have been established in accordance with GAAP on the financial statements of the relevant member of the Company Group, (C) the Company Group has made adequate provision for all unpaid Taxes not yet due, (D) there are no Liens for Taxes upon any property or assets of any member of the Company Group, except for Permitted Liens, (E) during the last three years, no claim has been made in writing by a Tax Authority in a jurisdiction where a member of the Company Group does not file Tax Returns that such Person is or may be subject to taxation in that jurisdiction, and (F) neither the execution of this Agreement nor the Scheme will result in the loss, withdrawal or restriction of any applicable Tax holiday or reduced Tax rate granted by a Tax Authority to any member of the Company Group that is not generally available to Persons without specific application therefor.

(ii) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (A) no deficiency for any Tax has been asserted or assessed by a Tax Authority in writing against any member of the Company Group which deficiency has not been paid, settled or withdrawn or is not being contested in good faith and in accordance with applicable Laws, (B) there are no pending or ongoing, audits, examinations, investigations or other proceedings by any Tax Authority with respect to Taxes of or with respect to any member of the Company Group and (C) no member of the Company Group has received any form of written notice from any Tax Authority communicating an intent to initiate any such audit, examination, investigation or other proceeding.

(iii) None of the members of the Company Group (A) is a party to or is bound by any material Tax sharing, allocation or indemnification agreement or arrangement that would have a continuing effect after the Completion Date (other than such agreements or arrangements (x) exclusively between or among the members of the Company Group or (y) with third parties made in the ordinary course of business, the principal purpose of which is not Tax) or (B) has any material liability for the Taxes of another Person (other than members of the Company Group) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, or otherwise by operation of Law.

(iv) No member of the Company Group has been either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for Tax-free treatment under Section 355 of the Code in the last two years.

(v) To the knowledge of the Company, no member of the Company Group has entered into any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2) or any similar transaction requiring disclosure in accordance with a corresponding provision of state, local or foreign Law.

(vi) The statements in Section 6.1(p)(vi) of the Company Disclosure Schedule, to the extent materially relevant to whether any member of the Company Group first became a surrogate foreign corporation after November 9, 2017, are true in all material respects, and to the knowledge of the Company no member of the Company Group first became a surrogate foreign corporation after November 9, 2017.

(vii) With respect to any taxable period or year, neither the Company nor any material member of the Company Group is, or has been treated as, a U.S. corporation under Section 7874(b) of the Code, and to the knowledge of the Company no other member of the Company Group is or has been treated as a U.S. corporation under Section 7874(b) of the Code.

(viii) Notwithstanding anything herein to the contrary, this Section 6.1(p) contains the sole representations concerning Taxes of the Company Group (other than representations concerning Taxes of the Company Group under Section 6.1(q)).

(q) Employee Matters; Benefit Plans.

(i) Except as required by applicable Laws, the employment of each of the Company’s employees located in the United States is terminable by the Company at will.

(ii) None of the members of the Company Group is a party to, has no duty to bargain for, nor is currently negotiating in connection with entering into, any collective bargaining agreement or other Contract with a labor organization or works council representing any of its employees and there are no labor organizations or works councils representing, purporting to represent or, to the knowledge of the Company, seeking to represent any employees of the Company Group. Since January 1, 2021, through the date of this Agreement, there has not been any strike, slowdown, work stoppage, lockout, picketing or labor dispute, or any threat thereof affecting the Company Group or any of its employees. Since January 1, 2021, and except for those matters that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company Group has complied with all applicable Laws related to employment and employment practices, including any pertaining to payment wages and hours of work, leaves of absence, plant closing notifications, employment statutes or regulations, workplace health and safety, retaliation, or discrimination matters, including charges of unfair labor practices or harassment complaints, and, as of the date of this Agreement, there is no material Legal Proceeding pending or, to the knowledge of the Company, threatened in writing relating to such applicable Laws.

(iii) To the knowledge of the Company, in the last five years, (A) no allegations of sexual harassment, discrimination or sexual misconduct have been made against any member of the Company Board or any officer of the Company Group subject to the reporting requirements of Section 16(a) of the Exchange Act, (B) no member of the Company Group has entered into any settlement agreement related to allegations of sexual harassment, discrimination or sexual misconduct by any member of the Company Board or any officer of the Company Group subject to the reporting requirements of Section 16(a) of the Exchange Act and (C) there have been no, and there are no proceedings currently pending or, to the knowledge of the Company, threatened, related to any allegations of sexual harassment, discrimination or sexual misconduct by any member of the Company Board or any officer of the Company Group subject to the reporting requirements of Section 16(a) of the Exchange Act.

(iv) Section 6.1(q)(iv) of the Company Disclosure Schedule sets forth a true and complete list of the material Employee Agreements as of the date of this Agreement (A) the terms of which obligate the Company or any member of the Company Group to provide any severance or termination benefits to any employee, other than as may be required by applicable Laws; or (B) pursuant to which the Company or any member of the Company Group is obligated to provide any change-in-control, retention, or similar payment or benefits to any employee.

(v) Section 6.1(q)(v) of the Company Disclosure Schedule sets forth a true and complete list of the material Employee Plans.

(vi) The Company has made available to Parent or Parent’s Representatives prior to the execution of this Agreement with respect to each material Employee Plan accurate and complete copies of the following (other than equity grant notices, and related documentation, with respect to employees of the Company Group and agreements with consultants entered into in the ordinary course of business), as relevant: (A) all plan documents and all amendments thereto, and all related trust or other funding documents; (B) any currently effective determination letter or opinion letter received from the United States Internal Revenue Service; (C) the most recent annual actuarial valuation and the most recent Form 5500; (D) the most recent summary plan descriptions and any material modifications thereto; (E) the most recent nondiscrimination tests required to be performed under the Code; and (F) copies of any non-routine correspondence with any Governmental Entity in the past two years.

(vii) Neither any member of the Company Group nor any other Person who would be or, at any relevant time, would have been considered a single employer with the Company under the Code or ERISA has during the past six years maintained, contributed to, or been required to contribute to a plan subject to Title IV of ERISA or Code Section 412, including any “single employer” defined benefit plan or any “multiemployer plan” each as defined in Section 4001 of ERISA.

(viii) Neither the Company nor any Subsidiary has any obligation to provide, and no Employee Plan or other agreement provides any individual with the right to, a gross up, indemnification, reimbursement or other payment for any excise or additional taxes, interest or penalties incurred pursuant to Section 409A or Section 4999 of the Code or due to the failure of any payment to be deductible under of Section 280G of the Code.

(ix) Each of the Employee Plans that is intended to be qualified under Section 401(a) of the Code has obtained a favorable determination letter (or opinion letter, if applicable) as to its qualified status under the Code. Except as would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect, each of the Employee Plans and Employee Agreements is now and has been operated in compliance with its terms and all applicable Laws, including ERISA and the Code.

(x) Each Employee Plan and Employee Agreement that is a “nonqualified deferred compensation plan” (within the meaning of Section 409A of the Code) is in documentary compliance with, and has been operated and administered in all material respects in compliance with, Section 409A of the Code and the guidance issued by the Internal Revenue Service provided thereunder.

(xi) Except to the extent required under Section 601 et seq. of ERISA or 4980B of the Code (or any other similar state or local Law), neither any member of the Company Group nor any Employee Plan or Employee Agreement has any obligation to provide post-employment welfare benefits to or make any payment to, or with respect to, any present or former employee, officer or director of any member of the Company Group pursuant to any retiree medical benefit plan or other retiree welfare plan.

(xii) The execution and delivery of this Agreement, shareholder or other approval of this Agreement, or the consummation of the Transactions (including in combination with other events or circumstances) could not, (A) accelerate the time of payment or vesting, or materially increase the amount of, compensation or benefits due to any such Company Employee under any Employee Agreement or Employee Plan, (B) directly or indirectly cause any of the members of the Company Group to transfer or set aside any material assets to fund any benefits under any Employee Agreement or Employee Plan, (C) otherwise give rise to any material liability under any Employee Agreement or Employee Plan or (D) limit or restrict the right to merge, materially amend, terminate or transfer the assets of any Employee Agreement or Employee Plan on or following the Effective Time.

(xiii) Neither the execution and delivery of this Agreement, shareholder or other approval of this Agreement nor the consummation of the Transactions (including in combination with other events or circumstances) could result in the payment of any amount that could, individually or in combination with any other such payment, constitute an “excess parachute payment” as defined in Section 280G(b)(1) of the Code.

(xiv) As of the date of this Agreement, the Company has made available to Parent a true and complete list, as of the Company Capitalization Date, of all of the Company Share Plans, all outstanding Company Equity Awards, including, the date of grant, the type of the award, the number of Company Shares subject to such type of award (based on the aggregate number of shares granted on the grant date and vesting on the applicable vesting date), vesting schedule and, for the Company Options, the applicable exercise price.

(r) Environmental Matters. Except for those matters that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) (A) the Company Group is, and since January 1, 2021 has been, in compliance in with all applicable Environmental Laws, which compliance includes obtaining, maintaining or complying with all Governmental Authorizations required under Environmental Laws for the operation of their respective business, (B) as of the date of this Agreement, there is no investigation, suit, claim, action or Legal Proceeding relating to or arising under any Company Group that is pending or, to the knowledge of the Company, threatened in writing against any member of the Company Group or any Owned Real Property or Leased Real Property, and (C) as of the date of this Agreement, since January 1, 2021, none of the members of the Company Group has received any written notice, report, demand, letter, claim or other information of or entered into any legally-binding agreement, Order, settlement, judgment, injunction or decree involving uncompleted, outstanding or unresolved violations, liabilities or requirements on the part of the respective member of the Company Group relating to or arising under Environmental Laws, and (ii) to the knowledge of the Company (A) no property currently owned or operated by any member of the Company Group (including soils, groundwater, surface water, buildings and surface and subsurface structures) is contaminated with any Hazardous Substance which could reasonably be expected to require remediation or other action pursuant to any Environmental Law, (B) no member of the Company Group is subject to obligation or liability for any Hazardous Substance disposal or contamination on any Third Party property, (C) no natural person has been exposed to any Hazardous Substance at a property or facility of the Company Group at levels in excess of applicable permissible exposure levels or (D) there are no other circumstances or conditions involving any member of the Company Group that could reasonably be expected to result in any claim, obligation, liability, investigation, cost or restriction on the ownership, use or transfer of any property pursuant to any Environmental Law.

(s) Insurance. The Company has made available to Parent an accurate and complete copy of all material insurance policies and all material self-insurance programs and arrangements relating to the business, assets and operations of the Company Group as of the date of this Agreement (collectively, the “Insurance Policies”). All Insurance Policies are with reputable insurance carriers, provide reasonably adequate coverage for all normal risks incident to the business of the Company and its Subsidiaries as currently conducted and their respective properties and assets, and are in character and amount reasonably comparable to that carried by Persons engaged in similar businesses and subject to the same or similar risks to the same or similar extent. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, all such insurance policies are in full force and effect (except for any expiration thereof in accordance with its terms), no notice of cancellation or modification has been received as of the date of this Agreement, and there is no existing default or event which, with the giving of notice or lapse of time or both, would constitute a default by any insured thereunder.

(t) Legal Proceedings; Orders.

(i) As of the date of this Agreement, there is no Legal Proceeding pending and served (or, to the knowledge of the Company, pending and not served or threatened) against any member of the Company Group or, to the knowledge of the Company, against any Company Employee in such individual’s capacity as such, other than any Legal Proceedings that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(ii) As of the date of this Agreement, there is no Order to which a member of the Company Group or their respective assets is subject that is reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.

(iii) As of the date of this Agreement, no investigation or review by any Governmental Entity with respect to any member of the Company Group is pending or, to the knowledge of the Company, is being threatened, other than any investigations or reviews that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(u) Corporate Authority Relative to this Agreement.

(i) The Company has all requisite corporate power and authority to enter into this Agreement and, subject to receipt of the Company Shareholder Approval, to consummate the Transactions, including the Acquisition. The execution and delivery of this Agreement and the consummation of the Transactions (including the Acquisition) have been duly and validly authorized by the Company Board and, except for (A) the Company Shareholder Approval and (B) the filing of the required documents and other actions in connection with the Scheme with, and to receipt of the required approval of the Scheme by, the Irish High Court, and registration by the Registrar of Companies of the Court Order and a copy of the minute required by Section 86 of the Irish Companies Act, no other corporate proceedings on the part of the Company are necessary to authorize the consummation of the Transactions (including the Acquisition). On or prior to the date of this Agreement, the Company Board has determined that the Transactions are fair to and in the best interests of the Company and adopted a resolution to make, subject to Section 5.2 and to the obligations of the Company Board under the Irish Takeover Rules, the Scheme Recommendation and the recommendation contemplated by Section 3.6(b). This Agreement has been duly and validly executed and delivered by the Company and, assuming this Agreement constitutes the valid and binding agreement of the Parent Parties, constitutes the valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, subject to the Equitable Exceptions.

(ii) The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Transactions (including the Acquisition) require no action by or in respect of, Clearances of, or Filings with, any Governmental Entity other than (A) compliance with the provisions of the Irish Companies Act, (B) compliance with the Irish Takeover Panel Act and the Irish Takeover Rules, (C) compliance with any applicable requirements of the HSR Act, (D) compliance with and Filings under any applicable Antitrust Laws of any non-U.S. jurisdictions or Foreign Investment Laws, (E) compliance with any applicable requirements of the Securities Act, the Exchange Act and any other applicable U.S. state or federal securities laws or pursuant to the rules of the Nasdaq, and (F) any other actions, Clearances or Filings the absence of which has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(v) No Violation. The execution, delivery and performance by the Company of this Agreement and the consummation of the Transactions (including the Acquisition) and thereby do not and will not (i) contravene, conflict with, or result in any violation or breach of any provision of the Organizational Documents of the Company, (ii) assuming (solely with respect to the performance under this Agreement by the Company and the consummation of the transactions contemplated by this Agreement) compliance with the matters referred to in Section 6.1(u)(ii) and receipt of the Company Shareholder Approval, contravene, conflict with or result in any violation or breach of any provision of any applicable Law, (iii) assuming (solely with respect to the performance under this Agreement by the Company and the consummation of the transactions contemplated by this Agreement) compliance with the matters referred to in Section 6.1(u)(ii), receipt of the Company Shareholder Approval, the Company Notes are discharged at or prior to the Effective Time, and the Company Credit Agreement is terminated and repaid in full at or prior to the Effective Time, require any Clearance or other action by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default under, result in additional payment obligations under or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which any member of the Company Group is entitled under, any provision of any Material Contract binding upon any member of the Company Group or affecting, or relating in any way to, the assets or business of the Company and its Subsidiaries, or (iv) result in the creation or imposition of any Lien (other than Permitted Liens) on any asset or property of the Company or any of its Subsidiaries, except, in the case of each of clauses (ii) through (iv), as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(w) Information Supplied. The information provided by and relating to the Company and its Subsidiaries to be contained in the Scheme Document, the Proxy Statement and any other documents filed or furnished with or to the Irish High Court, the SEC or pursuant to the Irish Companies Act and the Irish Takeover Rules in each case in connection with the Acquisition will not, on the date the Scheme Document and the Proxy Statement (and any amendment or supplement thereto) is first mailed to the Company Shareholders and at the time of the Scheme Meeting, contain any untrue statement of any material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, at the time and in light of the circumstances under which they were made, not false or misleading.

(x) Fairness Opinion. The Company Board (in such capacity) has received the opinion of Morgan Stanley & Co LLC, as financial advisor to the Company, on or prior to the date of this Agreement, to the effect that, as of the date of such opinion and based on and subject to the matters set out therein, including the various assumptions made, procedures followed, matters considered and qualifications and limitations set out therein, the Consideration to be paid to the holders of Company Shares pursuant to this Agreement is fair, from a financial point of view, to such holders, and as of the date of this Agreement the foregoing opinion has not been withdrawn, revoked or modified in any respect. It is agreed and understood that such opinion is for the benefit of the Company Board. The Company shall deliver or make available to Parent solely for informational purposes a copy of the signed opinion as soon as practicable following the Company’s receipt of such opinion.

(y) Brokers and Other Advisors. Except for Morgan Stanley & Co LLC and J.P. Morgan LLC, no broker, finder, investment banker, financial advisor or other Person is entitled to any brokerage, finder’s or other similar fee or commission, or the reimbursement of expenses in connection therewith, in connection with the Transactions based upon arrangements made by or on behalf of the Company. The Company has made available to Parent (on an “outside counsel only” basis) correct and complete copies of all Contracts pursuant to which any broker, finder, investment banker, financial advisor or other Person is entitled to any fees, rights to indemnification and expenses in connection with any of the Transactions.

(z) No Other Representations or Warranties; Acknowledgment by the Company. Except for the representations and warranties expressly set out in this Section 6.1, none of the members of the Company Group nor any of their Affiliates nor any other Person on behalf of any of them is making or has made any express or implied representation or warranties of any kind or nature whatsoever, including with respect to the Company Group or its respective businesses or with respect to any other information made available to Parent, Acquirer Sub or their Representatives in connection with the Transactions, including the accuracy or completeness thereof and the Company hereby expressly disclaims any such other representations and warranties.

6.2 Parent Representations and Warranties. Subject to Section 10.8, each of Parent and Acquirer Sub jointly and severally represents and warrants to the Company as follows:

(a) Qualification and Organization. Each Parent Party is a legal entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. Each Parent Party has all requisite corporate power and authority required to own or lease all of its properties or assets and to carry on its business as now conducted. Each Parent Party is duly qualified to do business and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified or in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Prior to the date of this Agreement, Parent has made available to the Company true and complete copies of the Organizational Documents of each of Parent and Acquirer Sub, in each case, as in effect on the date of this Agreement. Acquirer Sub was formed solely for the purpose of engaging in the Transactions and activities incidental thereto and has not engaged in any business activities or conducted any operations other than in connection with the Transactions and those incident to its formation. Either Parent or a wholly owned subsidiary of Parent owns beneficially and of record all of the outstanding capital stock of Acquirer Sub.

(b) Corporate Authority Relative to this Agreement.

(i) Each of Parent and Acquirer Sub has all requisite corporate power and authority to enter into this Agreement and, with respect to Parent, to consummate the Transactions, including the Acquisition. The execution and delivery of this Agreement and the consummation of the Transactions (including the Acquisition) have been duly and validly authorized by the Parent board and, except for the filing of the required documents in connection with the Scheme with, and to receipt of the required approval of the Scheme by, the Irish High Court, no other corporate proceedings on the part of Parent or Acquirer Sub are necessary to authorize the consummation of the Transactions (including the Acquisition). This Agreement has been duly and validly executed and delivered by Parent and Acquirer Sub and, assuming this Agreement constitutes the valid and binding agreement of the Company, constitutes the valid and binding agreement of Parent and Acquirer Sub, enforceable against Parent and Acquirer Sub in accordance with its terms, subject to the Equitable Exceptions.

(ii) The execution, delivery and performance by Parent and Acquirer Sub of this Agreement (in the case of Parent, and the consummation by Parent and Acquirer Sub of the Transactions (including the Acquisition)) require no action by or in respect of, Clearances of, or Filings with, any Governmental Entity other than (A) compliance with the provisions of the Irish Companies Act, (B) compliance with the Irish Takeover Panel Act and the Irish Takeover Rules, (C) compliance with any applicable requirements of the HSR Act, (D) compliance with and Filings under any Antitrust Laws of any non-U.S. jurisdictions or any Foreign Investment Laws, (E) compliance with any applicable requirements of the Securities Act, the Exchange Act and any other applicable U.S. state or federal securities laws or pursuant to the rules of the Nasdaq, and (F) any other actions, Clearances or Filings the absence of which has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(c) No Violation. Assuming compliance with the Scheme, the Act and any directions or orders of the Irish High Court, the execution, delivery and performance by Parent and Acquirer Sub of this Agreement and the consummation of the Transactions (including the Acquisition) do not and will not (A) contravene, conflict with, or result in any violation or breach of any provision of the Organizational Documents of Parent or Acquirer Sub, (B) assuming compliance with the matters referred to in Section 6.2(b)(ii), contravene, conflict with or result in any violation or breach of any provision of any applicable Law, (C) assuming compliance with the matters referred to in Section 6.2(b)(ii), require any Clearance or other action by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default, under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which Parent or any of its Subsidiaries is entitled under, any provision of any Parent permit or any Contract binding upon Parent or any of its Subsidiaries or affecting, or relating in any way to, the assets or business of Parent and its Subsidiaries, or (D) result in the creation or imposition of any Lien on any asset of Parent or any of its Subsidiaries, except, in the case of each of clauses (B) through (D), as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(d) Investigations; Litigation. As of the date of this Agreement, there is no Legal Proceeding pending or, to the knowledge of Parent, threatened in writing against or affecting Parent, any of its Subsidiaries, any present or former officers, directors or employees of Parent or any of its Subsidiaries in their respective capacities as such, or any of the respective properties or assets of Parent or any of its Subsidiaries, before (or, in the case of threatened Legal Proceedings, that would be before) any Governmental Entity (i) that has been or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect or (ii) that would in any manner challenge or seek to prevent, enjoin or alter any of the other Transactions. As of the date of this Agreement, there is no Order outstanding or, to the knowledge of Parent, threatened in writing against or affecting Parent, any of its Subsidiaries, any present or former officers, directors or employees of Parent or any of its Subsidiaries in their respective capacities as such, or any of the respective properties or assets of any of Parent or any of its Subsidiaries, that has been or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(e) Ownership of Shares. Neither Parent nor any of Parent’s Affiliates directly or indirectly owns, and at all times for the past three years, neither Parent nor any of Parent’s controlled Affiliates has owned, beneficially or otherwise, any Company Share or any securities, contracts or obligations convertible into or exercisable or exchangeable for Company Share. Neither Parent nor Acquirer Sub has enacted or will enact a plan that complies with Rule 10b5-1 under the Exchange Act covering the purchase of any of the shares of the Company’s capital stock.

(f) Information Supplied. The information provided by and relating to Parent and its Affiliates to be contained in the Scheme Document, the Proxy Statement and any other documents filed or furnished with or to the Irish High Court, the SEC or pursuant to the Irish Companies Act and the Irish Takeover Rules in each case in connection with the Acquisition will not, on the date the Scheme Document and the Proxy Statement (and any amendment or supplement thereto) is first proposed to the Company Shareholders and at the time of the Scheme Meeting, contain any untrue statement of any material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, at the time and in light of the circumstances under which they were made, not false or misleading.

(g) Financing.

(i) From the date of this Agreement to and including the Completion (or if earlier, the termination of this Agreement pursuant to and in accordance with Section 9), Parent and Acquirer Sub shall have, at all times, sufficient cash, available lines of credit or other sources of immediately available and cleared funds to enable Parent and Acquirer Sub to make all required payments payable on the Completion in connection with the Transactions, including the payment of expenses and fees (such amounts, collectively, the “Financing Amounts”).

(ii) As of the date of this Agreement, Parent has delivered to the Company true, correct and complete copies, dated as of the date of this Agreement, of the fully executed Debt Agreement, together with all attached exhibits, schedules and annexes, and the fee letters (which may be redacted as described below) associated therewith (but excluding any side letters or other similar agreements which do not impact the amount or availability of the Financing or amend or, waive any of the terms of the Debt Agreement or expand the conditions to obtaining the Financing on or before the occurrence of Completion), to provide to Parent the amount of financing set forth in the Debt Agreement, in order to consummate the Transactions. As of the date of this Agreement, a true, correct and complete copy of each fee letter related to the Debt Agreement as in effect on the date of this Agreement has been provided to the Company, except that the fees and other customary “flex” terms (including provisions in such fee letter related to fees and economic terms) may have been redacted; provided, however, that no redacted term provides that the aggregate amount or net cash proceeds of the Financing set forth in the unredacted portion of the Debt Agreement could be reduced or adds or modifies any conditions or contingencies that affect the availability of all or any portion of the Financing. Parent has fully paid (or caused to be paid) all commitment and other fees, if any, required by the Debt Agreement that are due and payable on or before the date of this Agreement. As of the date of this Agreement and other than as set forth in the Debt Agreement and assuming the satisfaction or waiver of each of the Conditions at Completion, there are no conditions precedent to the funding of the full amount of the Financing as necessary to consummate the transactions contemplated by this Agreement and to satisfy all of the payment and other obligations of Parent and Acquirer Sub under this Agreement, and there are no contractual contingencies or other provisions under any agreement (including any side letters) relating to the Transactions to which Parent or Acquirer Sub or any of their respective Affiliates is a party that would permit the Financing Sources to reduce the total amount of the Financing or impose any additional conditions precedent to the availability of the Financing or that could affect the timing, termination or availability of the Financing necessary to consummate the Transactions.

(iii) As of the date of this Agreement, the Debt Agreement is a valid and binding obligation of Parent and, to the knowledge of Parent, each other party thereto, and is enforceable in accordance with its terms, subject, in each case, to Equitable Exceptions, and in full force and effect, and has not been amended, modified, withdrawn, terminated or rescinded in any respect. No such amendment, modification, withdrawal termination, or rescission is contemplated by Parent or, to the knowledge of Parent, any other party thereto (other than as set forth therein with respect to “flex” rights and/or to add additional lenders, arrangers, bookrunners, syndication agents and similar entities who had not executed the Debt Agreement as of the date of this Agreement). As of the date of this Agreement, assuming that each of the Conditions are satisfied at Completion, no event has occurred that (with or without notice, lapse of time or both) constitutes a breach or default under the Debt Agreement on the part of Parent. Other than customary engagement letters, the redacted fee letters provided in accordance with clause (ii) above or nondisclosure or non-reliance agreements which do not impact the conditionality or aggregate amount of the Financing, as of the date of this Agreement, there are no other contracts or side letters, or arrangements to which Parent or any of its Affiliates is a party related to the Financing, other than as expressly contained in the Debt Agreement or otherwise delivered to the Company.

As of the date of this Agreement, Parent does not have any reason to believe that any of the conditions to the Financing will not be satisfied or, assuming satisfaction or waiver of the conditions to the Financing, that the Financing will not be available to Parent on the date on which Completion shall occur.

(iv) Notwithstanding anything contained in this Agreement to the contrary, the obligations of the Parent Parties under this Agreement, including their obligations to consummate the Completion, are not conditioned in any manner upon the Parent Parties obtaining the Financing or any other financing.

(h) No Other Representations or Warranties; Acknowledgment by Parent and Acquirer Sub.

(i) Except for the representations and warranties expressly set out in this Section 6.2, neither Parent nor Acquirer Sub nor any of their Affiliates nor any other Person on behalf of any of them is making or has made any express or implied representation or warranties of any kind or nature whatsoever, including with respect to Parent, Acquirer Sub or their respective businesses or with respect to any other information made available to the Company Group or its Representatives in connection with the Transactions, including the accuracy or completeness thereof and Parent and Acquirer Sub hereby expressly disclaim any such other representations and warranties.

(ii) Parent and Acquirer Sub acknowledge and agree that, except for the representations and warranties made by the Company in this Agreement (as qualified by the Company Disclosure Schedule), none of the members of the Company Group nor any of their Affiliates nor any other Person is making or has made any representations or warranties, expressed or implied, at law or in equity, with respect to or on behalf of the Company Group, its businesses, operations, assets, liabilities, financial condition, results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects) or the accuracy or completeness of any information regarding the Company or any member of the Company Group or any other matter made available to Parent, Acquirer Sub or their Representatives in expectation of, or in connection with, this Agreement or the Transactions. Neither Parent nor Acquirer Sub is relying upon and each of Parent and Acquirer Sub specifically disclaims that it is relying upon or has relied upon any such other representations or warranties that may have been made by any Person and acknowledges and agrees that the Company and each member of the Company Group and their Affiliates have specifically disclaimed any such other representations and warranties.

(iii) Parent and Acquirer Sub have conducted their own independent investigation of the Company and the Company Group and the Transactions and have had an opportunity to discuss and ask questions regarding the Company and the Company Groups’ businesses with the management of the Company.

SECTION 7. ADDITIONAL AGREEMENTS

7.1 Access to Information; Confidentiality; Notices of Certain Events.

(a) Upon reasonable notice, the Company shall, and shall cause its Subsidiaries to, afford to Parent, its Subsidiaries and its and their respective Representatives and Financing Sources, reasonable access during normal business hours, during the period from the date of this Agreement to the earlier of the Completion and the date, if any, on which this Agreement is validly terminated pursuant to and in accordance with Section 9, to (i) its and its Subsidiaries’ properties, contracts, commitments and books and records and (ii) all other information not made available pursuant to clause (i) of this Section 7.1(a) concerning its and its Subsidiaries’ businesses, properties and personnel as Parent may reasonably request; provided, however, that any such access shall be conducted at Parent’s expense, at a reasonable time and in compliance with then-applicable local COVID-19 Measures, under the supervision of appropriate personnel of the Company and in such a manner as not to unreasonably interfere with the normal operation of the business of the Company and its Subsidiaries; provided, further, that the Company shall be permitted to provide such information electronically or by other remote access where practicable. Any such access shall be subject to the Company’s reasonable security measures and insurance requirements and shall not include invasive testing.

(b) Without limiting the generality of Section 7.1(a) (and subject to the limitations set forth therein), during the period from the date of this Agreement to the earlier of the Completion and the date, if any, on which the Agreement is validly terminated pursuant to and in accordance with Section 9, the Company agrees to, and to cause its Subsidiaries to, subject to applicable Law including Antitrust Law, (i) reasonably assist and reasonably cooperate with Parent and its Subsidiaries (A) to facilitate the post-Completion integration of the Company Group with Parent and its Subsidiaries (including, at the request of Parent from time to time, reasonably assisting and cooperating with Parent and its Affiliates in the planning and development of a post-Completion integration plan) and (B) by making reasonably available relevant Third Party advisors and employees on a mutually convenient basis, at the reasonable request of Parent from time to time, for post-Completion Tax planning and other Tax matters related to this Agreement (including any matters described in Section 7.13 or any other planning that is aimed at preserving or obtaining a Tax basis step up in the assets of the Company and its Subsidiaries for applicable Tax purposes, it being understood and agreed that neither the Company nor any of its Subsidiaries makes any representations regarding the availability or effectiveness of such Tax planning); provided, that (1) the Company is not hereby required (before the Completion) to make any Tax elections, transfers of entities, or take any other action or step that may be requested by Parent that (x) would have a greater than a de minimis effect on the Company or any of its Subsidiaries or shareholders, or (y) would reasonably be expected to prevent or delay the Completion, (2) Parent shall indemnify the Company for any and all costs and expenses (including any Taxes) that may result from any election or restructuring, or any other action as to which the Company incurs material costs and expenses, in each case requested by Parent from the Company or its Subsidiaries pursuant to this Section 7.1(b)(i)(B); and (3) that such cooperation shall not require any party to disclose any information subject to applicable privileges, including the attorney-client privilege, and (ii) provide reasonable access to key personnel identified by Parent to facilitate Parent’s efforts with respect to the post-Completion retention of such key personnel.

(c) Notwithstanding anything to the contrary in this Section 7.1 or Section 7.2, neither the Company nor any of its respective Subsidiaries shall be required to provide access to, disclose information to or assist or cooperate with Parent, its Subsidiaries and its and their respective Representatives in each case if and to the extent such access, disclosure, assistance or cooperation (i) would jeopardize any attorney-client privilege with respect to such information, or (ii) would, as reasonably determined based on the advice of outside counsel, contravene any applicable Law or confidentiality obligations in any Contract to which any member of the Company Group is subject or bound; provided that the Company shall, and shall cause its Subsidiaries to, use reasonable best efforts to make appropriate substitute disclosure arrangements under circumstances in which such restrictions apply (including redacting such information (A) to remove references concerning valuation of the Company Group, (B) as necessary to comply with any Contract in effect on the date of this Agreement or after the date of this Agreement or with applicable Laws and (C) as necessary to address reasonable attorney-client, work-product or other privilege or confidentiality concerns, or entering into a joint defense or other arrangement) and to provide such information as to the applicable matter as can be conveyed. Each of the Company and Parent may, as each deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other under this Section 7.1 or Section 7.2 as “Outside Counsel Only Material.” Such materials and the information contained therein shall be given only to the outside counsel of the recipient and, subject to any additional confidentiality or joint defense agreement the Parties may mutually propose and enter into, will not be disclosed by such outside counsel to employees, officers or directors of the recipient unless express permission is obtained in advance from the source of the materials (the Company or Parent, as the case may be) or its legal counsel.

(d) Each Party shall promptly notify and provide copies to the other Party of the occurrence of any event which would or would reasonably be expected to (A) prevent or materially delay the consummation of the Scheme, the Acquisition or the other Transactions or (B) result in the failure of any Condition; provided that the delivery of any notice pursuant to this Section 7.1(d) shall not in and of itself (i) affect or be deemed to modify any representation, warranty, covenant, right, remedy, or condition to any obligation of any Party hereunder or (ii) update any section of the Company Disclosure Schedule. A failure of either Party to provide information pursuant to this Section 7.1(d) shall not constitute a breach for purposes of any Condition.

(e) The Parties hereby agree that all information provided to them or their respective Representatives pursuant to this Agreement shall be subject to the Confidentiality Agreement.

7.2 Consents and Regulatory Approvals.

(a) The terms of the Acquisition at the date of publication of the Scheme Document shall be set out in the Rule 2.7 Announcement and the Scheme Document, to the extent required by applicable Laws.

(b) Subject to the terms and conditions of this Agreement, each Party shall, and each shall cause its Subsidiaries to, use its respective reasonable best efforts to take, or cause to be taken, (i) all actions and to do, or cause to be done, all things necessary, proper or advisable, to the extent permitted by applicable Laws, to achieve satisfaction of the Conditions and to consummate the Acquisition and the other Transactions and (ii) all actions, to file, or cause to be filed, all documents and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable under applicable Antitrust Laws to consummate and make effective the Transactions as soon as reasonably practicable, including: (A) the obtaining of all necessary Clearances and expirations or terminations of waiting periods from Governmental Entities and the making of all necessary registrations and filings and the taking of all steps as may be necessary to obtain any such Clearances or expiration or termination of a waiting period by or from, or to avoid an action or proceeding by, any Governmental Entity in connection with any Antitrust Law, (B) the obtaining of all necessary Clearances from Third Parties, and (C) the execution and delivery of any additional instruments necessary to consummate the Transactions.

(c) In furtherance and not in limitation of the foregoing, the Parties agree to use reasonable best efforts to, and cause their Affiliates to use reasonable best efforts to, promptly take all actions and steps requested or required by any Governmental Entity as a condition to granting any Clearances, and to cause the prompt expiration or termination of any applicable waiting period and to resolve objections, if any, of the FTC or DOJ, or other Governmental Entities of any Required Non-U.S. Jurisdiction so as to obtain such Clearances under the HSR Act or other Antitrust Laws, and to avoid the commencement of a lawsuit by the FTC, the DOJ or other Governmental Entities under Antitrust Laws, and to avoid the entry of, or to effect the dissolution of, any Order in any Legal Proceeding which would otherwise have the effect of preventing the Completion or delaying the Completion beyond the End Date, including (i) negotiating, committing to and effecting, by consent decree, hold separate order or otherwise, the sale, lease, license, divestiture or disposition of any assets, rights, product lines, or businesses of the Company or any of its Subsidiaries, (ii) terminating existing relationships, contractual rights or obligations of the Company or any of its Subsidiaries, (iii) terminating any venture or other arrangement of the Company or any of its Subsidiaries, (iv) creating any relationship, contractual rights or obligations of the Company or any of its Subsidiaries, (v) effectuating any other change or restructuring of the Company or any of its Subsidiaries and (vi) otherwise taking or committing to take any actions with respect to the businesses, product lines or assets of the Company or any of its Subsidiaries (the actions referred to in clauses (i) through (vi), collectively, “Remedy Actions”); provided, however, that, notwithstanding anything to the contrary herein (including the “reasonable best efforts standard” set forth in Section 7.2(b)), neither Parent nor any of its Affiliates shall be required to proffer, consent to or agree to or effect any Remedy Action (x) with respect to any assets, categories of assets or portions of any business of the Company or any of its Subsidiaries if, in each case, any such Remedy Action would, individually or in the aggregate, reasonably be expected to be material to the business, assets or financial condition of the Company and its Subsidiaries, taken as a whole or (y) with respect to the items listed on Section 7.2(c) of the Company Disclosure Schedule or (z) for the avoidance of doubt, with respect to any assets, categories of assets or portions of any business of Parent or its Affiliates (such effect referred to in clauses (x), (y), or (z), a “Burdensome Condition”); provided, further, that the Company shall only be permitted to take or commit to take such Remedy Action with the prior written consent of Parent; provided, further, that Parent may only require the Company to take or commit to take any such Remedy Action if such Remedy Action is binding on the Company only in the event the Completion occurs.

(d) Subject to the terms and conditions of this Agreement, each of the Parties hereto shall (and shall cause their respective Affiliates, if applicable, to) (i) promptly, but in no event later than 15 Business Days after the date of this Agreement (or such later date as may be agreed in writing among the Parties), make an appropriate filing of all Notification and Report forms as required by the HSR Act with respect to the Transactions and (ii) as promptly as reasonably practicable after the date of this Agreement and in any event no later than January 16, 2023 (or such later date as may be agreed in writing among the Parties), make all other filings, notifications or other consents as may be required to be made or obtained by such Party under foreign Antitrust Laws or Foreign Investment Laws in those jurisdictions identified in Section 7.2(d) of the Company Disclosure Schedule, which contains the list of the only non U.S. jurisdictions where filing, notification, expiration of a waiting period or consent or approval is a condition to Completion as agreed by the Parties (each, a “Required Non-U.S. Jurisdiction”).

(e) Parent shall consult in advance with the Company, and take into account in good faith the views of the Company, regarding the strategy for all matters with any Governmental Entity; provided, that, in the event of a disagreement regarding such strategy, the determination of Parent shall be final so long as consistent with its obligations hereunder. Notwithstanding anything in this Agreement to the contrary, neither Party shall commit to or agree with any Governmental Entity to stay, toll or extend any applicable waiting period under the HSR Act, or pull and refile under the HSR Act, or other applicable Antitrust Laws or Foreign Investment Laws, without the prior written consent of the other Party (such consent not to be unreasonably withheld, conditioned or delayed). Without limiting the generality of anything contained in this Section 7.2, each Party hereto shall use its reasonable best efforts to (i) cooperate in all respects and consult with each other in connection with any filing or submission in connection with any investigation or other inquiry, including allowing the other Party to have a reasonable opportunity to review in advance and comment on drafts of filings and submissions, in each case, as required under applicable Antitrust Laws, (ii) give the other Parties prompt notice of the making or commencement of any request, inquiry, investigation or Legal Proceeding brought by a Governmental Entity or brought by a Third Party before any Governmental Entity, in each case, with respect to the Transactions under applicable Antitrust Laws, (iii) promptly keep the other Parties informed as to the status of any such request, inquiry, investigation, action or Legal Proceeding under applicable Antitrust Laws, (iv) promptly inform the other Parties of any communication to or from the FTC, DOJ or any other Governmental Entity in connection with any such request, inquiry, investigation or Legal Proceeding under applicable Antitrust Laws, (v) promptly furnish to the other Party, subject to an appropriate confidentiality agreement to limit disclosure to outside counsel and consultants retained by such counsel, with copies of documents, communications or materials provided to or received from any Governmental Entity in connection with any such request, inquiry, investigation, action or Legal Proceeding under applicable Antitrust Laws, (vi) subject to an appropriate confidentiality agreement to limit disclosure to counsel and outside consultants retained by such counsel, and to the extent reasonably practicable, consult in advance and cooperate with the other Parties and consider in good faith the views of the other Parties in connection with any substantive communication, analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal to be made or submitted in connection with any such request, inquiry, investigation, action or Legal Proceeding under applicable Antitrust laws and (vii) except as may be prohibited by any Governmental Entity or by any Law, in connection with any such request, inquiry, investigation or Legal Proceeding in respect of the Transactions, each Party shall provide advance notice of and permit authorized Representatives of the other Party to be present at each meeting or conference relating to such request, inquiry, investigation or Legal Proceeding under applicable Antitrust Laws and to have access to and be consulted in advance in connection with any argument, opinion or proposal to be made or submitted to any Governmental Entity in connection with such request, inquiry, investigation or Legal Proceeding under applicable Antitrust Laws; provided that documents and information provided to the other Party pursuant to this paragraph may be redacted (A) to remove references to valuation of the Company or the identity of alternative acquirers, (B) to comply with contractual arrangements, or (C) to protect privilege, and may be limited to outside counsel and outside consultants retained by such counsel. Each Party shall supply as promptly as practicable such information, documentation, other material or testimony that may be reasonably requested by any Governmental Entity, including by responding at the earliest reasonably practicable date with any request for additional information, documents or other materials, including any “second request” under the HSR Act, received by any Party or any of their respective Subsidiaries from any Governmental Entity in connection with such applications or filings for the Transactions under applicable Antitrust Laws. Parent and Acquirer Sub shall pay all filing fees under the HSR Act and for any filings required under Required Non-U.S. Jurisdictions, but the Company shall bear its own costs for the preparation of any such filings.

(f) Parent agrees that it shall not, and shall not permit any of its controlled Affiliates to, directly or indirectly, acquire or agree to acquire any assets, business or any Person (whether by merger, consolidation, license, purchasing a substantial portion of the assets of or equity in any Person or by any other manner) if the entering into of an agreement relating to or the consummation of such acquisition, merger, consolidation or purchase, whether individually or in the aggregate, would reasonably be expected to (i) impose any material delay in the expiration or termination of any applicable waiting period or impose any material delay in the obtaining of, or increase the risk of not obtaining, any Clearance under the HSR Act or any other Required Non-U.S. Jurisdiction, (ii) materially increase the risk of any Governmental Entity entering any permanent, preliminary or temporary injunction or other order, decree, decision, determination or judgment that would materially delay, restrain, prevent, enjoin or otherwise prohibit consummation of the Acquisition and the other Transactions or (iii) otherwise prevent the consummation of the Acquisition and the Transactions by the End Date.

(g) In the event that the latest date on which the Irish High Court or the Irish Takeover Panel would permit Completion to occur is prior to the End Date, the Parties shall use their respective reasonable best efforts to obtain consent of the Irish High Court or the Irish Takeover Panel, as applicable, to an extension of such latest date (but not beyond the End Date). If (i) the Irish High Court or the Irish Takeover Panel require the lapsing of the Scheme prior to the End Date, or (ii) the Condition set out in paragraph 1 of the Conditions fails to be satisfied, the Parties shall (unless and until this Agreement is terminated pursuant to and in accordance with Section 9) take all reasonable actions required in order to re-initiate the Scheme process as promptly as practicable (it being understood that no such lapsing described in clause (i) or (ii) shall, in and of itself, result in a termination of, or otherwise affect any rights or obligations of any Party under, this Agreement).

7.3 Directors’ and Officers’ Indemnification and Insurance.

(a) For a period of not less than six years from the Effective Date, Parent shall cause the Company or any applicable Subsidiary thereof (collectively, the “D&O Indemnifying Parties”), to the fullest extent each such D&O Indemnifying Party is so authorized or permitted by applicable Laws, as now or hereafter in effect, to: (i) indemnify and hold harmless, to the fullest extent permitted under the applicable Laws and pursuant to existing arrangements and Organizational Documents of the Company Group (as in effect as of the date of this Agreement) each person who is at the date of this Agreement, was previously, or during the period from the date of this Agreement through the date of the Effective Time, serving as a director or officer of the Company or any of its Subsidiaries, or at the request or for the benefit of the Company or any of its Subsidiaries as a director, trustee or officer of any other entity or any benefit plan maintained by the Company or any of its Subsidiaries (collectively, the “D&O Indemnified Parties”), as in effect as of the date of this Agreement, in connection with any D&O Claim and any losses, claims, damages, liabilities, Claim Expenses, judgments, fines, penalties and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect of any thereof) relating to or resulting from a D&O Claim; and (ii) promptly advance to such D&O Indemnified Party any Claim Expenses incurred in defending, serving as a witness with respect to or otherwise participating with respect to any D&O Claim in advance of the final disposition of such D&O Claim, including payment on behalf of or advancement to the D&O Indemnified Party of any Claim Expenses incurred by such D&O Indemnified Party in connection with enforcing any rights with respect to such indemnification or advancement, in each case without the requirement of any bond or other security, but subject to the D&O Indemnifying Party’s receipt of a written undertaking by or on behalf of such D&O Indemnified Party to repay such Claim Expenses if it is ultimately determined under applicable Laws that such D&O Indemnified Party is not entitled to be indemnified. All rights to indemnification and advancement conferred hereunder shall continue as to a Person who has ceased to be a director or officer of the Company or any of its Subsidiaries after the date of this Agreement and shall inure to the benefit of such Person’s heirs, successors, executors and personal and legal representatives. As used in this Section 7.3: (x) the term “D&O Claim” means any threatened, asserted, pending or completed Legal Proceeding, whether instituted by any Governmental Entity or any other Person, arising out of or pertaining to acts or omissions occurring at or prior to the Effective Time that relate to such D&O Indemnified Party’s duties or service (A) as a director or officer of the Company or the applicable Subsidiary thereof at or prior to the Effective Time (including with respect to any acts, facts, events or omissions occurring in connection with the approval of this Agreement, the Scheme, the Acquisition and the consummation of the other Transactions (including the Acquisition), including the consideration and approval thereof and the process undertaken in connection therewith) or (B) as a director, trustee or officer of any other entity or any benefit plan maintained by the Company or any of its Subsidiaries (for which such D&O Indemnified Party is or was serving at the request or for the benefit of the Company or any of its Subsidiaries) at or prior to the Effective Time; and (y) the term “Claim Expenses” means reasonable out-of-pocket attorneys’ fees and all other reasonable out-of-pocket costs, expenses and obligations (including experts’ fees, travel expenses, court costs, retainers and transcript fees) paid or incurred in connection with investigating, defending, being a witness in or participating in (including on appeal), or preparing to investigate, defend, be a witness in or participate in any D&O Claim for which indemnification is authorized pursuant to this Section 7.3(a), including any action relating to a claim for indemnification or advancement brought by a D&O Indemnified Party.

(b) For a period of not less than six years from the Effective Date, Parent shall cause the Organizational Documents of the Company and its Subsidiaries to contain provisions no less favorable with respect to indemnification, advancement of expenses and limitations on liability of directors and officers than are set out in the Organizational Documents of the Company and its Subsidiaries as of the date of this Agreement, which provisions shall not be amended, repealed or otherwise modified for a period of at least six years from the Effective Date in any manner that would adversely affect the rights thereunder of any D&O Indemnified Party, unless any modification or amendment is required by applicable Laws (but then only to the extent required by applicable Laws). At the Company’s option and expense, prior to the Effective Time, the Company may purchase (and pay in full the aggregate premium for) a six-year prepaid “tail” insurance policy (which policy by its express terms shall survive the Acquisition) of at least the same coverage and amounts and containing terms and conditions that are no less favorable to the directors and officers of the Company and its Subsidiaries as the Company’s and its Subsidiaries’ existing directors’ and officers’ insurance policy or policies with a claims period of six years from the Effective Time for D&O Claims arising from facts, acts, events or omissions that occurred on or prior to the Effective Time; provided that the premium for such tail policy shall not exceed 300% of the annual amount currently paid by the Company and its Subsidiaries for such insurance (such amount being the “Maximum Premium”). If the Company fails to obtain such tail policy prior to the Effective Time, Parent shall obtain such a tail policy; provided, however, that the premium for such tail policy shall not be required to exceed the Maximum Premium; provided, further, that if such tail policy cannot be obtained or can be obtained only by paying a premium in excess of the Maximum Premium, Parent shall only be required to obtain as much coverage as can be obtained by paying a premium equal to the Maximum Premium. Parent and the Company shall cause any such policy (whether obtained by Parent or the Company) to be maintained in full force and effect, for its full term, and Parent shall, following the Effective Time, cause the Company to honor all its obligations thereunder.

(c) If Parent or the Company or any of their respective successors or assigns (i) consolidates with or merges with or into any other Person and shall not be the continuing or surviving company, partnership or other Person of such consolidation or merger or (ii) liquidates, dissolves or winds-up, or transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent or the Company, as applicable, assume the obligations set out in this Section 7.3.

(d) The provisions of this Section 7.3 are intended to be for the express benefit of, and shall be enforceable by, each D&O Indemnified Party (who are intended to be third party beneficiaries of this Section 7.3), his or her heirs and his or her personal Representatives, shall be binding on all successors and assigns of Parent, and following the Effective Time, the Company. The exculpation and indemnification provided for by this Section 7.3 shall not be deemed to be exclusive of any other rights to which a D&O Indemnified Party is entitled, pursuant to applicable Laws or Contract made available to Parent prior to the date of this Agreement.

7.4 Employment and Benefit Matters.

(a) From the date of Completion through the first anniversary of the Effective Time (or, if shorter, the period of employment of the relevant Continuing Employee) (the “Benefits Continuation Period”), Parent shall provide or shall cause Acquirer Sub to provide, to (i) each Continuing Employee a base salary or hourly rate that is no less favorable than the base salary or hourly rate provided to such Continuing Employee immediately prior to the Effective Time, (ii) each Continuing Employee target annual or quarterly cash bonus, incentive compensation (excluding any special, retention or one-time award opportunities) and commissions opportunities (as applicable) that are no less favorable than the target annual or quarterly cash bonus, incentive compensation (excluding any special, retention or one-time award opportunities) and commissions opportunities provided to such Continuing Employee immediately prior to the Effective Time, and (iii) to the Continuing Employees as a group, employee benefits that are, in the aggregate, no less favorable than the employee benefits provided to similarly-situated employees of Parent and its Subsidiaries; provided that for purposes of determining whether such employee benefits are no less favorable in the aggregate, any equity, defined benefit pension plan benefits, nonqualified deferred compensation, retiree health or welfare benefits, post-termination health or welfare benefits, and retention or change in control payments or awards shall not be taken into account.

(b) In addition, Acquirer Sub shall provide, and Parent shall cause Acquirer Sub to provide, to each Continuing Employee who experiences a termination of employment during the Benefits Continuation Period, severance, termination and similar benefits that are no less favorable than the severance, termination and similar benefits to which such Continuing Employee would have been entitled upon such a termination of employment under any Employee Plan that is a severance plan, policy, program, agreement or arrangement and set out on Section 7.4(b) of the Company Disclosure Schedule (collectively, the “Severance Arrangements”) and in which such Continuing Employee was eligible to participate as of immediately prior to the Effective Time. For purposes of determining compliance with this Section 7.4(b), only the existing terms of the Severance Arrangements will be taken into account, and any modifications to the Severance Arrangements that are effective after the date of this Agreement but prior to the Effective Time (and are made without Parent’s advance written consent) will be disregarded.

(c) For purposes of vesting, eligibility to participate and determining level of benefits under the employee benefit plans of Parent or any Affiliate providing benefits to any Continuing Employees following the Effective Time (the “New Plans”), each Continuing Employee shall be credited with his or her years of service with the Company Group and its predecessors before the Effective Time, to the same extent and for the same purpose as such Continuing Employee was entitled, before the Effective Time, to credit for such service under the corresponding Employee Plan in which the Continuing Employee participated or was eligible to participate immediately prior to the Effective Time, provided that the foregoing shall not apply with respect to (i) any defined benefit pension plan or any retiree or post-termination health or welfare benefits, (ii) any benefit plan that is frozen or for which participation is limited to a grandfathered population, (iii) any cash- or equity-based compensation arrangements, or (iv) to the extent that its application would result in a duplication of benefits or compensation with respect to the same period of service, and provided, further, that such service shall only be credited to the extent service with Parent is credited for similarly situated employees of the Parent Group under the New Plans. In addition, and without limiting the generality of the foregoing, (A) each Continuing Employee shall be immediately eligible to participate, without any waiting time, in any and all New Plans to the extent coverage under such New Plan is replacing comparable coverage under an Employee Plan in which such Continuing Employee had already satisfied any such waiting period and participated immediately before the Effective Time (such plans, collectively, the “Old Plans”), and (B) for purposes of each New Plan providing medical, dental, pharmaceutical or vision benefits to any Continuing Employee, Parent shall use its reasonable best efforts to (1) cause all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such employee and his or her covered dependents, unless and to the extent the individual, immediately prior to entry in the New Plans, was subject to such conditions under the comparable Old Plans, and (2) to the extent not prohibited by the terms, or by any third party administrator, of any New Plan that is a fully insured medical, dental, pharmaceutical or vision benefit plan of Parent or any Affiliate, credit each Continuing Employee with all deductible payments, co-payments and other out-of-pocket expenses incurred by such Continuing Employee and his or her covered dependents under the medical, dental, pharmaceutical or vision benefit plans of the Company prior to the Completion during the plan year in which the Completion occurs for the purpose of determining the extent to which such Continuing Employee has satisfied the deductible, co-payments or maximum out-of-pocket requirements applicable to such Continuing Employee and his or her covered dependents for such plan year under any New Plan that is a medical, dental, pharmaceutical or vision benefit plan of Parent or its Affiliates, as if such amounts had been paid in accordance with such plan (to the extent such credit would have been given under comparable Old Plans prior to the Completion).

(d) Prior to the Effective Time, if requested by Parent in writing, the Company shall cause any United States Tax-qualified defined contribution plan (collectively, the “Company 401(k) Plan”) to be terminated effective immediately prior to the Effective Time. In the event that Parent requests that the Company 401(k) Plan be terminated, the Company shall provide Parent with evidence that such Plan has been terminated (the form and substance of which shall be subject to review and approval by Parent) not later than the day immediately preceding the Effective Time. Upon the distribution of the assets in the accounts under the Company 401(k) Plan to the participants, Parent shall permit the Continuing Employees who are then actively employed by Parent or its Subsidiaries to make rollover contributions of “eligible rollover distributions” (within the meaning of Section 401(a)(31) of the Code), in the form of cash, from the Company 401(k) Plan to the applicable tax-qualified defined contribution plans of Parent or its Subsidiaries.

(e) Except as permitted pursuant to Section 10.1, prior to making any broad-based communications (written or oral) to the directors, officers or employees of the Company or any of its Subsidiaries pertaining to compensation or benefit matters that are affected by the transactions contemplated by this Agreement, the Company shall provide Parent with a copy of the intended communication, Parent shall have a reasonable period of time to review and comment on the communication, and the Company shall consider any such comments in good faith.

(f) Nothing contained in this Section 7.4 (whether express or implied) shall (i) create or confer any rights, remedies or claims upon any employee of the Company or any of its Affiliates or any right of employment or engagement or continued employment or engagement or any particular term or condition of employment or engagement for any Company Employee or any other Person, (ii) be considered or deemed to establish, amend, or modify any Employee Plan or any other benefit or compensation plan, program, policy, agreement, arrangement, or Contract, (iii) prohibit or limit the ability of Parent or any of its Affiliates to amend, modify or terminate any benefit or compensation plan, program, policy, agreement, arrangement, or contract at any time assumed, established, sponsored or maintained by any of them or (iv) confer any rights or benefits (including any third-party beneficiary rights) on any Person other than the Parties.

7.5 Employee Share Purchase Plan. As promptly as reasonably practicable following the date of this Agreement, the Company shall take all actions necessary or required under the Company ESPP and applicable Laws to (i) limit participation in the Company ESPP to those employees who participated in the Company ESPP immediately prior to the execution and delivery of this Agreement, (ii) prevent participants from increasing their payroll deductions or purchase elections from those in effect immediately prior to the execution and delivery of this Agreement, (iii) ensure that, except for any offering period in existence under the Company ESPP on the date of this Agreement, no offering period shall be authorized or commenced on or after the date of this Agreement, and no existing offering period shall be extended, and (iv) if the Completion shall occur prior to the end of any offering period in existence under the Company ESPP on the date of this Agreement, cause the rights of participants in the Company ESPP with respect to any such offering period (and purchase period thereunder) then underway under the Company ESPP to be determined by treating the last Business Day prior to the Effective Time as the last day of such offering period and purchase period. The Company shall terminate the Company ESPP in its entirety effective as of the Effective Time, contingent upon the Effective Time. Prior to the Effective Time, the Company shall take all actions (including, if appropriate, amending the terms of the Company ESPP) that are necessary to give effect to the transactions contemplated by this Section 7.5.

7.6 Financing.

(a) From and after the date hereof until the earlier of the Completion and the termination of this Agreement pursuant to and in accordance with Section 9, in a timely manner so as not to delay the Completion, the Parent Parties shall use their reasonable best efforts to (i) take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable to consummate, no later than the date the Completion is required to occur pursuant to this Agreement, the Financing on the terms set forth in the Debt Agreement and (ii) satisfy or cause to be satisfied (or waived) on a timely basis all conditions to funding described in the Debt Agreement.

(b) In the event any portion of the Financing contemplated by the Debt Agreement becomes unavailable regardless of the reason therefor (as determined by Parent in its reasonable discretion after consulting with the Financing Sources), (i) Parent shall promptly notify the Company in writing of such unavailability and the reason therefor and (ii) Parent shall use its reasonable best efforts, and shall cause each of its Subsidiaries to use their reasonable best efforts, to obtain as promptly as practicable following the occurrence of such event, alternative debt financing for any such portion from alternative sources (the “Alternative Financing”) in an amount sufficient, when taken together with cash of Parent and its Subsidiaries (but not including the Company and its Subsidiaries) and the other sources of funds immediately available to Parent at the Completion to pay the Financing Amounts and that do not include any conditions to the consummation of such alternative debt financing that are more onerous than the conditions set forth in the Debt Agreement. In addition to the foregoing, the Parent may also obtain Alternative Financing at its sole discretion which replaces the Financing, so long as the Parent is able to give the representations set forth in Section 6.2(h) with respect to such Alternative Financing as at the date such Alternative Financing becomes effective (with references to “date hereof,” the “Financing,” “Financing Sources” and “Debt Agreement” (and other like terms) in that section deemed to have been replaced with references to the date such Alternative Financing, the commitments thereunder and the agreements with respect thereto becomes effective).

(c) To the extent requested in writing by the Company from time to time, the Parent Parties shall provide the Company with updates on a reasonably current basis on the status of the Financing. The Parent Parties shall, (i) to the extent not publicly filed, provide copies of all executed credit agreements and indentures and any amendments, modifications, replacements or waivers relating to the Financing or any Indebtedness that is a takeout to the Financing (or notice that such documents have been publicly filed) within one Business Day of execution thereof and (ii) provide prompt written notice (and in any event, within two Business Days) of (A) the receipt of any written notice or other written communication from any Financing Source with respect to such Financing Source’s failure or anticipated failure to fund its commitments under any definitive agreements relating to the Financing, (B) any material breach or material default by any party to such definitive agreements of which any Parent Party obtains knowledge, (C) any actual or, to the knowledge of any Parent Party, threatened in writing, withdrawal, repudiation, or termination of any of such definitive agreements or (D) receipt of written notice or other written communication from any Financing Source relating to a material dispute or disagreement with respect to the obligation to fund all or any portion of the Financing at Completion (but excluding, for the avoidance of doubt, any ordinary course negotiations with respect to the terms of the Financing or the Debt Agreement); provided that in no event will the Parent Parties be under any obligation to disclose any information that is subject to attorney-client or similar privilege (provided that the Parent Parties shall use their respective reasonable best efforts to cause any such information to be disclosed in a manner that would not result in the loss of any such privilege).

(d) Notwithstanding anything contained in this Agreement to the contrary, the Parent Parties expressly acknowledge and agree that their obligations under this Agreement, including their obligations to consummate the Completion, are not conditioned in any manner upon the Parent Parties obtaining the Financing or any other financing. To the extent Parent obtains Alternative Financing pursuant to Section 7.6(b) or amends, replaces, supplements, modifies or waives any of the Financing, references to the “Financing,” “Financing Sources” and “Debt Agreement” (and other like terms in this Agreement) shall be deemed to refer to such Alternative Financing, the commitments thereunder and the agreements with respect thereto, or the Financing as so amended, replaced, supplemented, modified or waived.

7.7 Section 16 Matters. Prior to the Effective Time, Parent Parties and the Company shall take all such steps as may be required (to the extent permitted under applicable Laws) to cause any dispositions of the Company Shares (including derivative securities with respect to the Company Shares) resulting from the Transactions by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

7.8 Financing Cooperation.

(a) Until the earlier to occur of the Completion and the termination of this Agreement pursuant to and in accordance with Section 9, the Company shall use its reasonable best efforts, and shall cause each of its Subsidiaries to use its reasonable best efforts, and shall use its reasonable best efforts to cause its and their respective officers, employees and advisors and other Representatives, including legal and accounting advisors, to use their reasonable best efforts, to provide to Parent and its Subsidiaries such assistance as may be reasonably requested by Parent in writing that is customary in connection with the offering, arranging, obtaining, syndication, consummation, issuance or sale of the Financing, including using reasonable best efforts with respect to:

(i) participating in and assisting with the due diligence, syndication or other marketing of the Financing, including using reasonable best efforts with respect to (A) the participation by members of management of the Company with appropriate seniority in a reasonable number of meetings, presentations, road shows, drafting sessions, due diligence sessions and sessions with prospective lenders, investors and rating agencies, at times and at locations reasonably acceptable to the Company and upon reasonable notice, (B) assisting with Parent’s preparation of customary materials for registration statements, offering documents, private placement memoranda, bank information memoranda, prospectuses, rating agency presentations, syndication documents and other syndication materials, including information memoranda, lender and investor presentations, bank books and other marketing documents and similar documents required in connection with any portion of the Financing (collectively, “Marketing Material”) and due diligence sessions related thereto, (C) delivering and consenting to the inclusion or incorporation in any SEC filing related to the Financing of the historical audited consolidated financial statements and unaudited consolidated interim financial statements of the Company included or incorporated by reference into the Company SEC Documents (the “Historical Financial Statements”) and (D) delivering customary authorization letters, management representation letters, confirmations, and undertakings in connection with the Marketing Material (in each case, as applicable, subject to customary confidentiality provisions and disclaimers);

(ii) timely furnishing Parent and its Financing Sources with existing historical financial and other customary information (collectively, the “Financing Information”) with respect to the Company and its Subsidiaries as is reasonably requested by Parent or its Financing Sources and customarily required in Marketing Material for Financings of the applicable type, including all Historical Financial Statements and other customary information with respect to the Company and its Subsidiaries (A) of the type that would be required by Regulation S-X and Regulation S-K under the Securities Act if the Financing were incurred by Parent and registered on Form S-3 under the Securities Act, including audit reports of annual financial statements to the extent so required, or (B) reasonably necessary to permit Parent to prepare pro forma financial statements customary for Financings of the applicable type;

(iii) providing to Parent’s legal counsel and its independent auditors such customary documents and other customary information relating to the Company and its Subsidiaries as may be reasonably requested in connection with their delivery of any customary negative assurance opinions and customary comfort letters relating to the Financing and use reasonable best efforts to cause the Company’s independent auditors to provide customary cooperation with the respect to the Financing, including by using reasonable best efforts to cause the Company’s independent auditors to provide customary comfort letters (including “negative assurance” comfort, if customary and appropriate) in connection with any capital markets transaction comprising a part of the Financing or contemplated as part of any refinancing of the Financing, including at the time of pricing and closing, to the applicable Financing Sources, and by providing customary representation letters to the extent required by such independent auditor in connection with the foregoing;

(iv) obtaining the consents of the Company’s independent auditors to use their audit reports on the audited Historical Financial Statements of the Company and to references to such independent auditors as experts in any Marketing Material and registration statements and related government filings filed or used in connection with the Financing;

(v) obtaining the Company’s independent auditors’ customary assistance with the accounting due diligence activities of the Financing Sources, including by participating in a reasonable number of diligence sessions;

(vi) provide customary authorization letters authorizing the distribution of information related to the Company and its Subsidiaries to prospective lenders in connection with a syndicated bank financing;

(vii) assist the Parent Parties in obtaining or updating the Parent Parties’ corporate and facility credit ratings;

(viii) assist the Parent Parties in the negotiation of and co-operate with the Parent Parties’ preparation of any credit agreement, indenture, note, purchase agreement, underwriting agreement, and such other customary closing certificates and schedules as may be reasonably requested by Parent, in each case as contemplated in connection with the Financing;

(ix) cooperate with internal and external counsel of Parent in connection with providing customary back-up certificates and factual information regarding any legal opinion that such counsel may be required to deliver in connection with the Financing;

(x) providing documents reasonably requested by Parent or the Financing Sources relating to the repayment or refinancing of any Indebtedness for borrowed money of the Company or any of its Subsidiaries to be repaid or refinanced on the Completion Date and the release of related liens or guarantees (if any) effected thereby, including customary payoff letters and (to the extent required) evidence that notice of any such repayment has been timely delivered to the holders of such Indebtedness, in each case in accordance with the terms of the definitive documents governing such Indebtedness (provided that any such notice or payoff letter shall be expressly conditioned on the Completion);

(xi) procuring consents to the reasonable use of all of the Company’s and its Subsidiaries’ logos in connection with the Financing (provided that such logos are used solely in a manner that is not intended to and is not reasonably likely to harm or disparage the Company or its Subsidiaries or the reputation or goodwill of the Company or any of its Subsidiaries); and

(xii) providing at least three Business Days in advance of the Completion Date such documentation and other information about the Company and its Subsidiaries as is reasonably requested in writing by Parent at least 10 Business Days in advance of the Completion Date in connection with the Financing that relates to applicable “know your customer” and anti-money laundering rules and regulations, including without limitation, the USA PATRIOT ACT, and, to the extent required by any Financing Source, a beneficial ownership certificate (substantially similar in form and substance to the form of Certification Regarding Beneficial Owners of Legal Entity Customers published jointly, in May 2018, by the Loan Syndications and Trading Association and Securities Industry and Financial Markets Association) in respect of any of the Company or any of its Subsidiaries that qualifies as a “legal entity customer” under the Beneficial Ownership Regulation (31 C.F.R. § 1010.230).

In addition, in connection with any marketing efforts of the Parent Parties’ Financing, the Parent may reasonably request the Company to file a Current Report on Form 8-K pursuant to the Exchange Act that contains material non-public information with respect to any member of the Company Group, which Parent, in consultation with the Financing Sources and upon the advice of outside counsel, reasonably determines is necessary to include in a registration statement, customary offering memorandum or other offering document for the Financing (each an “Offering Document”) in order to (i) correct any untrue statement of a material fact or an omission of a material fact necessary in order to make the statements therein not misleading or (ii) to cause such Offering Document to comply with the requirements of the Securities Act. The Company shall consider such request promptly, and if the Company approves of such request (such approval not be unreasonably withheld), then the Company shall promptly file such Current Report on Form 8-K in a form reasonably satisfactory to the Company. Notwithstanding anything to the contrary in this Section 7.8, the Company shall not be obligated to effect any such filing of a Current Report on Form 8-K pursuant to this this Section 7.8 if in the good faith judgment of the Company Board it would be detrimental to the Company and its shareholders for such Current Report on Form 8-K to be filed at such time or in the near future, in which case the Company shall not be obligated to file such Current Report on Form 8-K.

Notwithstanding anything to the contrary herein, (A) no member of the Company Group shall be required to take or to permit the taking of any action pursuant to this Section 7.8 to (i) pay any commitment or other fee or incur any liability (other than third-party costs and expenses that are to be promptly reimbursed by Parent upon request by the Company pursuant to Section 7.8(c)), (ii) execute or deliver any definitive financing documents or any other agreement, certificate, document or instrument, or agree to any change to or modification of any existing agreement, certificate, document or instrument, in each case that would be effective prior to the Completion Date or would be effective if the Completion does not occur (except (x) to the extent required by Section 7.8(b), applicable Company Supplemental Indentures, (y) customary officers’ certificates relating to the execution thereof that would not conflict with applicable Law and would be accurate in light of the facts and circumstances at the time delivered and (z) the authorization letter and management representation letters delivered pursuant to clause (i)(D) above), (iii) provide access to or disclose information that the Company or any of its Subsidiaries reasonably determines would result in a loss of any attorney-client privilege of the Company or any of its Subsidiaries (provided that the Company shall, and shall cause its Subsidiaries to, use their respective reasonable best efforts to cause any such information to be disclosed in a manner that would not result in the loss of any such privilege), (iv) deliver or cause its Representatives to deliver any legal opinions, (v) be an issuer or other obligor with respect to the Financing prior to the Completion, (vi) commence any Company Note Offers and Consent Solicitations that are not conditional on Completion occurring or (vii) prepare any financial statements information (other than the Financing Information) that are not available to it and prepared in the ordinary course of its financial reporting practice, (B) none of the Company Board, officers of the Company, or directors and officers of the

Subsidiaries of the Company shall be required to adopt resolutions or consents approving the agreements, documents or instruments pursuant to which the Financing is obtained or the Company Note Offers and Consent Solicitations is consummated, and (C) neither the Company nor any of its Subsidiaries shall be required to take or permit the taking of any action that would (i) interfere unreasonably with the business or operations of the Company or its Subsidiaries, (ii) cause any representation or warranty in this Agreement to be breached by the Company or any of its Subsidiaries (unless waived by Parent), (iii) cause any director, officer or employee or shareholder of the Company or any of its Subsidiaries to incur any personal liability or (iv) result in a material violation or breach of, or a default under, any material Contract to which the Company or any of its Subsidiaries is a party, the Organizational Documents of the Company or its Subsidiaries or any material applicable Law. Parent shall cause all non-public or other confidential information provided by or on behalf of the Company or any of its Subsidiaries or Representatives pursuant to this Section 7.8 to be kept confidential in accordance with the Confidentiality Agreement; provided that the Company acknowledges and agrees that the confidentiality undertakings that will be obtained in connection with syndication of the Financing will be in a form customary for use in the syndication of acquisition-related debt during a takeover offer period in compliance with the requirements of the Irish Takeover Panel and the Takeover Rules.

(b) Cooperation as to Certain Indebtedness. If requested by Parent, the Company shall use its reasonable best efforts to assist Parent or one or more of its Subsidiaries in (i) commencing any of the following (as requested by Parent): (A) one or more offers to purchase any or all of the outstanding debt issued under the Indenture for cash (the “Offers to Purchase”); or (B) one or more offers to exchange any or all of the outstanding debt issued under the Indenture for securities issued by Parent or any of its Affiliates (the “Offers to Exchange”); and (ii) soliciting the consent of the holders of debt issued under the Indenture regarding certain proposed amendments to the Indenture (the “Consent Solicitations” and, together with the Offers to Purchase and Offers to Exchange, if any, the “Company Note Offers and Consent Solicitations”); provided that the closing (or effectiveness) of any such transaction shall not be consummated until the Completion and any such transaction shall be funded using consideration provided by Parent. Company Note Offers and Consent Solicitations shall be made on such terms and conditions (including price to be paid and conditionality) as are proposed by Parent and which are permitted by the terms of the Indenture and applicable Laws, including SEC rules and regulations. Parent shall consult with the Company regarding the material terms and conditions of any Company Note Offers and Consent Solicitations, including the timing and commencement of any Company Note Offers and Consent Solicitations and any tender deadlines. Parent shall have provided the Company with the necessary offer to purchase, offer to exchange, consent solicitation statement, letter of transmittal, press release, if any, in connection therewith, and each other document relevant to the transaction that will be distributed by Parent in the applicable Company Note Offers and Consent Solicitations (collectively, the “Debt Offer Documents”) a reasonable period of time in advance of commencing the applicable the Company Note Offers and Consent Solicitations to allow the Company and its counsel to review and comment on such Debt Offer Documents, and Parent shall give reasonable and good faith consideration to any comments made or input provided by the Company and its legal counsel. Subject to the receipt of the requisite holder consents, in connection with any or all of the Consent Solicitations, the Company shall execute a supplemental indenture to the Indenture in accordance with the terms thereof amending the terms and provisions of the Indenture as described in the applicable Debt Offer Documents in a form as reasonably requested by Parent (the “Company Supplemental Indenture”); provided that the amendments effected by such supplemental indenture shall not become operative until the Completion. Subject to the second paragraph of Section 7.8(a) above, until the earlier of the Completion and the termination of this Agreement pursuant to and in accordance with Section 9, the Company shall use its reasonable best efforts, and shall cause each of its Subsidiaries to use its reasonable best efforts, and shall use its reasonable best efforts to cause its and their respective Representatives to use their reasonable best efforts, to provide all reasonable and customary cooperation as may be reasonably requested by Parent in writing to assist Parent in connection with any Company Note Offers and Consent Solicitations (including upon Parent’s written request, using reasonable best efforts to cause the Company’s independent accountants to provide customary consents for use of their reports to the extent required in connection with any Company Note Offers and Consent Solicitations). The dealer manager, solicitation agent, information agent, depositary or other agent retained in connection with any Company Note Offers and Consent Solicitations will be selected and retained by Parent, and their fees and out-of-pocket expenses will be paid directly by Parent. If, at any time prior to the completion of the Company Note Offers and Consent Solicitations, the Company or any of its Subsidiaries, on the one hand, or Parent or any of its Subsidiaries, on the other hand, discovers any information that should be set forth in an amendment or supplement to the Debt Offer Documents, so that the Debt Offer Documents shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of circumstances under which they are made, not misleading, such party that discovers such information shall use reasonable best efforts to promptly notify the other Party, and an appropriate amendment or supplement prepared by Parent describing such information shall be disseminated to the holders of the applicable notes, debentures or other debt securities of the Company or its Subsidiaries outstanding under the Indenture. The consummation of any or all of the Company Note Offers and Consent Solicitations shall not be a condition to Completion.

(c) Parent shall, promptly upon request by the Company, reimburse the Company for all reasonable and documented third-party out-of-pocket costs and expenses (including attorneys’ fees) incurred by the Company or its Subsidiaries in connection with the cooperation, and shall indemnify and hold harmless the Company, its Subsidiaries and their respective Representatives from and against any and all liabilities, losses, damages, claims, expenses (including attorneys’ fees), interest, judgments and penalties suffered or incurred by them, in connection with this Section 7.8 (other than to the extent resulting from (x) information provided by the Company or its Subsidiaries in writing in accordance with the terms hereof to the extent such information, as provided, is inaccurate or misleading or (y) the Company’s or its Subsidiaries’ or Representatives’ willful misconduct or gross negligence, as determined by a final non-appealable judgment of a court of competent jurisdiction), in each case whether or not the Completion is consummated or this Agreement is terminated.

7.9 Treatment of Certain Existing Indebtedness.

(a) The Company shall, not later than 11:00 a.m. New York City time three Business Days prior to the expected Completion Date and otherwise accordance with the terms of the Company Credit Agreement and on a date determined by the Company in consultation with Parent, execute and deliver to the Administrative Agent (as defined in the Company Credit Agreement) the requisite prepayment notices to repay, in full, all loans outstanding under the Company Credit Agreement, contingent upon consummation of the Acquisition. The Company shall prepare such prepayment notice in accordance with the terms of the Company Credit Agreement. The Company will deliver a copy of such notice to Parent promptly after giving such notices to the Administrative Agent. The Company and its Subsidiaries shall use its reasonable best efforts to cooperate with any back-stop, “roll-over” or termination of any existing letters of credit under the Company Credit Agreement or otherwise, shall take all actions reasonably requested by Parent to cause the release and discharge of all related Liens and security interests under the Company Credit Agreement, and shall take such other actions as Parent may reasonably request in connection with such repayment, redemption or prepayment (including providing to Parent at least three Business Days prior to Completion a draft payoff letter or other similar evidence of termination or discharge in respect of the Company Credit Agreement or any other applicable Company Indebtedness in form and substance customary for transactions of this type in substantially final form, taking into account any final per diem and out of pocket expense calculations that are to be finalized once the Completion Date is determined). The Company shall deliver to Parent executed payoff letters on the Completion Date.

(b) Prior to the expected Completion Date, the Company shall use reasonable best efforts to cooperate with Parent, if Parent shall so request, to effect a redemption of the Company Notes in accordance with their terms (the “Redemption”); provided that the consummation of any such Redemption shall be conditional upon the Completion. Such cooperation by the Company shall include: (i) delivery of a notice of redemption, in form reasonably satisfactory to Parent, to the trustee with respect to the Company Notes, which such notice shall direct such trustee to deliver the notice of conditional redemption to the applicable holders with respect to the Company Notes, in each case, in accordance with the Indenture, (ii) concurrently with the deposit by Parent with the paying agent under the Company Notes of an amount sufficient to satisfy and discharge the Company Notes, delivery of a notice of satisfaction and discharge, in form reasonably satisfactory to Parent, to the trustee with respect to the Company Notes, and (iii) use of its best efforts to take all other actions necessary to facilitate the Redemption, other than depositing with the applicable paying agent under the applicable Indenture the amounts sufficient to pay off, redeem, satisfy, discharge and/or defease the Company Notes.

7.10 Transaction Litigation. Subject to the last sentence of this Section 7.10, the Company shall promptly notify Parent of any stockholder Legal Proceedings (including derivative claims) commenced against it, its Subsidiaries or its or its Subsidiaries’ respective directors or officers relating to this Agreement or any of the Transactions (collectively, “Transaction Litigation”) and shall keep Parent informed regarding any Transaction Litigation. The Company shall reasonably cooperate with Parent in the defense or settlement of any Transaction Litigation, and shall give Parent the opportunity to consult with it regarding the defense and settlement of such Transaction Litigation and shall consider in good faith Parent’s advice with respect to such Transaction Litigation, and the Company shall give Parent the opportunity to participate in (but not control), at Parent’s expense, the defense and settlement of such Transaction Litigation. Prior to the Effective Time, neither the Company nor any of its Subsidiaries shall settle or offer to settle any Transaction Litigation without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed). Notwithstanding anything to the contrary in this Section 7.10, in the event of any conflict with any other covenant or agreement contained in Section 7.2 that expressly addresses the subject matter of this Section 7.10, Section 7.2 shall govern and control.

7.11 State Takeover Statutes. Each of Parent and the Company shall (a) take all action necessary so that no “moratorium,” “control share acquisition,” “fair price,” “supermajority,” “affiliate transaction” or “business combination” statute or regulation or other similar state anti-takeover Law, or any similar provision of the Organizational Documents of the Company or the Organizational Documents of Parent, as applicable, is or becomes applicable to the Scheme, the Acquisition or any of the other Transactions, and (b) if any such Law or provision is or becomes applicable to the Scheme, the Acquisition or any other Transactions, cooperate and grant such approvals and take such actions as are reasonably necessary so that the Transactions may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of such Law on the Scheme, the Acquisition or the other Transactions.

7.12 Acquirer Sub. Until the Effective Time, Parent shall at all times be the direct or indirect owner of all of the outstanding shares of capital stock of Acquirer Sub. Parent shall take all action necessary to cause Acquirer Sub to perform its obligations under this Agreement and to consummate the Acquisition on the terms and subject to the conditions set out in this Agreement.

7.13 Tax Matters. Parent may, in its sole discretion, cause a timely and irrevocable election under Section 338(g) of the Code (and any corresponding provisions of state or local Tax law) to be made with respect to the Company and any or all of its Subsidiaries that is not a U.S. corporation.

7.14 Stock Exchange Delisting; Deregistration. Prior to the Completion Date, the Company shall cooperate with Parent and use its reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of Nasdaq to enable the delisting of the Company Shares from Nasdaq and the deregistration of the Company Shares under the Exchange Act as promptly as practicable after the Effective Time, and in any event no more than ten days after the Completion Date.

7.15 Filing of Form S-8; Listing of Additional Shares. Parent agrees to file no later than the Completion Date a registration statement on Form S-8 (or any successor or other appropriate form) with respect to the Parent Common Stock issuable with respect to the Parent RSUs and shall use reasonable best efforts to: (i) maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as the Parent RSUs assumed in accordance with this Agreement remain outstanding and (ii) take any action required to be taken by it under any applicable state securities laws in connection with the conversion of the RSU Awards into Parent RSUs. Parent shall take all action necessary to cause the Parent Common Stock to be issuable upon the vesting and settlement of the Parent RSUs, to be authorized for listing on Nasdaq.

SECTION 8. COMPLETION OF ACQUISITION AND MERGER

8.1 Completion.

(a) Completion Date. Completion shall take place remotely at 9:00 a.m., New York City time, on a date to be selected by Parent in consultation with the Company as promptly as reasonably practicable following, but not later than the third Business Day (or such shorter period of time as remains before 5:00 p.m., New York City time, on the End Date) after, the satisfaction or, in the sole discretion of the applicable Party, waiver (where applicable) of all of the Conditions (“Completion Date”) (other than those Conditions that by their nature are to be satisfied at the Completion Date, but subject to the satisfaction or waiver of such Conditions at the Completion Date).

(b) On or prior to Completion:

(i) the Company shall cause a meeting of the Company Board (or a duly authorized committee thereof) to be held at which resolutions are passed (conditional only on delivery of the Court Order to the Registrar of Companies occurring and effective as of the Effective Time) approving:

(A) the removal of the directors of the Company as Parent shall determine;

(B) the appointment of such persons as Parent may nominate as the directors of the Company; and

(C) the registration of the transfer to Acquirer Sub (and/or its nominee(s)) in accordance with the Scheme of the relevant Company Shares.

(ii) the Company shall deliver to Parent:

(A) a certified copy of the resolutions referred to in Section 8.1(b)(i); and

(B) letters of resignation from the directors who are removed from the Company in accordance with Section 8.1(b)(i)(A).

(c) On or substantially concurrently with the Completion and subject to and in accordance with the terms and conditions of the Scheme, the Company shall cause a copy of the Court Order to be delivered to the Companies Registration Office and shall cause a copy to be provided to Parent as soon as practicable following the Company’s receipt thereof:

(i) in respect of each Company Share subject to the Scheme, subject to Section 8.2(a), Parent shall pay, or caused to be paid, in respect of each holder of Company Shares at the Scheme Record Time, the Consideration to the applicable Company Shareholder or its nominees (who are intended to be third party beneficiaries of this Section 8.1(c) and Section 8.2(a)).

8.2 Payment of Consideration.

(a) Payment. Within 14 days following the Effective Date, in respect of each Company Share subject to the Scheme, Parent shall pay, or cause to be paid, in respect of each holder of Company Shares at the Scheme Record Time, the Consideration in accordance with the terms and conditions of the Scheme.

(b) Payroll. As soon as reasonably practicable after the Completion (but no later than 10 Business Days after the Effective Time), Parent shall, or shall cause the Acquirer Sub or the Company to, pay through the Company’s payroll the aggregate Option Consideration, RSU Cash Consideration and PSU Consideration payable with respect to Company Options or other Company Equity Awards held by current or former employees of any member of the Company Group (net of any withholding Taxes required to be deducted and withheld by applicable Laws); provided, however, that, notwithstanding the foregoing, with respect to any Company RSU Awards and Company PSU Awards that constitute nonqualified deferred compensation subject to Section 409A of the Code and that are not permitted to be paid at the Effective Time without triggering a Tax or penalty under Section 409A of the Code, payment shall be made at the earliest time permitted under the applicable Company Share Plan and award agreement that will not trigger a Tax or penalty under Section 409A of the Code; provided, further, that to the extent the holder of a Company Option, or other Company Equity Award is not, and was not at any time during the vesting period of the Company Option or other Company Equity Award, an employee of the Company or any other member of the Company Group for employment tax purposes, Parent shall pay, or cause to be paid, the Option Consideration, RSU Cash Consideration or PSU Consideration payable pursuant to Section 4.1 with respect to such Company Option or other Company Equity Award in the manner described in Section 8.2(a).

8.3 Withholding. Notwithstanding anything herein to the contrary, Parent, the Company and their respective Affiliates shall be entitled to deduct and withhold from any amount payable pursuant to this Agreement to any Person who was a holder of a Company Share subject to the Scheme such amounts as Parent, the Company or such Affiliate is required to deduct and withhold with respect to the making of such payment under the Code or any other provision of federal, state, local or non-U.S. Tax law. To the extent that amounts are so withheld and timely paid over to the appropriate Tax Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person to whom such consideration would otherwise have been paid.

SECTION 9. TERMINATION

9.1 Termination.

(a) This Agreement may be terminated and the Acquisition and the other Transactions may be abandoned at any time prior to the Effective Time, notwithstanding receipt of the Company Shareholder Approval (except in the case of Section 9.1(a)(iii)(B)):

(i) by either the Company or Parent:

(A) if the Acquisition is implemented by way of the Scheme, Scheme Meeting or the EGM shall have been completed and the Scheme Meeting Resolution or the Required EGM Resolutions, as applicable, shall not have been approved by the requisite majorities (an “Non Approval Termination”); or

(B) if the Effective Time shall not have occurred by 5:00 p.m., New York City time, on the End Date, provided that the right to terminate this Agreement pursuant to this Section 9.1(a)(i)(B) shall not be available to a Party whose breach of any provision of this Agreement shall have been the primary cause of the failure of the Effective Time to have occurred by such time (an “End Date Termination”); or

(C) if the Acquisition is implemented by way of the Scheme, the Irish High Court shall decline or refuse to sanction the Scheme, unless both Parties agree in writing that the decision of the Irish High Court shall be appealed (it being agreed that the Company shall make such an appeal if requested to do so in writing by Parent and the counsel appointed by Parent and by the Company agree that doing so is a reasonable course of action); or

(D) if there shall be in effect any Law or final and non-appealable Order (other than under any Antitrust Laws or Foreign Investment Laws of any jursidiction that is not (A) a Required Non-U.S. Jurisdiction or (B) under the HSR Act) issued, promulgated, made, rendered or entered into by any court or other tribunal of competent jurisdiction, that permanently restrains, enjoins or otherwise prohibits the consummation of the Acquisition; provided that the right to terminate this Agreement pursuant to this Section 9.1(a)(i)(D) shall not be available to any Party whose breach of any provision of this Agreement shall have been the primary cause of such Law, order, writ, decree, judgment, or injunction (a “Restraining Order Termination”);

(ii) by the Company:

(A) if any Parent Party shall have breached or failed to perform in any material respect any of its covenants or other agreements contained in this Agreement or if any of its representations or warranties set out in this Agreement are inaccurate, which breach, failure to perform or inaccuracy (1) would result in a failure of the Condition set forth paragraph 5.1 or paragraph 5.2 and (2) is not reasonably capable of being cured by the End Date or, if curable, is not cured by the earlier of (x) the End Date and (y) 45 days following written notice by the Company thereof (a “Parent Breach Termination”); or

(B) prior to obtaining the Company Shareholder Approval, if (1) in accordance with Section 5.2, the Company Board shall have authorized the Company to terminate this Agreement under this Section 9.1(a)(ii)(B) in response to a Company Superior Proposal and (2) substantially concurrently with such termination, a Company Change of Recommendation shall have occurred and a definitive agreement providing for the consummation of such Company Superior Proposal is duly executed and delivered by all parties thereto and, the Company pays Parent the Reimbursement Payments (the “Superior Proposal Termination”);

(iii) by Parent:

(A) if the Company shall have breached or failed to perform in any material respect any of its covenants or other agreements contained in this Agreement or if any of its representations or warranties set out in this Agreement are inaccurate, which breach, failure to perform or inaccuracy (1) would result in a failure of the Condition set out in paragraph 4.2 or paragraph 4.3 and (2) is not reasonably capable of being cured by the End Date or, if curable, is not cured by the earlier of (x) the End Date and (y) 45 days following written notice by Parent thereof (a “Company Breach Termination”); or

(B) if, prior to the receipt of the Company Shareholder Approval, (x) a Company Change of Recommendation shall have occurred, (y) the Company Board shall fail to reaffirm the Scheme Recommendation in a statement complying with Rule 14e-2(a) under the Exchange Act with regard to a Company Alternative Proposal or in connection with such action by the close of business on the 10th Business Day after the commencement of such Company Alternative Proposal under Rule 14e-2(a) (the foregoing a “Change of Recommendation Termination”) or (z) the Company has materially breached its obligations under Section 5.2 that cannot be cured; or

(iv) by mutual written consent of the Company and Parent.

(b) The termination of this Agreement pursuant to and in accordance with Section 9.1(a) shall not give rise to any liability of the Parties except as provided in this Section 9.1(b) and in Section 7.8(c), Section 9.1(c), Section 9.2 and Section 10 of this Agreement shall survive, and continue in full force and effect, notwithstanding its termination.

(c) Subject to the proviso in this Section 9.1(c), upon the termination of this Agreement pursuant to and in accordance with this Section 9, no Party (or any partner, member, manager, stockholder, director, officer, employee, Affiliate, agent or other representative of such Party) shall have any liability in connection with this Agreement or the Transaction, other than the obligation of the Company (if applicable) to reimburse Parent for the Reimbursement Amount, subject to the Cap and the obligation of Parent (if applicable) to pay the Company (or an entity designated by the Company) the Reverse Termination Payment; provided, however, that nothing herein shall release any Party from liability (including any monetary damages or other appropriate remedy) for Willful Breach.

9.2 Certain Effects of Termination.

(a) In the event of a Parent Payment Event, the Company shall reimburse Parent for the Reimbursement Amount, subject to the Cap (the “Reimbursement Payment”), in immediately available funds within seven Business Days following the Company’s receipt of invoices or written documentation supporting Parent’s request for a Reimbursement Payment. The Reimbursement Amount will be exclusive of any VAT incurred by Parent or its Subsidiaries attributable to third party costs other than Irrecoverable VAT incurred by Parent or its Subsidiaries. In the event of a Specified Termination, then Parent shall pay to the Company (or an entity designated by the Company) $974,415,054 (the “Reverse Termination Payment”) in immediately available funds within seven Business Days thereafter; provided that the Company shall not be entitled to receive the Reverse Termination Payment if the Company’s breach of this Agreement shall have been the primary cause of such Specified Termination.

(b) The “Parent Payment Events” means where the Parties have issued the Rule 2.7 Announcement and this Agreement is terminated in accordance with Section 9.1(a):

(i) by Parent pursuant to a Change of Recommendation Termination;

(ii) by the Company pursuant to a Superior Proposal Termination; or

(iii) all of the following occur:

(A) this Agreement is terminated (x) by Parent pursuant to a Company Breach Termination as a result of a material breach or failure to perform any covenant or agreement in this Agreement described in Section 9.1(a)(iii)(A) that first occurred following the making of a Company Alternative Proposal of the type referenced in the following clause (B), (y) by Parent or the Company pursuant to a Non Approval Termination but if such termination is by the Company at such time Parent would be permitted to terminate this Agreement; and

(B) prior to the Scheme Meeting, a Company Alternative Proposal was publicly disclosed or announced and not withdrawn (or, in the case of a Company Breach Termination as a result of a material breach or failure to perform any covenant or agreement in this Agreement, was made publicly or privately to the Company Board), or any Person shall have publicly announced an intention (whether or not conditional) to make a Company Alternative Proposal that has not been withdrawn (it being understood that, for purposes of this Section 9.2(b)(iii)(B) references to “20%” in the definition of Company Alternative Proposal shall be deemed to refer to “50%”); and

(C) (x) a Company Alternative Proposal is consummated within 12 months after such termination, or (y) a definitive agreement providing for a Company Alternative Proposal is entered into within 12 months after such termination and is subsequently consummated.

(c) The “Specified Termination” means a valid termination of this Agreement:

(i) by Parent or the Company pursuant to an End Date Termination, if, on the date of such termination, each of the Conditions has been satisfied or, to the extent permitted by applicable Laws, waived, (other than (X) paragraphs 3.1, 3.2 or 3.3 of the Conditions (only as a result of an Order or injunction under (1) the HSR Act or (2) any other Antitrust Law or Foreign Investment Laws in any Required Non-U.S. Jurisdiction), or (Y) paragraphs 2.3 and 2.4 of the Conditions or (Z) any Condition that by its nature can only be satisfied on the Sanction Date or, in the alternative to (Y) and (Z) where the Acquisition is implemented by Takeover Offer, any other condition that by its nature can only be satisfied by no later than the latest date upon which the Takeover Offer may be declared unconditional in all respects);

(ii) by Parent or the Company pursuant to a Restraining Order Termination pursuant to or in connection with (1) the HSR Act or (2) any other Antitrust Law or Foreign Investment Laws in any Required Non-U.S. Jurisdiction; or

(iii) by the Company pursuant to a Parent Breach Termination with respect to Section 7.2 in connection with (1) the HSR Act or (2) any other Antitrust Law or Foreign Investment Laws in any Required Non-U.S. Jurisdiction.

(d) Single Payment Only. The Parties acknowledge and agree that in no event will Parent or the Company be required to pay, as applicable, the Reverse Termination Payment or the Reimbursement Payment on more than one occasion, whether or not the Reverse Termination Payment or the Reimbursement Payment may be payable pursuant to more than one provision of this Agreement at the same or at different times and upon the occurrence of different events.

(e) VAT.

(i) VAT on the Reimbursement Payment. Parent and the Company consider that any amounts payable under this Section 9 do not represent consideration for a taxable supply for VAT purposes and agree to use all reasonable efforts to secure that any Reimbursement Payment should not represent consideration for a taxable supply for VAT purposes (including not taking any contrary position in any Tax filing or return or in any correspondence with any Tax Authority). If and to the extent that any relevant Tax Authority determines that any Reimbursement Payment is consideration for a taxable supply and that the Company (or any member of a VAT Group of which the Company is a member) is liable to account to a Tax Authority for VAT in respect of such supply and such VAT is Irrecoverable VAT:

(A) the sum of the total amount payable by the Company by way of any Reimbursement Payment, together with any Irrecoverable VAT arising in respect of the supply for which the Reimbursement Payment is consideration (“Company Irrecoverable VAT”), shall not exceed the Cap and the total amount of the Reimbursement Payment shall be reduced to ensure such;

(B) to the extent that the Company has already paid amounts in respect of any Reimbursement Payment the sum of which, when combined with any Company Irrecoverable VAT, exceeds the Cap, Parent shall repay to Company, by way of a reduction in the amount of the Reimbursement Payment, an amount necessary to ensure that the sum of the total remaining Reimbursement Payment combined with any Company Irrecoverable VAT arising in connection with such does not exceed the Cap; and

(C) the Company shall (and shall procure that any applicable member of the Company Group shall) accommodate any reasonable action that Parent requests, in writing and without delay, to avoid, dispute, defend, resist, appeal or compromise any determination of a Tax Authority that any Reimbursement Payment is consideration for a taxable supply for VAT purposes and/or that Company or any member of a VAT Group of which the Company is a member is liable to account to the relevant Tax Authority for VAT in respect of such supply and/or that all or any part of such VAT is Irrecoverable VAT.

(ii) VAT on the Reverse Termination Payment. Parent and the Company consider that any amounts payable under this Section 9 do not represent consideration for a taxable supply for VAT purposes and agree to use all reasonable efforts to secure that any Reverse Termination Payment should not represent consideration for a taxable supply for VAT purposes (including not taking any contrary position in any Tax filing or return or in any correspondence with any Tax Authority). If and to the extent that any relevant Tax Authority determines that any Reverse Termination Payment is consideration for a taxable supply and that the Company or an entity designated by the Company (or any member of a VAT Group of which the Company or an entity designated by the Company is a member) is liable to account to a Tax Authority for VAT in respect of such supply, Parent shall pay, in addition to the Reverse Termination Payment, an amount equal to such VAT to the Company or an entity designated by the Company (or any member of a VAT Group of which the Company or an entity designated by the Company is a member) immediately upon receipt of a valid VAT invoice.

(f) Recovered VAT. If the Reimbursement Payment is reduced in accordance with Section 9.2(e)(i)(A) and / or (B) and the Company (or any member of a VAT Group of which the Company is a member) subsequently becomes entitled to recover all, or any part, of the Company Irrecoverable VAT amount as originally applied to the calculation in accordance with Section 9.2(e)(i)(A) and / or (B) whether by way of credit or refund from the relevant Tax Authority, the Company shall notify Parent without delay and the Reimbursement Payment shall be increased to reflect the correct amount of Company Irrecoverable VAT subject to a maximum of the original Reimbursement Payment. However, the increase of the Reimbursement Payment shall be subject to a maximum to ensure at all times that the sum of the total increased Reimbursement Payment combined with any remaining Company Irrecoverable VAT arising in connection with such does not exceed the Cap. Where there is an increase in the Reimbursement Payment in accordance with this Section 9.2(f), as soon as practicable (and, in any event, within five (5) Business Days of recovering whether by way of credit or refund any such VAT from the relevant Tax Authority), the Company (or the relevant member of a VAT Group of which the Company is a member) shall pay to Parent the appropriate amount by way of an increase in the Reimbursement Payment.

(g) Outside the European Union. Parent confirms that it is established outside of the European Union for VAT purposes and is a taxable person for VAT purposes within the meaning of applicable VAT Laws.

(h) Sole and Exclusive Remedy.

(i) If this Agreement is terminated pursuant to Section 9.1, Parent’s receipt of the Reimbursement Payment and any other amount to the extent owed pursuant to Section 9.2 and Parent’s right to seek specific performance pursuant to Section 10.7 will be the sole and exclusive remedies of (x) Parent and Acquirer Sub and (y) the former, current and future holders of any equity, controlling persons, directors, officers, employees, agents, attorneys, Affiliates (other than Parent or Acquirer Sub), members, managers, general or limited partners, stockholders and assignees of each of Parent and Acquirer Sub (the Persons in clauses (x) and (y) collectively, the “Parent Related Parties”) against any of (A) the Company and its Affiliates; and (B) the former, current and future holders of any equity, controlling persons, directors, officers, employees, agents, attorneys, Affiliates, members, managers, general or limited partners, stockholders and assignees of each of the Company and its Affiliates (the Persons in clauses (A) and (B) collectively, the “Company Related Parties”) in respect of this Agreement, the Transactions, any agreement executed in connection herewith and the transactions contemplated hereby and thereby, the termination of this Agreement, the failure to consummate the Transactions or any claims or actions under applicable Laws arising out of any breach, termination or failure. Parent’s receipt (or the receipt by such other Person as Parent may designate) of the Reimbursement Payment and any other amount to the extent owed pursuant to Section 9.2 will be the only monetary damages the Parent Related Parties may recover from Company Related Parties in respect of this Agreement, any agreement executed in connection herewith and the transactions contemplated hereby and thereby, the termination of this Agreement, the failure to consummate the Transactions or any claims or actions under applicable Laws arising out of any such breach, termination or failure, and upon payment of such amount, (A) none of the Company Related Parties will have any further liability or obligation to any of the Parent Related Parties relating to or arising out of this Agreement, any agreement executed in connection herewith or the transactions contemplated hereby and thereby or any matters forming the basis of such termination (except that the Parties (or their respective Affiliates) will remain obligated with respect to, and Parent may be entitled to remedies with respect to, the Confidentiality Agreement and Section 9.1(c), as applicable); and (B) none of Parent, Acquirer Sub or any other Person will be entitled to bring or maintain any Law against any Company Related Party arising out of this Agreement, the Transactions, any agreement executed in connection herewith or the transactions contemplated hereby and thereby or any matters forming the basis for such termination. Notwithstanding the foregoing, this Section 9.2(h)(i) will not relieve the Company from liability (I) for any Willful Breach of this Agreement or (II) for any breaches of the Confidentiality Agreement.

(ii) If this Agreement is terminated pursuant to Section 9.1, the Company’s receipt of the Reverse Termination Payment and any other amount to the extent owed pursuant to Section 9.2 and the Company’s right to seek specific performance pursuant to Section 10.7 will be the sole and exclusive remedies of the Company Related Parties against any of Parent Related Parties in respect of this Agreement, the Transactions, any agreement executed in connection herewith and the transactions contemplated hereby and thereby, the termination of this Agreement, the failure to consummate the Transactions or any claims or actions under applicable Laws arising out of any breach, termination or failure. The Company’s receipt (or the receipt by such other Person as the Company may designate) of the Reverse Termination Payment and any other amount to the extent owed pursuant to Section 9.2 will be the only monetary damages the Company Related Parties may recover from Parent Related Parties in respect of this Agreement, any agreement executed in connection herewith and the transactions contemplated hereby and thereby, the termination of this Agreement, the failure to consummate the Transactions or any claims or actions under applicable Laws arising out of any such breach, termination or failure, and upon payment of such amount, (A) none of the Parent Related Parties will have any further liability or obligation to any of the Company Related Parties relating to or arising out of this Agreement, any agreement executed in connection herewith or the transactions contemplated hereby and thereby or any matters forming the basis of such termination (except that the Parties (or their respective Affiliates) will remain obligated with respect to, and the Company may be entitled to remedies with respect to, the Confidentiality Agreement and Section 9.1(c), as applicable); and (B) none of the Company or any other Person will be entitled to bring or maintain any Law against any Parent Related Party arising out of this Agreement, the Transactions, any agreement executed in connection herewith or the transactions contemplated hereby and thereby or any matters forming the basis for such termination. Notwithstanding the foregoing, this Section 9.2 will not relieve Parent from liability (I) for any Willful Breach of this Agreement or (II) for any breaches of the Confidentiality Agreement.

(iii) Each of the Parties acknowledges that any amount payable by the Company pursuant to this Section 9.2, including the Reimbursement Payment, does not constitute a penalty, but rather shall constitute liquidated damages in a reasonable amount that will compensate Parent Parties for the disposition of its rights under this Agreement in the circumstances in which such amounts are due and payable, which amounts would otherwise be impossible to calculate with precision.

(iv) Each of the Parties acknowledges that any amount payable by Parent pursuant to this Section 9.2, including the Reverse Termination Payment, does not constitute a penalty, but rather shall constitute liquidated damages in a reasonable amount that will compensate the Company and the entities designated by the Company for the operational impact of entering this Agreement and all related consequences on ongoing business activities in the event of a Specified Termination, which amounts would otherwise be impossible to calculate with precision.

(v) Any amount payable to the Company or its designee, or to Parent or its designee, as applicable, pursuant to this Section 9.2 shall be paid in such amounts and to such Persons as the Company or Parent, as applicable, shall designate within seven Business Days of the Specified Termination.

SECTION 10. GENERAL

10.1 Announcements. Subject to the requirements of applicable Laws or the applicable rules of any securities exchange or Governmental Entity (including the Panel), the Parties shall consult with each other as to the terms of, the timing of and the manner of publication of any formal public announcement which either Party may make primarily regarding the Acquisition, the Scheme or this Agreement. Parent and the Company shall each give the other a reasonable opportunity to review and comment upon any such public announcement and shall not issue any such public announcement prior to such consultation, except as may be required by applicable Laws or the applicable rules of any securities exchange or Governmental Entity (including the Irish Takeover Panel). For clarity, the provisions of this Section 10.1 do not apply to a redemption of the Company Notes, any announcement, document or publication in connection with a Company Alternative Proposal, the Company Superior Proposal or a Company Change of Recommendation or any amendment to the terms of the Scheme proposed by Parent that would effect an increase in the Consideration whether before or after a Company Change of Recommendation. Notwithstanding the foregoing: (a) each Party may, without such consultation or consent, make any public statement in response to questions from the press, analysts, investors or those attending industry conferences, make internal announcements to any officer or other employee, or individual who is an individual independent contractor, consultant or director, of or to any of the Company Group and make disclosures in Company SEC Documents, so long as such statements are consistent in tone and substance with previous press releases, public disclosures, public statements or statements to such Persons made jointly by the Parties (or individually, if approved by the other Party); and (b) a Party may, without the prior consent of the other Party hereto but subject to giving advance notice to the other Party, issue any such press release or make any such public announcement or statement as may be required by applicable Laws.

10.2 Notices.

(a) Any notice or other document to be served under this Agreement may be delivered by overnight delivery service (with proof of service) or hand delivery, or sent in writing (including email transmission, the receipt of which is confirmed other than by out-of-office replies or other automatically generated responses), to the Party to be served as follows:

(i) if to Parent or Acquirer Sub, to:

Amgen Inc.

One Amgen Center Drive

Thousand Oaks, CA 91320-1799

USA

Attention: Corporate Secretary

Facsimile: (805) 499-6751

with copy to (which in and of itself shall not constitute notice):

Sullivan & Cromwell LLP

125 Broad Street

New York, NY 10004

USA

Attention: Francis J. Aquila

Email: aquilaf@sullcrom.com

and

William Fry LLP

2 Grand Canal Square

Dublin 2

Ireland

Attention: Myra Garrett

                 Mark Talbot

Email:      myra.garrett@williamfry.com

                  mark.talbot@williamfry.com

(ii) if to the Company, to:

Horizon Therapeutics plc

70 St. Stephen’s Green

Dublin 2

D02 E2X4, Ireland

Attn: General Counsel

Email: legal@horizontherapeutics.com

with copy to (which in and of itself shall not constitute notice):

Cooley LLP

10265 Science Center Drive

San Diego, CA 92121

USA

Attention: Barbara L. Borden

                 Rama Padmanabhan

                 Rowook Park

Email:      bborden@cooley.com

                 rama@cooley.com

                 rpark@cooley.com

and

Matheson LLP

70 Sir John Rogerson’s Quay

Dublin 2

Ireland

Attention: David Fitzgibbon

                 David Jones

Email:      david.fitzgibbon@matheson.com

                 david.jones@matheson.com

or such other postal or email address as it may have notified to the other Party in writing in accordance with the provisions of this Section 10.2.

(b) All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. (addressee’s local time) on a Business Day. Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding Business Day.

10.3 Assignment. Neither Party shall assign all or any part of its rights or obligations under this Agreement without the prior written consent of the other Party; provided that Parent, without the Company’s consent, may assign any or all of its rights and obligations hereunder, in whole or from time to time in part, to one or more of its Subsidiaries and Acquirer Sub, without the Company’s consent, may assign its rights and obligations hereunder, in whole or from time to time in part, to any other wholly owned Subsidiary of Parent (provided that the prior consent in writing has been obtained from the Irish Takeover Panel in respect of each such assignment), but no such assignment shall relieve Parent or Acquirer Sub, as applicable, of its obligations hereunder.

10.4 Counterparts. This Agreement may be executed in any number of counterparts, all of which, taken together, shall constitute one and the same agreement, and each Party may enter into this Agreement by executing a counterpart and delivering it to the other Party (by hand delivery, e-mail or otherwise).

10.5 Amendment. No amendment of this Agreement shall be binding unless the same shall be evidenced in writing duly executed by each of the Parties, except that, following approval by the Company Shareholders, there shall be no amendment to the provisions hereof which by applicable Laws would require further approval by the Company Shareholders without such further approval nor shall there be any amendment or change not permitted under applicable Laws. Notwithstanding anything to the contrary herein, this Section 10.5, Sections 10.12(b) and 10.12(c), 10.13 and 10.14 may not be amended, supplemented, waived or otherwise modified in any manner materially adverse to the Financing Sources without the prior written consent of such Financing Sources party to any definitive agreement relating to the Financing (it being expressly agreed that the Financing Sources in their capacities as such shall be third party beneficiaries of this Section 10.5 and shall be entitled to the protections of the provisions contained in this Section 10.5 as if they were a party to this Agreement).

10.6 Entire Agreement. This Agreement, together with the Confidentiality Agreement, the Rule 2.7 Announcement and any documents delivered by Parent and the Company in connection herewith (including the Company Disclosure Schedule), constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between Parent and the Company with respect to the subject matter hereof, it being understood that the Confidentiality Agreement shall survive the execution and delivery of this Agreement.

10.7 Inadequacy of Damages. The Parties acknowledge and agree that irreparable harm would occur and that the Parties would not have any adequate remedy at Law (i) for any breach of any of the provisions of this Agreement or (ii) in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. It is accordingly agreed that, except where this Agreement is terminated in accordance with Section 9.1, the Parties shall be entitled to seek an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to specifically enforce the terms and provisions of this Agreement, without proof of actual damages, and each Party further agrees to waive any requirement for the securing or posting of any bond in connection with such remedy. Subject to Section 9.1(b), the Parties further agree that (x) by seeking the remedies provided for in this Section 10.7, a Party shall not in any respect waive its right to seek any other form of relief that may be available to a Party under this Agreement and (y) nothing contained in this Section 10.7 shall require any Party to institute any proceeding for (or limit any Party’s right to institute any proceeding for) specific performance under this Section 10.7 before exercising any termination right under Section 9.1 (and pursuing damages after such termination), nor shall the commencement of any action pursuant to this Section 10.7 or anything contained in this Section 10.7 restrict or limit any Party’s right to terminate this Agreement in accordance with the terms of Section 9.1 or pursue any other remedies under this Agreement that may be available then or thereafter.

10.8 Disclosure Schedule References and SEC Document References.

(a) The Parties agree that each section or subsection of the Company Disclosure Schedule, shall be deemed to qualify the corresponding section or subsection of this Agreement, irrespective of whether or not any particular section or subsection of this Agreement specifically refers to the Company Disclosure Schedule. The Parties further agree that disclosure of any item, matter or event in any particular section or subsection of either the Company Disclosure Schedule shall be deemed disclosure with respect to any other section or subsection of the Company Disclosure Schedule, to which the relevance of such disclosure would be reasonably apparent on its face, notwithstanding the omission of a cross-reference to such other section or subsections.

(b) The Parties agree that in no event shall any cautionary, predictive or forward-looking statements contained in any part of any Company SEC Document entitled “Risk Factors,” “Forward-Looking Statements,” “Cautionary Statement Regarding Forward-Looking Statements,” “Special Note Regarding Forward Looking Statements” or “Note Regarding Forward Looking Statements” be deemed to be an exception to (or a disclosure for purposes of or otherwise qualify) any representations and warranties of any Party contained in this Agreement.

(c) Remedies and Waivers. No delay or omission by either Party in exercising any right, power or remedy provided by Law or under this Agreement shall affect that right, power or remedy or operate as a waiver of it. The exercise or partial exercise of any right, power or remedy provided by Law or under this Agreement shall not preclude any other or further exercise of it or the exercise of any other right, power or remedy.

10.9 Severability.

(a) If any term, provision, covenant or condition of this Agreement or the Acquisition is held by a court of competent jurisdiction or other Governmental Entity to be invalid, void or unenforceable, the Parties shall negotiate in good faith to modify this Agreement or, as appropriate, the terms and conditions of this Agreement and the Acquisition, so as to effect the original intent of the Parties as closely as possible in an equitable manner in order that the Transactions may be consummated as originally contemplated to the fullest extent possible in accordance with applicable Laws.

(b) If at any time any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect under the Law of any jurisdiction, that shall not affect or impair (i) the legality, validity or enforceability in that jurisdiction of any other provision of this Agreement; or (ii) the legality, validity or enforceability under the Law of any other jurisdiction of that or any other provision of this Agreement.

10.10 No Partnership and No Agency.

(a) Nothing in this Agreement and no action taken by the Parties pursuant to this Agreement shall constitute, or be deemed to constitute, a partnership, association, joint venture or other co-operative entity between any of the Parties.

(b) Nothing in this Agreement and no action taken by the Parties pursuant to this Agreement shall constitute, or be deemed to constitute, either Party the agent of the other Party for any purpose. No Party has, pursuant to this Agreement, any authority or power to bind or to contract in the name of the other Party to this Agreement.

10.11 Costs and Expenses. Except as otherwise provided in this Agreement, all costs and expenses incurred in connection with this Agreement shall be paid by the Party incurring such cost or expense, except that (a) the Irish Takeover Panel’s document review fees shall be borne by Parent, (b) the costs associated with the filing, printing, publication and proposing of the Rule 2.7 Announcement shall be borne by Parent, (c) the costs associated with the filing, printing, publication and proposing of the Scheme Document, Proxy Statement and any other materials required to be proposed to the Company Shareholders pursuant SEC rules, the Irish Companies Act or the Irish Takeover Rules shall be borne by the Company, (d) the filing fees incurred in connection with notifications with any Governmental Entities under any Antitrust Laws, shall be borne by Parent and (e) the cost incurred in connection with soliciting proxies in connection with the Scheme Meeting and the EGM shall be borne by the Company.

10.12 Governing Law and Jurisdiction.

(a) This Agreement and all Legal Proceedings based upon, arising out of or related to this Agreement or the Transactions shall be governed by, and construed in accordance with, the Laws of the State of Delaware; provided, however, that the Acquisition and the Scheme and matters related thereto (including matters related to the Takeover Rules) shall, to the extent required by the Laws of Ireland, and the interpretation of the duties of directors of the Company shall, be governed by, and construed in accordance with, the Laws of Ireland.

(b) Each of the Parties irrevocably agrees that the state and federal courts sitting in the State of Delaware, and any appellate courts therefrom, are to have exclusive jurisdiction to settle any Legal Proceeding based upon, arising out of or related to this Agreement or the Transactions and, for such purposes, irrevocably submits to the exclusive jurisdiction of such courts and waives, to the fullest extent permitted by Law, any objection which any of them may now or hereafter have to the laying of venue of, and the defense of an inconvenient forum to the maintenance of, any such Legal Proceeding in any such court. Any Legal Proceeding based upon, arising out of or related to this Agreement or the Transactions shall therefore be brought in the state and federal courts sitting in the State of Delaware, and any appellate courts therefrom. Notwithstanding the forgoing, the Scheme and matters related to the sanction thereof shall be subject to the jurisdiction of the Irish High Court and any appellate courts therefrom.

(c) Each of the Parties acknowledges and irrevocably agrees (i) that any Legal Proceeding (whether at Law, in equity, in contract, in tort or otherwise) arising out of, or in any way relating to, the Financing or the performance of services thereunder or related thereto against or by any Financing Source in its capacity as such shall be subject to the exclusive jurisdiction of any state or federal court sitting in the Borough of Manhattan, New York, New York, and any appellate court therefrom, and each Party hereto submits for itself and its property with respect to any such Legal Proceeding to the exclusive jurisdiction of such courts, (ii) not to bring or permit any of its Affiliates to bring or support anyone else in bringing any such Legal Proceeding in any other court, (iii) to waive and hereby waive, to the fullest extent permitted by Law, any objection which any of them may now or hereafter have to the laying of venue of, and the defense of an inconvenient forum to the maintenance of, any such Legal Proceeding in any such court, (iv) that a final judgment in any such Legal Proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law and (v) that any such Legal Proceeding shall be governed by, and construed in accordance with, the Laws of the State of New York (it being expressly agreed that the Financing Sources in their capacities as such shall be third party beneficiaries of this Section 10.12(c) and shall be entitled to enforce the provisions contained in this Section 10.12(c) as if they were a party to this Agreement).

(d) EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAWS, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION ARISING OUT OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, THE FINANCING, OR THE PERFORMANCE OF SERVICES THEREUNDER OR RELATED THERETO (INCLUDING ANY ACTION, PROCEEDING OR COUNTERCLAIM), INCLUDING IN ANY ACTION AGAINST OR BY ANY FINANCING SOURCE IN ITS CAPACITY AS SUCH, INCLUDING ANY ACTION DESCRIBED IN SECTION 10.12(c)(i) IN ANY SUCH COURT DESCRIBED IN SECTION 10.12(c)(i) (IT BEING EXPRESSLY AGREED THAT THE FINANCING SOURCES IN THEIR CAPACITIES AS SUCH SHALL BE THIRD PARTY BENEFICIARIES OF THIS SECTION 10.12(d) AND SHALL BE ENTITLED TO ENFORCE THE PROVISIONS CONTAINED IN THIS SECTION 10.12(d) AS IF THEY WERE A PARTY TO THIS AGREEMENT).

10.13 Third Party Beneficiaries. Except to the extent:

(a) as expressly provided in Section 7.3;

(b) as expressly provided in Section 7.8(b);

(c) as expressly provided in Section 8.1(c);

(d) as expressly provided in Section 10.5;

(e) as expressly provided in Section 10.12(b);

(f) as expressly provided in Section 10.12(c);

(g) as expressly provided in Section 10.12(d); and

(h) as expressly provided in Section 10.14,

this Agreement is not intended to confer upon any Person other than the Company and the Parent Parties any rights or remedies under or by reason of this Agreement.

10.14 Waiver of Claims Against Financing Sources. Without limiting in any respect the liabilities of the Financing Sources to Parent or its Affiliates, or the remedies of Parent or its Affiliates against the Financing Sources under any other agreement to which they are both parties, none of the Financing Sources shall have any liability to the Parties or their Affiliates relating to or arising out of this Agreement, whether at Law or equity, in contract, in tort or otherwise, and neither the Parties nor any of their Affiliates will have any rights or claims against the Financing Sources under this Agreement. Notwithstanding anything herein to the contrary, in no event shall the Company or its Affiliates be entitled to seek the remedy of specific performance of this Agreement against any of the Financing Sources (it being expressly agreed that the Financing Sources in their capacities as such shall be third party beneficiaries of this Section 10.14 and shall be entitled to enforce the provisions contained in this Section 10.14 as if they were a party to this Agreement).

10.15 Non-Survival of Representations, Warranties, Covenants and Agreements. The representations, warranties, covenants and agreements contained in this Agreement and in any certificate or other writing delivered pursuant hereto shall not survive the Effective Time or the termination of this Agreement pursuant to and in accordance with Section 9, except that (i) Section 7.3 and Section 8 shall survive the Effective Time, and (ii) Section 7.8(c), Sections 9.1(b)-(c), Section 9.2 and this Section 10 shall survive the termination of this Agreement pursuant to and in accordance with Section 9.

IN WITNESS WHEREOF the Parties have entered into this Agreement on the date specified above.

SIGNED for and on behalf of
HORIZON THERAPEUTICS PLC by its authorized signatory:

/s/ Timothy P. Walbert
Name: Timothy P. Walbert
Title: Chairman, President and Chief Executive Officer

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IN WITNESS WHEREOF the Parties have entered into this Agreement on the date specified above.

SIGNED for and on behalf of
AMGEN INC. by its authorized signatory:

/s/ Robert A. Bradway
Name: Robert A. Bradway
Title: Chairman of the Board, Chief Executive Officer and President

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IN WITNESS WHEREOF the Parties have entered into this Agreement on the date specified above.

SIGNED for and on behalf of
PILLARTREE LIMITED by its authorized signatory:

/s/ Peter Griffith
Name: Peter Griffith
Title: Director

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